Exhibit 10.3

Execution Version

TERM LOAN AGREEMENT

dated as of August 11, 2026

among

KATAPULT MIDCO, LLC,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

HHCF SERIES 21 SUB, LLC,
as Administrative Agent

i

SCHEDULES

Schedule A	Permitted Holders
Schedule 1.03	Deposit Accounts and Securities Account of Borrower
Schedule 2.01	Lenders; Commitments; Percentage Shares
Schedule 5.05	Litigation
Schedule 5.09	Title to Properties
Schedule 5.12	Environmental Matters
Schedule 5.16	Equity Interests Held by Borrower; Equity Interests in Borrower
Schedule 5.19	Labor Issues
Schedule 6.15	Post-Closing Deliveries
Schedule 7.01	Existing Liens
Schedule 7.03	Existing Debt
Schedule 10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit 1	Financial Covenant Definitions
Exhibit 2	Program Summary
Exhibit 3	Underwriting Guidelines
Exhibit 4	Servicing Policy
Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	[Reserved]
Exhibit D	Form of Term Loan Request
Exhibit E	Form of Term Note
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Closing Certificate
Exhibit H	Form of Katapult Merger Agreement

v

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT, dated as of August 11, 2026 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is among KATAPULT MIDCO, LLC, a Delaware limited liability company (together with any Person from time to time party hereto as a borrower, individually and collectively as the context may require, the “Borrower”), the Lenders from time to time party hereto, and HHCF SERIES 21 SUB, LLC, a Delaware limited liability company, as the Administrative Agent.

Recitals

WHEREAS, pursuant to that certain Side Letter to Merger Agreement, dated December 11, 2025 by and between Hawthorn, Parent Entity, Aaron’s Intermediate HoldCo, Inc., and CCF Holdings LLC (the “Side Letter Agreement”), Hawthorn agreed to sell to Parent Entity, and Parent Entity agreed to repurchase, 65,000 shares of preferred stock of Parent Entity issued to Hawthorn under that certain Series A Investment Agreement dated November 3, 2025 and Series B Investment Agreement dated November 3, 2025 (the “Preferred Stock”), and the aggregate purchase price of the Preferred Stock will be funded by the Loans made pursuant to this Agreement;

WHEREAS, in furtherance of the foregoing transactions contemplated by the Side Letter Agreement, concurrently with the execution of this Agreement, (i) Hawthorn delivered and surrendered the Preferred Stock to Parent Entity for cancellation and (ii) Parent Entity accepted and cancelled the Preferred Stock, in its capacity as transfer agent;

WHEREAS, Borrower has requested that the Lenders make available to Borrower the extensions of credit referenced herein on the terms and conditions more specifically set forth in this Agreement; and

WHEREAS, the Lenders have agreed severally to make available to Borrower the extensions of credit referenced herein, on and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

Agreement

ARTICLE 1
CERTAIN DEFINED TERMS; CERTAIN RULES OF CONSTRUCTION

SECTION 1.01.             CERTAIN DEFINED TERMS.

As used herein:

“ABL Credit Facility” means the lease financing facility evidenced by the ABL Credit Facility Documents, pursuant to which, among other things, the ABL Credit Facility Borrower will use the proceeds therefrom to finance its purchase or acquisition from certain Subsidiaries of Borrower, as sellers under the applicable ABL Credit Facility Documents, of leases originated by certain Subsidiaries of Borrower, in each case in accordance with, and pursuant to, the applicable ABL Credit Facility Documents.

“ABL Credit Facility Agent” has the meaning ascribed thereto in the definition of ABL Credit Facility Documents.

“ABL Credit Facility Borrower” has the meaning ascribed thereto in the definition of ABL Credit Facility Documents.

“ABL Credit Facility Documents” means, collectively, (a) the Amended and Restated Loan and Security Agreement, dated as of June 12, 2025, by and among Katapult SPV-1 LLC, a Delaware limited liability company (the “ABL Credit Facility Borrower”), Katapult Group, Inc., a Delaware limited liability company, Katapult Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto (the “ABL Credit Facility Lenders”), and Midtown Madison Management LLC, a Delaware limited liability company, as administrative agent (the “ABL Credit Facility Agent”) (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Facility Loan Agreement”), and (b) all other Loan Documents (as defined in the ABL Credit Facility Loan Agreement).

“ABL Credit Facility Lenders” has the meaning ascribed thereto in the definition of ABL Credit Facility Documents.

“ABL Credit Facility Loan Agreement” has the meaning ascribed thereto in the definition of ABL Credit Facility Documents.

“ABL Credit Facility Loan Parties” means the Credit Parties (as defined in the ABL Credit Facility Loan Agreement).

“ABL Holdings” means Katapult Group, Inc., a Delaware corporation.

“Account Bank” means, each depository with respect to any Deposit Account and each securities intermediary at which any Securities Account is maintained.

“Account Control Agreement” means, with respect to any deposit account or securities account of a Loan Party, the related account control agreement, by and among such Loan Party, the applicable depository bank or securities intermediary, as the case may be, and Administrative Agent (or agent thereof) (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), each agreement in form and substance satisfactory to Administrative Agent, in its Permitted Discretion, which provides Administrative Agent with “control” over (within the meaning of the UCC), and a First Priority, perfected Lien on, each Deposit Account or each Securities Account of such Loan Party, as applicable, and the proceeds of Collateral and all other property and assets from time to time on deposit therein or otherwise credited thereto.

“Accounting Firm” means, as of the Closing Date, Elliott Davis LLP or thereafter, a firm of independent certified public accountants of recognized national standing acceptable to Administrative Agent in its Administrative Discretion.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in: (a) the acquisition by any Person of: (i) all or substantially all of the assets of another Person; or (ii) any business unit or division of another Person; (b) the acquisition by any Person of in excess of 50.0% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person; or (c) a merger or consolidation, or any other combination, of any Person with another Person in which Borrower or a Restricted Subsidiary of Borrower is the surviving Person.

“Act” means the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)).

“Administrative Agent” means, at any time, the Person acting as the administrative agent for itself and for the Lenders and other Secured Parties under each of the Term Loan Documents (which, initially, shall be Hawthorn), and the successors and assigns of such Person.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent may from time to time notify Borrower, Guarantors and each Lender in writing.

“Administrative Detail Form” means an administrative detail form in a form supplied by, or otherwise acceptable to, Administrative Agent.

“Administrative Discretion” means with respect to Administrative Agent, its Permitted Discretion acting alone and without the consent of the Required Lenders.

“Administrator” has the meaning ascribed thereto in Section 10.18.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning ascribed thereto in the preamble hereto.

“Anti-Corruption Laws” means the FCPA and any other similar laws, rules and regulations of any jurisdiction applicable to any of the Loan Parties concerning or relating to bribery or corruption.

“Approved Fund” mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and that is administered or managed by a Lender, an Affiliate of a Lender, or an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit A or any other form approved by Administrative Agent.

“Attributable Debt” means, on any date of determination: (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.).

“Bankruptcy Laws” means, collectively: (a) the Bankruptcy Code; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning ascribed thereto in the preamble hereto.

“Borrowing” a borrowing consisting of the Term Loan made on the Closing Date pursuant to Section 2.01(a)(i).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York.

“Capital Expenditures” means all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of capital leases that is capitalized on the balance sheet of such Person including in connection with a sale leaseback transaction) by such Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person. For purposes of this definition: (a) the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment owned by such Person thereof or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price minus the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be; and (b) an Acquisition complying with Section 7.02(e) shall not constitute a “Capital Expenditure”.

“Capital Lease” means, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “finance lease” or a “capital lease” in accordance with GAAP.

“Cash” means cash denominated in Dollars.

“Cash Equivalents” means, as to any Person: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than ninety days from the date of acquisition and having one of the two highest ratings from either Standard & Poor’s Rating Group or Moody’s Investors Service, Inc.; (c) domestic certificates of deposit, time or demand deposits or bankers’ acceptances maturing within six months after the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by: (i) any Lender; (ii) any commercial bank other than a Lender which is organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000; and (iii) any federally insured financial institution but only up to the Federal Deposit Insurance Corporation insured deposit limit; (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (a) and (b) of this definition entered into with any bank meeting the qualifications specified in clause (c) of this definition; (e) commercial paper issued by the parent corporation of any Lender or any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) having capital and surplus in excess of $250,000,000 and commercial paper issued by any Person incorporated in the United States, which commercial paper is rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Group or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing not more than ninety days after the date of acquisition by such Person; and (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means:

(a)             except as may occur pursuant to the Katapult Merger Transaction or during the pendency of a Parent Reorganization Transaction, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (but excluding any (a) employee benefit plan of such person or its subsidiaries, (b) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and/or (c) any Permitted Holder and/or “group” of Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time, in each case other than such right such person or group has during the pendency, but prior to the consummation, of an equity sale, merger, recapitalization or other form of transaction pursuant to which the Equity Interests of the Parent Entity is committed, or intended, to be sold or otherwise transferred to such person or group), directly or indirectly, of 35% or more of the equity securities of the Parent Entity entitled to vote for members of the board of directors or equivalent governing body of the Parent Entity on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)             [reserved]; or

(c)             Parent Entity at any time for any reason ceases to own (a) prior to the consummation of the Katapult Merger Transaction and except as may occur pursuant to the Katapult Merger Transaction or during the pendency of a Parent Reorganization Transaction, 100% of the issued and outstanding Equity Interests of ABL Holdings (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings other than in favor of Administrative Agent, Lenders or their Affiliates or (b) following the consummation of the Katapult Merger Transaction, 100% of the issued and outstanding Equity Interests of Katapult Intermediate Holdings, LLC (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units); or

(d)             following the Katapult Merger Transaction, Katapult Intermediate Holdings, LLC at any time for any reason ceases to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of Borrower (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units); or

(e)             following the Katapult Merger Transaction, Borrower at any time for any reason ceases to own 100% of the issued and outstanding Equity Interests of ABL Holdings (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings other than (x) in favor of Administrative Agent, Lenders or their Affiliates, (y) such Liens, rights, options, warrants or other similar agreements or understandings that are subordinated to the rights of the Administrative Agent and the Lenders under the Loan Documents pursuant to a written agreement in form and substance reasonably satisfactory to Administrative Agent or (z) pursuant to the terms of the ABL Credit Facility Documents or any Permitted Refinancing thereof; or

(f)              ABL Holdings at any time for any reason ceases to own 100% of the issued and outstanding Equity Interests of Katapult SPV-1 LLC (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings other than (x) in favor of Administrative Agent, Lenders or their Affiliates or (y) pursuant to the terms of the ABL Credit Facility Documents or any Permitted Refinancing thereof; or

(g)             the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Parent Entity and the assets of its Subsidiaries taken as a whole to any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than to the Parent Entity or its Subsidiaries).

“Closing Date” means August 11, 2026, subject to satisfaction (or waiver in accordance with Section 10.01) of all of the conditions precedent in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all property and interests in property of Borrower, including, without limitation, related books and records and proceeds thereof, now owned or hereafter acquired by Borrower in or upon which a Lien now or hereafter exists in favor of Administrative Agent, for the benefit of the Secured Parties, whether under this Agreement, the Security Agreement or any other Term Loan Document, provided, however, the Collateral shall not include any Excluded Collateral.

“Collateral Documents” means, collectively, (a) the Security Agreement, (b) each Account Control Agreement, deposit account control agreement or securities account control agreement, by and among a Loan Party or any Restricted Subsidiary thereof, Administrative Agent and the applicable depositary bank or securities intermediary, each in form and substance satisfactory to Administrative Agent, (c) each intellectual property assignment or security agreement by a Loan Party in favor of the Administrative Agent, each in form and substance satisfactory to Administrative Agent, (d) each landlord subordination agreement and (e) all other security agreements, pledge agreements, mortgages, deeds of trust, patent, trademark and copyright assignments, lease assignments and other similar documents between Borrower or any Restricted Subsidiary thereof and Administrative Agent, for the benefit of the Secured Parties, now or hereafter delivered to Administrative Agent pursuant to or in connection with the transactions contemplated hereby.

“Collections” means, all payments and proceeds with respect to all Leases owned by Borrower or any of its Restricted Subsidiaries (including the ABL Credit Facility Borrower) including, without limitation, liquidation proceeds, repossession and sales proceeds, recoveries or other proceeds, whether by cash, check, remote check, wire transfer, ACH, or other manner of payment, including all payments and proceeds of fees, interest, principal, prepayments (both voluntary and mandatory), late fees, insufficient funds charges or other amounts of any and every description payable pursuant to such Collateral, or any other related documents or instruments, received in connection with such Collateral, or any other Collateral related to the replacement or renewal thereof.

“Commitment” means, as to any Lender, such Lender’s Term Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any document or other agreement or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, solicitation and disclosure requirements; the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Electronic Funds Transfer Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Act of 1999, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Debt” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) the Swap Termination Value under all Swap Contracts to which such Person is a party; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) the amount of Attributable Debt in respect of all Capital Leases and Synthetic Lease Obligations of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make a payment in respect of Disqualified Equity Interests valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

“Default” means any Event of Default or any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means, with respect to Loans and all other Obligations, a per annum rate equal to the sum of the applicable Interest Rate plus three percent (3.0%).

“Delaware Divided LLC” shall mean any limited liability company which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” shall mean the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable provision of any other requirement of Law.

“Deposit Account” means, both individually and collectively, any and all bank or other deposit accounts of the Loan Parties, a list of which is set forth on Schedule 1.03, as the same is amended or modified from time to time in accordance with the terms of the Security Agreement.

“Discharge of Secured Obligations” means (a) the payment and performance in full of the Outstanding Legal Balance of all Loans and all other Obligations (other than unasserted contingent payment obligations which by their terms are expressly stated to survive termination of this Agreement), (b) the Commitments have been terminated and (c) there exists no Specified Claims; provided, however, that, if a Specified Claim exists and a Transaction Termination Collateral Package Event has occurred in respect of such Specified Claim in accordance with Section 10.05(b), then such Specified Claim shall not preclude the Discharge of Secured Obligations from occurring.

“Disposition” means the sale, assignment transfer, conveyance, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer, conveyance or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The term “Dispose” has a meaning correlative thereto.

“Disqualified Equity Interest” means any Equity Interest of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires or mandates payments or distributions in cash, on or prior to the date that is one year after the later of the Maturity Date. The term “Disqualified Equity Interest” shall also include any options, warrants or other rights that are convertible into Disqualified Equity Interest or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the later of the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” of any Person means any Subsidiary of a such Person formed incorporated or organized under the Laws of the United States, any state thereof or the District of Columbia.

“Electronic Platform” means an electronic system for the delivery of information (including documents), such as SyndTrak or Dropbox or secure FTP site that may or may not be provided or administered by Administrative Agent or an Affiliate thereof.

“Eligible Assignee” means (a) a Lender; (b) Affiliate of a Lender; (c) Approved Fund; (d) any Person approved by Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrower (which approval of Borrower shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within ten (10) days after notice of the proposed assignment); or (e) if a Default or Event of Default has occurred and is continuing, any Person acceptable to Administrative Agent in its Administrative Discretion.

“Enforcement Action” means any action to enforce any Obligations or Term Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of account debtors, exercise of setoff or recoupment, or otherwise).

“Enforcement Costs” shall mean all reasonable amounts owing to Administrative Agent and/or any Lender pursuant to Section 10.04(a) or 10.04(b) when due (including any such amounts that were previously due but unpaid).

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging Environmental Liabilities.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or partnership interests, membership interests, limited liability company interests, trust interests or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or partnership interests, membership interests, limited liability company interests, trust interests or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or partnership interests, membership interests, limited liability company interests, trust interests or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership interests, membership interests, limited liability company interests or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by Borrower or an ERISA Affiliate of any liability with respect to a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal (as described in Sections 4203 and 4205 of ERISA respectively) by Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by Borrower or an ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan if the plan assets are not sufficient to pay all plan liabilities; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; or (g) the determination that a Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in critical or endangered status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Event of Default” has the meaning ascribed thereto in Section 8.01.

“Excess Cash Flow” means, as of any date of determination, for any period, means the excess, if any, of (a) the sum, without duplication, determined on a consolidated basis for such period, of the Borrower’s and its Restricted Subsidiaries’: (i) Consolidated Net Income and (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income; over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by Borrower and its Restricted Subsidiaries in cash during such period on account of capital expenditures, (iii) the aggregate amount of all regularly scheduled principal payments of Debt for borrowed money of Borrower and its Restricted Subsidiaries (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) the aggregate amount of cash taxes actually paid in cash by the Borrower and its Restricted Subsidiaries during such period, (v) the aggregate amount of voluntary prepayments of Term Loans actually made during such period (to the extent not financed with the proceeds of Debt) and (vi) the aggregate amount of any change in working capital of the Borrower and its Restricted Subsidiaries for such period.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Account” means deposit accounts or trust accounts specifically and exclusively used for payroll, payroll taxes, deferred compensation and other employee wage and benefit payments to or for the direct benefit of a Loan Party’s employees.

“Excluded Collateral” has the meaning set forth in the Security Agreement.

“Excluded Subsidiaries” means, collectively, (a) the ABL Credit Facility Borrower and (b) the ABL Credit Facility Loan Parties. Any Subsidiary of an Excluded Subsidiary shall also be deemed to be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Loan Party, or grant by such Loan Party of a Lien, becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder or required to be withheld or deducted from a payment to Administrative Agent, any Lender or any such other recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of any such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes that is imposed on amounts payable to or for the account of any such recipient pursuant to a law in effect at the time such recipient (i) becomes a party hereto (other than in the case of an assignee pursuant to a request by Borrower under Section 3.04) or (ii) designates a new lending office, except in each case to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Loan Party with respect to such withholding tax pursuant to Section 3.01(a), (c) any withholding Taxes attributable to any such recipient’s failure to comply with documentation requirements under Section 3.01(f), and (d) any withholding Taxes imposed under FATCA.

“Existing Product” means any leases or lease related financial asset, in each case, of the type reflected on the consolidated balance sheet of Borrower and its Subsidiaries as of the Closing Date and described in the Program Summary.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that: (a) if such day is not a Business Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one one-hundredth of 1.00%) quoted to Administrative Agent for such day for such transactions from three federal funds brokers of recognized standing selected by Administrative Agent.

“Federal Regulatory Event” means the enactment, adoption or issuance of any Law, rule or regulation by the United States federal government, the effect of which, in Administrative Agent’s Permitted Discretion, materially and adversely affects Borrower’s ability to timely repay any Loan or any other Obligations; provided, that if the effective date of any such enactment, adoption or issuance is greater than thirty (30) days from the date of any such enactment, adoption or issuance, then Administrative Agent shall consider in good faith any such delay in effectiveness in making its determination

“First Priority” means, with respect to any Lien on the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which secures the Obligations, that such Lien is senior to any other Liens on such Collateral (except for Permitted Liens).

“Fiscal Quarter” means, as of any date of determination with respect to Borrower or any Subsidiary thereof, a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower or any Subsidiary thereof ending on December 31 of each calendar year.

“Foreign Lender” means a Lender that is not a “United States person” under Section 7701(a)(30) of the Code.

“Foreign Pension Plan” means any benefit plan to which Borrower or any of its Subsidiaries may have liability which under applicable Law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” of any Person means any Subsidiary of such Person that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency, regulatory body, authority or instrumentality or political subdivision thereof, including without limitation, any attorney general or agency related thereto, the Consumer Financial Protection Bureau, or any entity or officer exercising executive, legislative or judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia, in each case, which has legal authority over the Loan Parties.

“Group Parties” means, collectively, (a) Borrower and (b) each Subsidiary of Borrower.

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation; (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation; or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning ascribed thereto in Section 10.14(a).

“Guarantors” means Katapult Intermediate Holdings, LLC and each Subsidiary of Borrower who executes a Joinder Agreement following the date hereof.

“Guaranty” means any guaranty, in form and substance acceptable to Administrative Agent, made by a Guarantor in favor of Administrative Agent and each Lender and includes the guaranty set forth in Section 10.14.

“Hawthorn” means HHCF Series 21 Sub, LLC, a Delaware limited liability company.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means Katapult Intermediate Holdings III, LLC, a Delaware limited liability company.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Term Loan Documents, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” means, collectively, Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons.

“Intercreditor Agreement” shall mean that certain letter agreement in respect of this Agreement, dated as of the date hereof, by and among, Administrative Agent and the ABL Credit Facility Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Interest Rate” means fifteen percent (15.00%) per annum.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of: (a) the purchase or other acquisition of Equity Interests or other securities of another Person; (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or limited liability company interest in such other Person and any arrangement pursuant to which the investor Guarantees the Debt of such other Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Katapult Merger Agreement” means that certain Agreement and Plan of Merger dated as of December 11, 2025, by and among Parent Entity, Katapult Merger Sub 1, Inc., Katapult Merger Sub 2, LLC, CCF Holdings LLC and Aaron’s Intermediate Holdco, Inc., substantially in the form of the attached Exhibit H, after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers that are adverse to the interests of the Administrative Agent or any Lender in their capacities as such unless consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Katapult Merger Transaction” means the consummation of and the satisfaction of all conditions precedent to the merger of newly formed Subsidiaries of Parent Entity to be formed in connection with such merger with and into each of (a) Aaron’s Intermediate Holdco, Inc. and (b) CCF Holdings LLC and any related restructuring and other transactions as contemplated by, or entered into in connection with, the Katapult Merger Agreement.

“Laws” means any and all federal, state and local statutes, ordinances, treaties, rules, regulations, codes, orders, judgments and other legal requirements of any Governmental Authority to which the Loans, the Term Loan Documents, Borrower, any other Loan Party, or all or any portion of the Collateral is or becomes subject from time to time.

“Lease” means all rights to payment owing by an Account Lessee (as defined in the ABL Credit Facility Loan Agreement) in respect of a lease or leases, lease-to-own or other financial accommodations made or extended by originated by Borrower or any of its Subsidiaries to or for the benefit of such Account Lessee in connection with the purchase of Inventory (as defined in the ABL Credit Facility Loan Agreement).

“Lease Repurchase/Indemnification Obligations” means, with respect to the ABL Credit Facility, to the extent that any Subsidiary of Borrower sold any participation interests in leases to any of the ABL Credit Facility Borrower under and pursuant to the applicable ABL Credit Facility Documents, any obligation of such Subsidiary (a) to repurchase such participation interests and (b) to indemnify the ABL Credit Facility Agent, any ABL Credit Facility Lender or any ABL Credit Facility Loan Party, in each case with respect to clauses (a) and (b) immediately above, as a result of a breach of a representation, warranty or covenant or otherwise, as provided in such applicable ABL Credit Facility Documents.

“Lender” means each Person listed on Schedule 2.01 as a “Lender” with respect to the Term Loan.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Detail Form, or such other office or offices as a Lender may from time to time notify Borrower, Administrative Agent and Lenders.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any easement, right of way or other encumbrance on title to real property).

“Lien Waiver” means an agreement, in form and substance satisfactory to Administrative Agent in its Permitted Discretion, by which, for any Collateral located on leased premises, the lessor of such premises waives or subordinates any Lien it may have on the Collateral, and allows Administrative Agent to enter the premises and remove, store and dispose of Collateral.

“Loan” means the Term Loan.

“Loan Parties” means Borrower and any Guarantor; provided that, notwithstanding anything to the contrary contained herein or in any other Term Loan Document, Katapult Intermediate Holdings, LLC shall be deemed not to be a Loan Party for any purpose under this Agreement or any other Term Loan Document.

“Material Adverse Effect” means, as of any date of determination, the occurrence of: any event, condition, obligation, liability or circumstance (or set of events, conditions, obligations, liabilities or circumstances), or any change(s) including, without limitation, changes in any applicable Laws, the existence of any Regulatory Action (or any changes with respect thereto) or the existence of any Federal Regulatory Event (or changes with respect thereto) in each case which, as determined by Administrative Agent, in its Permitted Discretion, has a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Term Loan Document; (ii) the value, marketability or collectability of a material portion of the Collateral, the Loan Parties’ respective interest therein or the duly perfected First-Priority security interest of Administrative Agent therein; or (iii) the business, operations, properties, assets, liabilities or financial condition of (x) the Borrower or (y) the other Loan Parties, taken as a whole, or a material impairment of the ability of any Loan Party to conduct its business as presently conducted in compliance with any applicable Laws, including, without limitation, any origination or servicing, and obligations under any of the Term Loan Documents (or any repudiation or breach thereof) or (iv) the ability of a counterparty to any Term Loan Document (other than Administrative Agent or any Lender) to consummate the transactions under the Term Loan Documents.

“Material Debt” means (a) the Debt under the ABL Credit Facility, and (b) any other Debt (other than (i) the Obligations and (ii) Debt under Swap Contracts) of any Loan Party having an aggregate principal amount of more than $1,000,000 individually or in the aggregate.

“Maturity Date” means November 3, 2030.

“Maximum Rate” means, at any time, the maximum rate of interest permitted by applicable Law.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by Borrower or any Restricted Subsidiary in respect of any (i) sale or Disposition by Borrower or any of its Restricted Subsidiaries of any of its assets, (ii) any casualty insurance policies or eminent domain, condemnation or similar proceedings or (iii) any issuance of Debt not permitted under Section 7.03, in each case net of direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), taxes paid or payable (other than Tax Distributions) as a result thereof and, in the case of any sale or disposition or casualty, eminent domain, condemnation or similar proceeding, (A) the amount necessary to retire any Debt secured by a Lien permitted under this Agreement (ranking senior to any Lien of the Administrative Agent) on the related property, (B) amounts reasonably and in good faith reserved, if any, for (1) pension and other post-employment benefit liabilities, (2) workers compensation liabilities, (3) liabilities associated with retiree benefits and (4) liabilities relating to environmental matters and (C) until no longer reserved, any reserves for indemnification liabilities, the amount of which are reasonably ascertainable on or prior to the consummation of such sale; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by Borrower or any Restricted Subsidiary in connection with any sale or disposition by Borrower or any of its Restricted Subsidiaries of any of its assets, any casualty insurance policies or eminent domain, condemnation or similar proceedings or any issuance of Debt not permitted under Section 7.03.

“New Product” means any lease or lease related financial asset which (a) is not an Existing Product and (b) a Loan Party proposes to begin offering to its customers, or investing in, such that it will be reflected on its balance sheet following the Closing Date in accordance with criteria set forth in an updated Program Summary, which updated Program Summary shall be delivered to Administrative Agent in accordance with Section 6.03(b).

“Non-Approved Product” means (a) any Existing Product with respect to which a Loan Party has amended the applicable criteria set forth in the Program Summary but has not yet provided to the Administrative Agent with written notice of such amendment and (b) any New Product for which the applicable Loan Party has not yet provided written notice to Administrative Agent.

“Non-Consenting Lender” means any Lender that does not approve any amendment, modification, waiver or consent with respect to provisions of any Term Loan Document that (a) requires the approval of all Lenders or all affected Lenders, as the case may be, in accordance with the terms of Section 10.01 and (b) has been approved by at least the Required Lenders or by all other affected Lenders, as the case may be.

“Note” or “Notes” means, individually or collectively as the context may require, a promissory note executed by Borrower in favor of a Lender to the extent requested by the applicable Lender pursuant to Section 2.09(a) and as the same may be amended, divided, split, supplemented and/or restated from time to time.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties of any Group Party to any Secured Party under or in respect of any Term Loan Document, whether with respect to any Loan or otherwise, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Group Party or any Affiliate thereof of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that, Obligations shall not include any Excluded Swap Obligations.

“Organizational Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such Person; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with such Person’s formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Other Connection Taxes” means, with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder, Taxes imposed as a result of a present or former connection between Administrative Agent, any Lender or such other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder and the jurisdiction imposing such Tax (other than connections arising from any such recipient and having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Term Loan Document, or sold or assigned an interest in any Loan or Term Loan Document).

“Other Taxes” means all present or future stamp, intangible or documentary Taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Term Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Term Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.04).

“Outstanding Legal Balance” means, with respect to any or all Loans, the sum of (a) the aggregate outstanding principal amount of such Loans plus all accrued and unpaid interest thereon, compounded on a monthly basis as of the last day immediately preceding Remittance Date, plus (b) all unpaid and due fees and other Obligations of the Loan Parties allocable to such Loans as determined by Administrative Agent in its Administrative Discretion.

“Parent Entity” means Katapult Holdings, Inc., a Delaware corporation.

“Parent Reorganization Transaction” shall mean the contribution by Parent Entity of 100% of the Equity Interests of ABL Holdings to Borrower.

“Participant” any Person who by separate written agreement with a Lender is expressly provided with all of the rights of a “Participant” as provided herein (and shall not include the holder of a silent sub-participation).

“Participant Register” has the meaning ascribed thereto in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Percentage Share” means, as to any Lender, its Term Loan Percentage Share.

“Perfection Certificate” means the Perfection Certificate, dated as of the date hereof, executed and delivered by Borrower in favor of Administrative Agent (which shall be in form and substance acceptable to the Administrative Agent in its Administrative Discretion), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Permitted Acquisition” means any Acquisition approved in writing by Administrative Agent; or any other Acquisition so long as: (a) such Acquisition is undertaken in accordance with all applicable Laws; (b) no Event of Default has occurred and is continuing immediately prior to, or would exist immediately after, giving effect to such Acquisition; (c) in connection with such Acquisition for which the aggregate cash and non-cash consideration to be paid by Borrower exceeds $1,000,000, Borrower has obtained and delivered to Administrative Agent the prior, effective written consent of the board of directors or equivalent governing body of the Person or business so acquired (the “Acquiree”); (d) the Acquiree (or the business unit or division of the Acquiree to be acquired) shall be engaged principally in the same business as Borrower or the Restricted Subsidiary of Borrower proposing to effect such Acquisition or a Related Business, and shall be organized under the Laws of a State of the United States unless otherwise consented to by Administrative Agent in its Administrative Discretion; (e) if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall be a wholly-owned Subsidiary of Borrower that is a Restricted Subsidiary; (f) if such Acquisition is an acquisition of (i) all or substantially all of the property of any Person or (ii) any business, business unit or division of any Person, such Acquisition is structured so that such property, business, business unit or division, as the case may be, shall be acquired (and owned) by Borrower or a wholly-owned Subsidiary of Borrower that is a Restricted Subsidiary; (g) Borrower (A) shall have executed and delivered, or shall have caused to be executed and delivered, to Administrative Agent such documents, agreements and instruments as required pursuant to Section 6.13, and (B) shall have taken, or cause to be taken, such actions as required pursuant to Section 6.13, and (h) upon the consummation of any such Acquisition, a Responsible Officer of Borrower delivers a certificate to Administrative Agent: (A) to the effect that each of clauses (a) through (g), inclusive, of this definition has been satisfied; and (B) detailing pro forma compliance with all financial covenants set forth in Section 7.16 as of the most recent test date and as of the last day of the Fiscal Quarter in which the proposed Acquisition is to occur.

“Permitted Discretion” means the determination by Administrative Agent or a Lender, as applicable, in its reasonable discretion (reasonable as determined from the perspective of a prudent secured asset-based lender under similar circumstances) acting in good faith.

“Permitted Holders” means (i) any “Permitted Holder” set forth on Schedule A as of the Closing Date and their respective Affiliates (including any affiliated advisors and their managed funds and accounts), (ii) Blue Owl Alternative Credit Advisors and its Affiliates (including any affiliated advisors and their managed funds and accounts) and Atalaya Capital Management and its Affiliates (including any affiliated advisors and their managed funds and accounts) (iii) Hawthorn Horizon Credit Fund, LLC, HHCF Series 21 Sub, LLC and their respective Affiliates (including any affiliated advisors and their managed funds and accounts), (iv) IQV Holdco, LLC and its Affiliates and (v) KMJ Group Holdings, LLC and its Affiliates.

“Permitted Liens” has the meaning ascribed thereto in Section 7.01.

“Permitted Refinancing” means, with respect to any Person, any Debt issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Debt being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Debt so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Debt being Refinanced, (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date, (d) if the Debt being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Loan Parties as those contained in the documentation governing the Debt being Refinanced, (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Debt being Refinanced, or greater guarantees or security, than the Debt being Refinanced, (f) such Permitted Refinancing shall either be unsecured or secured by liens having the same priority, and subject to any applicable subordination terms, as existing liens securing the Debt being Refinanced, (g) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Loan Parties than those contained in the documentation governing the Debt being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (h) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, and (i) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Permitted Subordinated Debt” means any subordinated Debt of Borrower that has been subordinated to the Obligations on terms and conditions, and pursuant to documents, satisfactory to Administrative Agent in its Administrative Discretion.

“Permitted Subordination Agreements” means any subordination or intercreditor agreement entered into in connection with any Permitted Subordinated Debt, in form and substance reasonably acceptable to the Administrative Agent in its Administrative Discretion.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company or partnership.

“PIK Interest” means the payment-in-kind of interest in respect of the Term Loans accruing by increasing the outstanding principal amount of the Term Loans in accordance with Section 2.05(a).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, maintained or contributed to by Borrower or any ERISA Affiliate.

“Plan Asset Regulation” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Program Summary” means the written program summary of Borrower and the other Loan Parties in place as of the Closing Date and attached hereto as Exhibit 2, as the same may be amended, restated or replaced from time to time in accordance with the terms hereof.

“Protective Advance” means any payment or advance made by Administrative Agent pursuant to Section 3.1(b)(ii) of the Security Agreement.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Register” means a register for the recordation of the names and addresses of each Lender and, as applicable, the Commitments of, and Outstanding Legal Balance of the Loans owing to, each Lender pursuant to the terms hereof from time to time.

“Regulatory Action” means (a) the formal commencement by written notice by any Governmental Authority of any legal action or adversarial proceeding against any Loan Party, any Subsidiary of any Loan Party or any of their respective Related Parties (other than Affiliates of such Person and of such Person’s Affiliates) challenging its authority to originate, hold, own, service, collect or enforce any Lease, or otherwise alleging any material noncompliance by any Loan Party, any Subsidiary of any Loan Party or any of their respective Related Parties (other than Affiliates of such Person and of such Person’s Affiliates) with any Laws of any applicable state or any other applicable Laws related to originating, holding, collecting, servicing or enforcing such Lease, which legal action or proceeding is not released or terminated in a manner acceptable to Administrative Agent in its Permitted Discretion or (b) the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction (other than the imposition of a monetary fine), order or ruling against any Loan Party, any Subsidiary of any Loan Party or any of their respective Related Parties (other than Affiliates of such Person and of such Person’s Affiliates), related in any way to the originating, holding, pledging, collecting, servicing, selling or enforcing of any Leases, or otherwise; provided, that, in each case, upon the favorable resolution of any legal action or adversarial proceeding, as determined by Administrative Agent in its Permitted Discretion, such Regulatory Action shall cease to exist immediately upon such determination by Administrative Agent.

“Related Business” means any business that is the same, similar or otherwise reasonably related, ancillary or complementary to the businesses of Borrower and its Subsidiaries on the Closing Date.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers and non-ministerial employees of such Person’s Affiliates.

“Remittance Date” means August 20, 2026 and each Thursday occurring thereafter (or, if such day is not a Business Day, the immediately succeeding Business Day).

“Removal Effective Date” has the meaning ascribed thereto in Section 9.06(b).

“Replacement Lender” has the meaning ascribed thereto in Section 3.04(a)(iii).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty day notice period has been waived.

“Required Lenders” means Lenders holding in excess of 50.0% of the aggregate outstanding principal balance of the related Loans.

“Resignation Effective Date” has the meaning ascribed thereto in Section 9.06(a).

“Responsible Officer” means: (a) with respect to Borrower in connection with any Compliance Certificate or any other certificate or notice pertaining to any financial information required to be delivery by Borrower hereunder, the chief financial officer or controller of Borrower; and (b) otherwise, with respect to Borrower or any other Group Party, the chief executive officer, chief operating officer, president, chief financial officer, treasurer or similar officer of such Person.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, and (c) with respect to clauses (a) and (b) above, any transaction that has a substantially similar effect.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Borrower other than Excluded Subsidiaries. As of the Closing Date, there are no Restricted Subsidiaries.

“Routine Inquiry” means any inquiry or request, written or otherwise, formal or informal, made by a competent Governmental Authority with legal authority to regulate the activities of a Loan Party or any of their respective Affiliates, or otherwise with legal authority or mandate to request information, made via a form letter or otherwise in connection with (a) the routine transmittal of a consumer complaint or examination request, or (b) a request for information that is routine in nature, is unconnected with any alleged pattern or practice of wrongdoing, or otherwise consists of a general request for information relating to the activities of a Loan Party or any of their respective Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Secured Parties” has the meaning ascribed thereto in the Security Agreement.

“Securities Account” means, both individually and collectively, any and all securities accounts of the Loan Parties, a list of which is set forth on Schedule 1.03, as the same is amended or modified from time to time in accordance with the terms of the Security Agreement.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, among Borrower, each Subsidiary of Borrower from time to time party thereto, and Administrative Agent for the benefit of the Secured Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Security Interest” has the meaning ascribed thereto in Section 5.18(a).

“Servicing Policy” means the documented servicing policies and procedures of Borrower and the other Loan Parties and their Affiliates in place as of the Closing Date and attached hereto as Exhibit 4, as the same may be amended, restated or replaced from time to time in accordance with the terms hereof.

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit  F.

“Solvent” means, as to any Person, that (a) the fair value of the assets of such Person, at a fair valuation, exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person is greater than the amount(s) that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged, and (f) such Person is not insolvent within the meaning of the Bankruptcy Code or any other applicable Law.

“Specified Action” means any written demand, action, request, claim, inquiry, investigation, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, other legal process, or litigation, arbitration or other similar proceedings with respect to Administrative Agent and/or any Indemnitee or in which Administrative Agent and/or any Indemnitee has been named a party.

“Specified Claims” means any claim subject to indemnification by a Loan Party under Section 10.04(b) for which Administrative Agent has notified Borrower and which claim (a) constitutes a Specified Action and (b) has not been reduced to a monetary amount.

“Specified Lender” means, at any time, any Lender: (a) that has requested compensation under Section 3.02 and has not rescinded such request within five (5) Business Days of the making thereof; (b) to whom Borrower must pay an additional amount (or on whose behalf Borrower must pay an additional amount to a Governmental Authority) pursuant to Section 3.01; and, in the case of clause (a) or (b) immediately above, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.03; or (c) that is a Non-Consenting Lender.

“Specified Materials” means, collectively, all materials or information provided by or on behalf of Borrower or any Subsidiary thereof, as well as documents and other written materials relating to Borrower, the Loan Parties or any of their respective Subsidiaries or Affiliates or any other materials or matters relating to the Term Loan Documents (including any amendments or waivers of the terms thereof or supplements thereto).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules).

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined based upon one or more mid market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease Obligation” means the monetary obligation of a Person under either: (a) a so called synthetic, off balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Distributions” means, as applicable, either (i) distributions by Borrower or a Restricted Subsidiary to the holders of its Equity Interests in an amount sufficient to cover each such holder’s (or its direct or indirect beneficial owners’) actual U.S. federal, state and local income tax liabilities in respect of such holder’s (or its direct or indirect beneficial owners’) allocable share of income of such Borrower or Restricted Subsidiary (and/or the Subsidiaries of such Borrower or Restricted Subsidiary, as applicable, and its Subsidiaries attributed to such holder (or its direct or indirect beneficial owners’) during any taxable period (or portion thereof) that such Borrower or Restricted Subsidiary is classified as a disregarded entity (including a qualified subchapter S subsidiary), partnership or other pass-through entity for U.S. federal income tax purposes under the Code, (ii) distributions by any Borrower or Restricted Subsidiary during any taxable period (or portion thereof) in which such Borrower or Restricted Subsidiary is a member of a consolidated, combined, affiliated or unitary group for U.S. federal and/or applicable state or local income tax purposes (a “Tax Group”) of which a Loan Party (or its direct or indirect beneficial owner) is the common parent in order to pay any applicable U.S. federal and/or applicable state and local income taxes of such Tax Group; provided, in each case, that such payments are actually used to pay such taxes and that in (ii), above, any tax refunds received by such direct or indirect common parent of the Tax Group that are attributable to Borrower or a Restricted Subsidiary (or their Subsidiaries) shall be promptly returned such Person or (iii) other tax distributions expressly permitted or required under the Katapult Merger Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to a Lender, such Lender’s commitment to make the Term Loan hereunder. The amount of each Lender’s Term Commitment is set forth on Schedule 2.01 (as of the Closing Date) or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The use of the term “Term Commitment” is a term of art that shall in no way be deemed to be a commitment by a Lender to fund Term Loan hereunder other than pursuant to the terms hereof.

“Term Loan” means a term loan made to Borrower pursuant to Section 2.1(a)(i).

“Term Loan Documents” means, collectively, (a) this Agreement, (b) each Note (if any), (c) each Collateral Document, (d) the Guaranties, (e) each Account Control Agreement, (f) all other agreements, documents, instruments, powers of attorneys, directions letters and certificates executed or delivered to Administrative Agent in connection with any of the foregoing or the Loans, and (m) any and all renewals, modifications, amendments, restatements, amendments and restatements, consolidations, substitutions, replacements and extensions and modifications of any of the foregoing.

“Term Loan Percentage Share” means, as to any Lender, the percentage set forth opposite the name of such Lender on Schedule 2.01 as its “Term Loan Percentage Share”.

“Term Loan Request” means a written notice of a borrowing of Term Loan hereunder in the form of Exhibit D.

“Transaction Termination Collateral Package Event” means the grant by any Loan Parties to Administrative Agent of a perfected, security interest in a cash reserve amount acceptable to Administrative Agent in its Administrative Discretion, which cash reserve amount will secure a Specified Claim and be held in a Deposit Account of such Loan Party (as applicable) subject to an Account Control Agreement (fully blocked) in favor of Administrative Agent, and all of the foregoing pursuant to documentation, and in form and substance, acceptable to Administrative Agent in its Administrative Discretion.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Underwriting Guidelines” means the underwriting guidelines of Borrower and the other Loan Parties and their Affiliates in place as of the Closing Date and attached hereto as Exhibit 3, as the same may be amended, restated or replaced from time to time in accordance with the terms hereof.

“United States” and “U.S.” mean the United States of America.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and Administrative Agent.

SECTION 1.02.             CERTAIN RULES OF CONSTRUCTION.

(a)             General Rules.

(i)            Unless the context otherwise clearly requires, the meaning of a defined term is applicable equally to the singular and plural forms thereof.

(ii)           The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii)          The word “documents” includes instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(iv)          The words “include” and “including” are not limiting and the word “or” is not exclusive.

(v)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(vi)           Unless the context otherwise clearly requires, the words “property,” “properties,” “asset” and “assets” refer to both personal property (whether tangible or intangible) and real property.

(vii)         Unless the context otherwise clearly requires: (A) Article, Section, subsection, clause, Schedule and Exhibit references are to this Agreement; (B) references to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Term Loan Document; (C) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; and (D) references to any Person shall be deemed to include such Person’s successors and assigns.

(b)             Time References. Unless the context otherwise clearly requires, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(c)             Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(d)             Cumulative Nature of Certain Provisions. This Agreement and the other Term Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall be performed in accordance with their respective terms.

(e)             No Construction Against Any Party. This Agreement and the other Term Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Group Parties, Administrative Agent and Lenders and are the products of all parties. Accordingly, they shall not be construed against Administrative Agent or any Lender merely because of the involvement of any or all of the preceding Persons in their preparation.

(f)             GAAP. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Term Loan Document, and either Borrower or Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended: (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(g)             Rounding. Any financial ratios required to be maintained by the Loan Parties, their Affiliates or any of them pursuant to the Term Loan Documents shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number using the common – or symmetric arithmetic – method of rounding (in other words, rounding up if there is no nearest number).

(h)             Computations of Certain Financial Covenants. For purposes of computing the financial covenants set forth in Section 7.16 that measure results from the previous twelve (12) months as of any date, the previous Fiscal Quarter or the previous monthly period, as applicable, as of any date, all components of such financial tests shall include or exclude, as the case may be, for the period consisting of the previous twelve (12) months, the Fiscal Quarter or the monthly period, as applicable, in each case, all financial results (without duplication of amounts) attributable to any business or assets the subject of any Acquisition or Disposition by Borrower or any Subsidiary thereof effected during such period, as determined in good faith by Borrower on a pro forma basis for such period as if such Acquisition or Disposition had occurred (and any Debt incurred or repaid in connection therewith had been incurred and repaid, as the case may be) on (in the case of any balance sheet item) the last day of such period or on (in the case of any other item) the first day of such period (including cost savings reasonably projected by Borrower that would have been realized had such Acquisition occurred on such day and which inclusion when not otherwise permitted under GAAP has been approved by Administrative Agent).

(i)             Documents Executed by Responsible Officers. Any document delivered hereunder that is signed by a Responsible Officer of a Group Party shall be conclusively presumed to have been authorized by all necessary corporate or other organizational action on the part of such Group Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Group Party.

(j)             [Reserved].

(k)             Definitions. Capitalized terms used in this Agreement that are not otherwise defined shall have the meanings set forth in this Section 1.01 and in Exhibit 1 (Financial Covenant Definitions). All terms used which are not specifically defined herein shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the UCC, the definition contained in Article or Division 9 shall control.

ARTICLE 2
TERMS OF TERM LOAN

SECTION 2.01.             TERM LOAN.

(a)             The Term Loan.

(i)            Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Term Loan to Borrower on the Closing Date (subject to satisfaction of the conditions set forth in Section 4.01) in an aggregate principal amount not to exceed an amount equal to such Lender’s Commitment; provided that, after giving effect to any Borrowing: (i) the aggregate outstanding principal balance of the Term Loan shall not exceed the aggregate Term Commitments; and (ii) the aggregate outstanding principal balance of the Term Loan of any Lender shall not exceed such Lender’s Term Commitment.

(ii)           Each Term Loan shall be made by the Lenders in accordance with their applicable Commitments on the Closing Date. Immediately upon making the Term Loan on the Closing Date, the Commitments shall automatically terminate.

(iii)           Amounts repaid or prepaid in respect of any Term Loan may not be reborrowed.

SECTION 2.02.             [RESERVED].

SECTION 2.03.             PRINCIPAL PREPAYMENTS.

(a)             Voluntary Prepayments of Term Loan. Borrower may voluntarily prepay the Term Loan in-whole or in part upon thirty (30) days’ written notice to Administrative Agent, provided that the amount of such prepayment shall be in an amount of at least $250,000. If Borrower gives such notice, then Borrower’s prepayment obligation shall be irrevocable, and Borrower shall make such prepayment on the date specified therein. Each such prepayment shall be applied to the Term Loan of the Lenders in accordance with their respective Term Loan Percentage Shares. For the avoidance of doubt, mandatory pre-payments made pursuant to Section 2.04(c) shall not constitute voluntary prepayments for purposes of this Section 2.03(a).

(b)             Mandatory Prepayments of Term Loans.

(i)            Excess Cash Flow Sweep. Notwithstanding Section 2.04(a) to the contrary, Borrower shall, no later than thirty (30) days after the required date of delivery to Administrative Agent of the annual financial statements of Parent Entity in accordance with Section 6.01(a)(iii) repay the Outstanding Legal Balance of the Term Loan in an amount up to 50% of the Excess Cash Flow for the applicable period; provided, that prepayment shall only be required if, and solely in the amount that, the Excess Cash Flow for such Fiscal Year is greater than $5,000,000.

(ii)            Promptly (and in any event within five (5) Business Days) upon receipt by Borrower or any of its Restricted Subsidiaries of any (i) Net Cash Proceeds of any Disposition by Borrower or any of its Restricted Subsidiaries of any of its assets or (ii) any Net Cash Proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings that, in each case, exceed (A) $15,000,000 for any such single Disposition (or series of related Dispositions, including any disposition of property to a Delaware Divided LLC (other than a Delaware Divided LLC which is a Loan Party) pursuant to a Delaware LLC Division) or for any such single casualty event or (B) as of any date of determination, an amount equal to two percent (2.0%) of the aggregate book value of the total assets of the Borrower and its Restricted Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered for all such Dispositions or casualty events from the Closing Date through the Maturity Date, the Borrower shall prepay the Term Loans in an amount equal to all such Net Cash Proceeds; provided, that if the Borrower provides prior written notice to the Administrative Agent within such five (5) Business Day period, the Borrower shall not be required to prepay the Term Loans with respect to Net Cash Proceeds from (x) Dispositions to the extent permitted by Section 7.05 or (y) casualty insurance policies or eminent domain, condemnation or similar proceedings (collectively, “Reinvestment Proceeds”) that are reinvested in Permitted Acquisitions or assets then used or usable in the business of the Borrower or any of its Restricted Subsidiaries within three hundred sixty (360) days following receipt thereof or committed to be reinvested (including in a Permitted Acquisition) pursuant to a binding contract prior to the expiration of such 360-day period and actually reinvested within five hundred forty (540) days following receipt thereof; provided, however, that (x) if the Reinvestment Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the outstanding principal amount of Term Loans with the Reinvestment Proceeds not so reinvested as set forth above and (y) pending reinvestment, all Reinvestment Proceeds shall be held by the Borrower in accordance with the terms of this Agreement.

(iii)           No later than the Business Day following the date of receipt by the Borrower or any of its Restricted Subsidiaries of any Net Cash Proceeds from any issuance of Debt by the Borrower or any of its Restricted Subsidiaries, the Borrower shall prepay the Term Loans in an amount equal to all such Net Cash Proceeds; provided, that the Borrower shall not be required to prepay the Term Loans with respect to proceeds of Debt permitted under Section 7.03.

SECTION 2.04.             FINAL REPAYMENT.

(a)             Maturity Date. All Obligations, including, without limitation, the aggregate Outstanding Legal Balance of all Term Loan shall be due and payable in full on the Maturity Date and Borrower hereby unconditionally promises to pay to Administrative Agent for the account of the applicable Lenders in full all such Obligations (including, without limitation, the aggregate Outstanding Legal Balance of all Loans) on such dates, as applicable.

SECTION 2.05.             INTEREST.

(a)             Interest Generally. Subject to the provisions of Section 2.05(b), the aggregate outstanding principal balance of each Term Loan shall bear interest at the Interest Rate from the date of disbursement through the date of repayment in accordance with the terms of this Agreement. Upon the request by the Borrower and the approval of the Administrative Agent in its sole discretion, interest accrued on the Term Loans may be paid as PIK Interest. All PIK Interest shall automatically be added to the principal amount of the Term Loans on each Remittance Date and shall thereafter constitute principal of the Term Loans for all purposes of this Agreement (including the accrual of interest).

(b)             Default Rate. If any amount payable by the Borrower under this Agreement or any other Term Loan Documents (including principal of any Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate. Upon the occurrence of an Event of Default (unless waived by each applicable Lender), the Outstanding Legal Balance of all Loans shall bear interest at the Default Rate without further action on the part of Administrative Agent. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)             Payment Dates; Accrual of Interest.

(i)             Interest on each Term Loan shall be due and payable in arrears on each Remittance Date, on the Maturity Date and at such other times as may be specified herein; provided, on the first Remittance Date, Borrower will pay interest on pre-funded amounts of the Term Loans, as calculated by the Administrative Agent. Borrower unconditionally promises to pay to Administrative Agent for the account of the Lenders such interest on such dates and at such other times.

(ii)            Interest hereunder shall be due and payable in accordance with the terms hereof both before and after judgment, and both before and after the commencement of any proceeding under any Bankruptcy Law.

SECTION 2.06.             APPLICATION OF FUNDS.

At all times, other than following the occurrence and during the continuance of an Event of Default, all amounts payable to Lenders under Section 2.03, 2.04 and 2.05 shall be applied by Administrative Agent in reduction of amounts owed in respect of each related Loan, pro-rata based on the aggregate outstanding principal balance of such Loan. Protective Advances and Enforcement Costs shall be reimbursed to Administrative Agent or the applicable Lender, as applicable.

SECTION 2.07.             [RESERVED].

SECTION 2.08.             COMPUTATIONS OF INTEREST AND FEES.

All computations of interest and fees hereunder shall be made on the basis of a year of 360 days and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.09.             EVIDENCE OF DEBT.

(a)             Evidence of Payments. The Loans of each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. If any conflict exists between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. In addition, if so requested by a Lender at any time following the Closing Date, Borrower shall, within three (3) Business Days of such request, execute and deliver a Note further evidencing such Lender’s Loans. Each Lender may attach schedules to its respective Note, if any, and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. In the event of the mutilation, destruction, loss or theft of any Notes, Borrower shall, upon the written request of the holder of such Notes, and in any event within three (3) Business Days of any such request, execute and deliver to such Lender new replacement Notes in the same form and original principal balance amount and original date as the Notes so mutilated, destroyed, lost or stolen, and such replaced Notes shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to Borrower after the applicable Lender’s receipt of the replacement Notes and if such replaced Notes have been destroyed, lost or stolen, such holder shall furnish Borrower with an indemnity in writing reasonably acceptable such Lender to save them harmless in respect of such replaced Note.

(b)             Administrative Agent’s Records Control. If any conflict exists between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

SECTION 2.10.             PAYMENTS GENERALLY; RIGHT OF ADMINISTRATIVE AGENT TO MAKE DEDUCTIONS AUTOMATICALLY.

(a)             Payments Generally. All payments to be made by Borrower shall, subject to Section 3.01 (with respect to Taxes) be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein (including Section 2.06 and Section 8.03(a)), Administrative Agent will promptly distribute to each Lender its applicable pro rata share (based on the respective amounts owing to each such lender in respect of the Obligation being paid) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)             Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due hereunder to Administrative Agent for the account of Lenders that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. With respect to any payment that Administrative Agent makes for the account of the Lenders hereunder as to which Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (A) Borrower has not in fact made such payment; (B) Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (C) Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agree to repay to Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this Section 2.10(b) shall be conclusive, absent manifest error.

SECTION 2.11.             SHARING OF PAYMENTS.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or accrued interest thereon or such other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall: (a) notify Administrative Agent of such fact; and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.11 shall not be construed to apply to: (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement; or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.11 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 2.12.             SECURITY FOR THE OBLIGATIONS.

Except as otherwise specifically provided in any Term Loan Document, all Obligations shall be secured pursuant to the terms of the Collateral Documents.

SECTION 2.13.             [RESERVED].

SECTION 2.14.             TAX TREATMENT.

All parties hereto mutually intend that the Loans shall be characterized as debt for U.S. federal and other applicable income tax purposes.  No party hereto or any of its Affiliates shall report the Loans on their tax returns, or otherwise treat the Loans for tax purposes, in a manner that is inconsistent with the foregoing intended tax treatment.

ARTICLE 3
TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 3.01.             TAXES.

(a)             Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Term Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law; provided that, if any Withholding Agent shall be required (as determined in the good faith discretion of the applicable Withholding Agent) by any applicable Law to withhold or deduct any Tax from such payments, then: (i) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including such deductions or withholdings applicable to additional sums payable under this Section 3.01), Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) the applicable Withholding Agent shall be entitled to make such deductions; and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)             Payment of Other Taxes by the Loan Parties. Without limiting the provisions of Section 3.01(a), the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law or, at the option of Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c)             Indemnification by Loan Parties. The Loan Parties shall jointly and severally indemnify Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by Administrative Agent or Lenders, or required to be withheld or deducted from a payment to Administrative Agent or Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)             Indemnification by the Lenders. Each Lender shall, and does hereby, severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Term Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Term Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 3.01(d).

(e)             Evidence of Payments. If requested in writing by Administrative Agent, any Loan Party shall deliver to Administrative Agent, as soon as practicable after any payment of Taxes under this Section 3.01 by any Loan Party to a Governmental Authority, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f)              Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Term Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii)(A), (ii)(B) and (ii)(D) below of this Section 3.01(f) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)            any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Term Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Term Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)           executed copies of IRS Form W-8ECI;

(III)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(IV)          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Term Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g)             Treatment of Certain Refunds. If Administrative Agent or any Lender receives a refund of any Taxes as to which it has been indemnified by the Loan Parties or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Loan Party, upon the request of Administrative Agent or such Lender, as applicable, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender, as applicable, in the event Administrative Agent or such Lender, as applicable is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(g), in no event will Administrative Agent or Lender be required to pay any amount to a Loan Party pursuant to this Section 3.01(g) the payment of which would place Administrative Agent or Lender (as applicable) in a less favorable net after-Tax position than such party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid This Section 3.01(g) shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(h)             Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Term Loan Document.

SECTION 3.02.             INCREASED COSTS.

(a)             Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such applicable Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)             Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or the Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)             Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in this Section 3.02(a) or 3.02(b), as well as the basis for determining such amount or amounts, and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)             Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.02 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.02 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to in this Section 3.02(d) shall be extended to include the period of retroactive effect thereof).

SECTION 3.03.             MITIGATION OBLIGATIONS.

Notwithstanding anything to the contrary contained in Section 10.01, if any Lender requests compensation under Section 3.02, or Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender, at the request of Borrower, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.02, as the case may be, in the future; and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender as reasonably determined by such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 3.04.             REMOVAL OR REPLACEMENT OF LENDERS.

Notwithstanding anything to the contrary contained in Section 10.01:

(a)             Removal or Replacement of Lenders Generally. Borrower may with respect to any Specified Lender, at its sole expense and effort, upon notice to such Lender and Administrative Agent:

(i)            remove such Specified Lender by terminating such Specified Lender’s Commitments;

(ii)           request one or more of the other Lenders to acquire and assume all of such Specified Lender’s Loans and Commitments, which Lender or Lenders shall have the right, but not the obligation, to so acquire and assume such Specified Lender’s Loans and Commitments pursuant to the procedures set forth in Section 10.06(b); or

(iii)          with the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), designate a replacement bank or financial institution that is an Eligible Assignee (a “Replacement Lender”), which Replacement Lender shall assume all of the Loans and Commitments of such Specified Lender pursuant to the procedures set forth in Section 10.06(b);

provided that Borrower may not remove such Specified Lender, or require such Specified Lender to make any assignment and delegation, pursuant to the immediately preceding clauses (i), (ii) or (iii), as applicable, if: (1) an Event of Default has occurred and is continuing; or (2) Borrower has not concurrently taken an action under clause (i), clause (ii) or clause (iii) of this Section 3.04(a) with respect to all other Lenders who at the time are Specified Lenders under the same clause of the definition thereof.

Notwithstanding Section 2.06, any removal of, or assignment and delegation by, a Specified Lender pursuant to this Section 3.04(a) shall be subject to payment to such Specified Lender of the aggregate Outstanding Legal Balance of all of its Loans at the time owing to it, all accrued and unpaid interest thereon, all accrued and unpaid fees and all other amounts payable to it hereunder, which amounts shall be paid to such Specified Lender by: (A) in the case of a removal of such Specified Lender, Borrower; or (B) in the case of an assignment and delegation by such Specified Lender, the applicable assignee (to the extent of all such outstanding principal and accrued and unpaid interest and fees) and Borrower (to the extent of all such other amounts).

(b)             Certain Actions Incident to Removal. In the case of the removal of any Specified Lender pursuant to Section 3.04(a)(i), Borrower shall also release such Specified Lender from its obligations under the Term Loan Documents. Each Lender hereby grants to Administrative Agent a power of attorney (which power of attorney, being coupled with an interest, is irrevocable) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in circumstances contemplated by this Section 3.04.

(c)             Certain Rights as a Lender. Upon the prepayment of all amounts owing to any Specified Lender pursuant to Section 3.04(a) and the termination of such Lender’s Commitments pursuant to this Section 3.04, such Specified Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Specified Lender to indemnification hereunder with respect to matters that occurred prior to the date on which such Specified Lender’s Commitments were terminated shall survive as to such Specified Lender.

(d)             Evidence of Removal or Replacement. Promptly following the removal or replacement of any Specified Lender in accordance with this Section 3.04, Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of Lenders and adjustments of their respective Commitments or Percentage Shares, as applicable, resulting from any such removal or replacement.

SECTION 3.05.             SURVIVAL.

All obligations of Borrower under this Article 3 shall survive the Discharge of Secured Obligations.

ARTICLE 4
CONDITIONS PRECEDENT

SECTION 4.01.             CONDITIONS TO OBLIGATION TO FUND TERM LOAN.

The obligation of each Lender to make any extension of the Term Loan hereunder on the Closing Date shall not become effective until the satisfaction, or waiver in accordance with Section 10.01, of each of the following conditions precedent has occurred on or before the Closing Date:

(a)             Execution and Delivery of Term Loan Documents. Administrative Agent shall have received copies of each Term Loan Document executed and delivered by each Loan Party and the Lenders, in each case, which is a party thereto.

(b)             Opinions of Counsel. Administrative Agent shall have received an executed copy of the favorable written legal opinion of King & Spalding LLP, counsel for the Loan Parties, dated the Closing Date in form and substance acceptable to the Administrative Agent.

Borrower and the other Loan Parties hereby instruct such counsel to deliver the opinions set forth above to Administrative Agent and the Lenders.

(c)             Certain Documents. Administrative Agent shall have received each of the following:

(i)            Good Standing Certificate. Good standing certificates for each Loan Party issued by the secretary of state (or similar office) of the jurisdiction in which such Loan Party is organized, incorporated, formed or created.

(ii)           Authorizations; Resolutions; Incumbency Certificates. A certificate, dated the Closing Date and duly executed by an authorized officer or individual, (i) certifying and indicating the incumbency, authority, and signatures of the individuals authorized to sign, on behalf of each such Loan Party, the Term Loan Documents to which such entity is a party, (ii) together with copies of the resolutions of the governing bodies of each Loan Party authorizing the transactions contemplated by the Term Loan Documents and certifying that such resolutions are true, correct and complete copies thereof and are in full force and effect and have not been modified or amended, (iii) together with copies of each Organizational Document of each Loan Party (certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto), and certifying that such Organizational Documents are true, correct and complete copies thereof and are in full force and effect and have not been modified or amended, and (iv) together with the certificates of good standing referred to in Section 4.01(c)(i).

(iii)           Solvency Certificates. A Solvency Certificate duly executed by the chief financial officer of Borrower.

(iv)          Closing Certificate. A closing certificate, substantially in the form of Exhibit G together with all attachments thereto, duly executed by a Responsible Officer of Borrower.

(d)             Fees and Expenses. All reasonable and documented fees, expenses and other amounts required to be paid on or before the Closing Date pursuant to this Agreement and the other Term Loan Documents shall have been paid, or shall be paid substantially concurrently with, the effectiveness of this Agreement on the Closing Date.

(e)             Security Interest in Collateral. In order to create in favor of Administrative Agent, for the benefit of the Secured Parties, a valid, perfected priority security interest in the Collateral securing the Obligations, subject to (in the case of the Collateral) Permitted Liens:

(i)            Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent of the compliance by the Loan Parties of its respective obligations under the applicable Term Loan Documents in order to grant to Administrative Agent, for the benefit of the Secured Parties, a fully perfected priority Lien in the applicable Collateral securing the Obligations; and

(ii)           Administrative Agent shall have received results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions identified by Administrative Agent and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or unless otherwise agreed to by the Administrative Agent, have been, or substantially contemporaneously with the effectiveness of this Agreement on the Closing Date will be, released.

(f)            Representations and Warranties. The representations and warranties of each Loan Party contained in this Agreement and the other Term Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on and as of such date (other than any representation and warranty that specifically relates to a specified prior date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specified prior date); provided that, in each case, such materiality qualifier shall not be applicable to any such representations and warranties that already are qualified or modified by Material Adverse Effect, materiality or material adverse change in the text thereof.

(g)             Absence of Material Adverse Effect. There has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(h)             KYC; Beneficial Ownership. Administrative Agent shall have received (at least three (3) business days prior to the Closing Date) all documentation and other information about Borrower and each other Loan Party as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and the Beneficial Ownership Regulation.

(i)             Term Loan Request. Administrative Agent shall have received a fully executed and delivered Term Loan Request no later than 12:00 p.m. (New York City Time) two (2) Business Days prior to the Closing Date.

True copies or to the extent required hereby, originals of all of the above referenced documents, instruments, forms, opinions, and other materials shall be delivered to Administrative Agent or its legal counsel on or prior to the Closing Date.

The Term Loan Request submitted by Borrower, pursuant hereto, shall be deemed to be a representation and warranty that the representations and warranties of the Loan Parties set forth in this Agreement and in the other Term Loan Documents are true and correct in all material respects as if made on the Closing Date (except, in the case of any such representations and warranties which expressly relates to a given date or period, such representation and warranties shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, however, that if any such representations and warranties is qualified by materiality, Material Adverse Effect or material adverse change, then such representations and warranties shall be true and correct in all respects.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and each Lender that:

SECTION 5.01.             CORPORATE EXISTENCE AND POWER.

Each of the Loan Parties and their respective Restricted Subsidiaries: (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation (subject to such changes after the date hereof as are permitted under the Term Loan Documents); (b) has the power and authority and all governmental licenses, authorizations, consents and approvals: (i) to own its assets and carry on its business, except to the extent that any failure to have any of the foregoing could not reasonably be expected to have a Material Adverse Effect; and (ii) to execute, deliver, and perform its obligations under the Term Loan Documents to which each is a party in all material respects; and (c) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and is licensed and in good standing under the Laws of each jurisdiction where its ownership, leasing or operation of property or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02.             CORPORATE AUTHORIZATION; NO CONTRAVENTION.

The execution and delivery by each of the Loan Parties and their respective Subsidiaries, and the performance by each of the Loan Parties and their respective Subsidiaries of its obligations under, each Term Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than the Liens created under the Term Loan Documents) under, or require any payment to be made under: (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any Subsidiary thereof, which breach or default could reasonably be expected to result in a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in all material respects; or (c) violate any applicable Law which could reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties and their respective Subsidiaries are in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that any failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to or is bound by any Contractual Obligation, or is subject to any restriction in any Organizational Document, or any requirement of Law, which, in any case, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.03.             GOVERNMENTAL AUTHORIZATION; COMPLIANCE WITH LAWS.

(a)             Governmental Authorizations. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution and delivery by any Loan Party (or any Subsidiary thereof) of, or the performance by any Loan Party (or any Subsidiary thereof) of its obligations under, any Term Loan Document to which it is a party other than (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Term Loan Documents, (iii) which could not reasonably be expected to result in a Material Adverse Effect, or (iv) such as have been previously disclosed to the Administrative Agent.

(b)             Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04.             BINDING EFFECT.

This Agreement has been, and each other Term Loan Document (when delivered hereunder) will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Term Loan Document to which any Loan Party is a party constitutes the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general applicable effecting enforcements of creditors’ rights or general principles of equity.

SECTION 5.05.             LITIGATION.

Except as specifically disclosed on Schedule 5.05, there are no actions, suits, proceedings, claims, disputes or Regulatory Actions pending, or to the best knowledge of Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any Subsidiary of any Loan Party that: (a) purport to affect or pertain to any Term Loan Document, or any of the transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of any Term Loan Document, or directing that the transactions provided for therein not be consummated as therein provided. Since the Closing Date, there has been no change in the status of any matters disclosed on Schedule 5.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 5.06.             NO DEFAULTS.

No Default or Event of Default has occurred and is continuing or would result from the incurring of any Obligations by Borrower or from the grant and perfection of the Liens upon the Collateral in favor of Administrative Agent. As of the Closing Date, none of any Loan Party or any Subsidiary of any Loan Party is in default under or with respect to any Contractual Obligation in any respect that, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01(e).

SECTION 5.07.             EMPLOYEE BENEFIT PLANS.

(a)             Compliance with ERISA Generally. As of the Closing Date, Borrower and each ERISA Affiliate are in compliance with the applicable provisions of ERISA, the Code and other federal or state Law with respect to each Plan, and each Plan which is intended to qualify under subsection 401(a) of the Code has received a favorable determination letter from the IRS and nothing has occurred that would cause the loss of such qualification, in each case, except as could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Borrower and each ERISA Affiliate have made all required contributions to any Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)             No Actions. As of the Closing Date: (i) there are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; and (ii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)             Certain Events. As of the Closing Date: (i) except as could not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur and neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069(a) or 4212(c) of ERISA; (ii) no event or circumstance has occurred or exists that, if such event or circumstance had occurred or arisen after the Closing Date, would create an Event of Default under Section 8.01(i); and (iii) the assets of Borrower do not constitute “plan assets” of any Benefit Plan, within the meaning of the Plan Asset Regulation.

(d)             Each Foreign Pension Plan is in compliance in all material respects with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of Borrower, its Affiliates or any of its directors, officers, employees or agents has engaged in a transaction which would subject Borrower or any of its Subsidiaries, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Administrative Agent in respect of any unfunded liabilities in accordance with applicable Law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against Borrower or any of its Affiliates with respect to any Foreign Pension Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.08.             USE OF PROCEEDS.

Borrower will use the proceeds of the Loans solely for the purposes set forth in and as permitted by Section 6.11 and Section 7.10.

SECTION 5.09.             TITLE TO PROPERTIES.

Except as disclosed on Schedule 5.09 (as the same may be updated from time to time by Borrower with the prior written consent of Administrative Agent in its Administrative Discretion), Loan Party and each Restricted Subsidiary thereof have good record and marketable title in fee simple to, or valid leasehold interests in, or valid rights to use (including easements) all real property necessary to the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the properties of each Loan Party and each Subsidiary thereof are subject to no Liens other than Permitted Liens.

SECTION 5.10.             TAXES.

Each Loan Party and each Subsidiary thereof have filed all U.S. federal and other material Tax returns and reports required to be filed with a taxing authority, and have paid prior to delinquency all U.S. federal and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and owing by them, except those (i) that are being contested in good faith by appropriate proceedings timely instituted and diligently conducted and for which such Person has set aside adequate reserves, if any, on its financial statements in accordance with GAAP and (ii) where failure to file or pay could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no proposed tax assessment against any Loan Party or any Subsidiary thereof that would, if made, have a Material Adverse Effect.

SECTION 5.11.             FINANCIAL CONDITION.

(a)             No Material Adverse Effect. Since December 31, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.12.             ENVIRONMENTAL MATTERS.

Each Loan Party conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof each Loan Party has reasonably concluded that, except as specifically disclosed on Schedule 5.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since the Closing Date, there has been no change in the status of the any matters disclosed on Schedule 5.12 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 5.13.             MARGIN REGULATIONS; REGULATED ENTITIES.

(a)             Margin Regulations. Neither Borrower nor any Subsidiary thereof is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)             Investment Company Act. None of Borrower or any Subsidiary thereof, or any Person controlling Borrower is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.14.             SWAP OBLIGATIONS.

Neither Borrower nor any Restricted Subsidiary of Borrower has incurred any outstanding obligations under any Swap Contracts not permitted by Section 7.03(c) hereof.

SECTION 5.15.             INTELLECTUAL PROPERTY.

Borrower and each Restricted Subsidiary thereof own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, except for those the failure of which to own or license could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The use of such intellectual property by Borrower and its Restricted Subsidiaries and the operation of their respective businesses do not infringe any valid and enforceable intellectual property rights of any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Restricted Subsidiary thereof infringes upon any rights held by any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed on Schedule 5.05, no claim or litigation regarding any of the foregoing is pending or, to Borrower’s knowledge, threatened in writing, and no patent, invention, device, application, principle or any statute, Law, rule, regulation, standard or code is pending or, to Borrower’s knowledge, proposed, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.16.             EQUITY INTERESTS HELD BY BORROWER; EQUITY INTERESTS IN BORROWER.

(a)             As of the Closing Date: (i) the only Subsidiaries of Borrower are those listed on Schedule 5.16; and (ii) neither Borrower nor any Subsidiary of Borrower holds any Equity Interests in any other Person other than those specifically disclosed on Schedule 5.16. Schedule 5.16 sets forth, as of the Closing Date, the names and ownership interests of each of the shareholders or each Equity Holder of each of the Subsidiaries of Borrower.

(b)             Schedule 5.16 sets forth, as of the Closing Date, the names and ownership interests of the shareholders or other equity holders of Borrower. All of the outstanding Equity Interests in Borrower and in each Subsidiary of Borrower have been validly issued and are fully paid and nonassessable.

(c)             To the knowledge of the Loan Parties, no owner of any Equity Interests in Borrower has voluntarily granted any security interest or Lien on such Equity Interests to any Person.

SECTION 5.17.             INSURANCE.

The properties of each Loan Party and each Restricted Subsidiary thereof are insured with financially sound and reputable insurance companies that are not Affiliates of any of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and leasing or owning similar properties in localities where such Loan Party or its Restricted Subsidiary operates.

SECTION 5.18.             COLLATERAL AND COLLATERAL DOCUMENTS.

(a)             Enforceable and Perfected Security Interest.

(i)            The Security Agreement creates in favor of Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof (the “Security Interest”) and (i) when the applicable Collateral (other than Uncertificated Securities, Uncertificated Limited Liability Company Interests and Uncertificated Partnership Interests, each as defined in the Security Agreement and the Security Agreement, as applicable) required to be delivered pursuant to the Security Agreement are delivered to Administrative Agent together with the proper endorsements, the Security Interest therein shall be perfected, (ii) when a Uniform Commercial Code financing statement in appropriate form is filed in the Office of the Secretary of State (or similar office as appropriate) of each Loan Party’s state of organization, incorporation or formation, as the case may be, the Security Interest (other than with respect to certain Intellectual Property (as defined in the Security Agreement) with respect to which additional filings may be necessary or desirable as described in Section 5.18(a)(ii)) shall be perfected to the extent the Security Interest may be perfected by the filing of a UCC financing statement.

(ii)            Upon the recordation of the Security Agreement (or a short form security agreement in form and substance reasonably satisfactory to Borrower and Administrative Agent) with the United States Patent and Trademark Office and the United States Copyright Office, and the filing of each Financing Statement in the office indicated therein, the Security Interest in all of the Intellectual Property of Borrower and the other Loan Parties constituting Collateral shall be perfected.

(iii)           Each Account Control Agreement perfects the Security Interest in each Deposit Account and each Securities Account described therein.

(b)             Truth and Correctness of Representations and Warranties. All representations and warranties of each Group Party in each Collateral Document are true and correct in all material respects.

SECTION 5.19.             LABOR RELATIONS.

Except as otherwise previously disclosed to the Administrative Agent in writing, there are no strikes, lockouts or other material labor disputes against Borrower or any Subsidiary thereof, or to Borrower’s knowledge, threatened against or affecting Borrower or any Subsidiary thereof, and no significant unfair labor practice complaint is pending against Borrower or any Subsidiary thereof or, to the knowledge of Borrower, threatened against any of them before any Governmental Authority. Except as set forth on Schedule 5.19: (a) neither Borrower nor any Affiliate or Subsidiary thereof are a party to any collective bargaining agreements or contracts; and (b) no union representation exists and, to the knowledge of Borrower, no union organizing activities are taking place.

SECTION 5.20.             SOLVENCY.

Immediately after giving effect to the making of each Loan on the related Funding Date, (i) the Loan Parties (on consolidated basis) are Solvent and (ii) the Group Parties (on a consolidated basis) are Solvent.

SECTION 5.21.             FULL DISCLOSURE.

To the best knowledge after due inquiry of any Responsible Officer of Borrower, the Term Loan Documents, the Perfection Certificate and the statements contained in the exhibits, reports, statements and certificates furnished by or on behalf of any Group Party in connection with the Term Loan Documents (including the offering and disclosure materials delivered by or on behalf of any Group Party to Administrative Agent and Lenders (or any of the foregoing Persons) prior to the Closing Date) as supplemented from time to time in writing, taken as a whole, do not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that with respect to projected financial or other information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.22.             CERTAIN DOCUMENTS.

(a)             Borrower has delivered to Administrative Agent true, accurate and correct copies of the Program Summary, Underwriting Guidelines and Servicing Policy of Borrower and the other Loan Parties and of Schedule 1.01, in each case, in effect as of the Closing Date and as of each other date on which amendments to any of the foregoing are required to be delivered pursuant to Section 6.03(b); provided, however, that this representation and warranty shall be deemed not to be untrue or incorrect to the extent Borrower or the other Loan Parties have discontinued origination of an Existing Product or Borrower or the other Loan Parties are originating a Non-Approved Product to the extent the origination of such Non-Approved Product complies with Section 7.14 hereof and an update to the Program Summary, the Servicing Policy or the Underwriting Guidelines is not then due under Section 6.03(b).

(b)             Borrower has delivered to Administrative Agent on the Closing Date true, complete and correct copies of: (i) the Katapult Merger Agreement and (ii) each ABL Credit Facility Document; in each case with respect to clauses (i)-(ii) immediately above, as in effect on and as of the Closing Date.

SECTION 5.23.             ANTI-CORRUPTION LAWS AND SANCTIONS.

Each of Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and, to the knowledge of Borrower, their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Borrower, any Subsidiary of Borrower, or, to the knowledge of Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

SECTION 5.24.             DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS.

(a)             Schedule 1.03 sets forth a true, correct and complete list of any and all deposit accounts and securities accounts of each Loan Party as of the Closing Date.

ARTICLE 6
AFFIRMATIVE COVENANTS

So long as the Discharge of Secured Obligations shall not have occurred:

SECTION 6.01.             REPORTING REQUIREMENTS.

Unless any of the following are waived by Administrative Agent from time to time in its sole discretion, Borrower shall deliver, or cause to be delivered, to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent:

(a)             Financial Reports. Borrower shall furnish to Administrative Agent (i) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month of Parent Entity, unaudited monthly financial statements of Parent Entity and its Subsidiaries on a consolidated basis consisting of a balance sheet and statements of income and cash flows as of the end of the immediately preceding calendar month, (ii) as soon as available, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Parent Entity, commencing with the fiscal quarter ending September 30, 2026, a consolidated balance sheet of Parent Entity and its consolidated subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the portion of its fiscal year then ended, which financial statements shall be prepared and certified as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Parent Entity and its consolidated subsidiaries as at the end of such fiscal quarter and for the period covered thereby, subject only to normal year end audit adjustments and the absence of footnotes, (iii) as soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year of Parent Entity, audited annual financial statements of Parent Entity on a consolidated basis, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such completed fiscal year, which financial statements shall be prepared and certified without any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for any qualification pertaining to, or disclosure of an exception or qualification resulting from, the maturity (or impending maturity) of any Revolving Loan Commitment (as defined in the ABL Credit Facility Loan Agreement) or any Revolving Advance (as defined in the ABL Credit Facility Loan Agreement) made thereunder) by Elliott Davis LLP or such other independent certified public accounting firm mutually agreeable to Administrative Agent and Borrower and accompanied by related management letters, if available and (iv) no later than thirty (30) days after the beginning of Parent Entity’s fiscal years, a month by month projected operating budget and cash flow of Parent Entity and its Subsidiaries for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter). All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to lack of footnotes and year-end adjustments). Concurrently with the delivery of the quarterly financial statements of Parent Entity, Borrower shall also deliver a compliance certificate of a Responsible Officer of Borrower in the form satisfactory to Administrative Agent stating that (A) such person has reviewed the relevant terms of the Term Loan Documents and the condition of Borrower, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto and (C) no Material Adverse Effect has occurred since the last delivery of such monthly financial statements, as applicable.

(b)             Katapult Business Plan. Borrower shall submit, or cause to be submitted, on August 30, 2026 and on each February 28th and August 30th thereafter, forecasts of Parent Entity and its Subsidiaries, in form and substance satisfactory to Administrative Agent and the Required Lenders in their Permitted Discretion (X) of consolidated balance sheets and statements of income or operations and cash flows of Parent Entity and its consolidated subsidiaries for the immediately following Fiscal Year (including for the Fiscal Year immediately following the Fiscal Year in which the Maturity Date occurs) and (Y) showing revenues, initiation costs, overhead costs, outstanding balance of debt and other financial metrics for the immediately following Fiscal Year (clauses (X) and (Y) immediately above, a “Katapult Business Plan”); provided, that for any Katapult Business Plan delivered to Administrative Agent and Lenders on or after February 28, 2027, a comparison of the previous Katapult Business Plan delivered to Administrative Agent and the Lenders to actual performance over the related period

(c)             Monthly Bank Statement/Reconciliation. Not more than fifteen (15) Business Days after the end of each month, Borrower shall deliver or caused to be delivered to Administrative Agent a copy of the bank, deposit account or securities account statements for each deposit account and securities account of Borrower and each of its Subsidiaries.

Notwithstanding the foregoing, the obligations in Sections 6.01(a)(ii) and 6.01(a)(iii) may be satisfied by furnishing Parent Entity’s Form 10-K or 10-Q (or any comparable or successor form), as applicable, filed with the SEC.

SECTION 6.02.             CERTIFICATES; OTHER INFORMATION.

Unless any of the following are waived by Administrative Agent from time to time in its sole discretion, Borrower shall deliver or cause to be delivered to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent, the following:

(a)             Accountants’ Certificate. Concurrently with Borrower’s delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying and stating that, in connection with their audit, nothing came to their attention that caused them to believe that Borrower failed to comply with the financial covenants of Section 7.16, but also noting that their audit was not directed primarily toward obtaining knowledge of or noncompliance with Section 7.16.

(b)             Compliance Certificate. Concurrently with the delivery of the financial statements referred to in subsections (a) of Section 6.01, a duly completed Compliance Certificate signed by an appropriate Responsible Officer of Borrower.

(c)             Audit Reports. Promptly after any request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent Entity by independent accountants in connection with the accounts or books of Parent Entity, Borrower, any Loan Party or any Subsidiary thereof, or any audit of any of them.

(d)             Equity Interest Holder Reports and Certain Public Filings. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the holders of Equity Interests of Parent Entity and copies of all annual, regular, periodic and special reports and registration statements that Parent Entity may file or be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Exchange Act, and, in each case, not otherwise required to be delivered to Administrative Agent pursuant hereto.

(e)             Debt Holder Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of Parent Entity, Borrower, any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement that are not otherwise required to be furnished to Administrative Agent and Lenders pursuant to Section 6.01 or any other clause of this Section 6.02.

(f)              Materials from Governmental Authorities. Promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other material correspondence received from any Governmental Authority concerning any investigation (other than Routine Inquiries) regarding any material financial or other material operational results of Borrower and its Subsidiaries, taken as a whole.

(g)             Additional Information. Promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary thereof or compliance with the terms of the Term Loan Documents, as Administrative Agent or any Lender may from time to time request in its Permitted Discretion.

SECTION 6.03.             NOTICES.

(a)             Borrower shall promptly, and in any event within five (5) Business Days after any Responsible Officer of Borrower obtains actual knowledge, or receives notice, thereof, notify Administrative Agent and each Lender of:

(i)            Defaults; Events of Default. The occurrence of any Default or Event of Default.

(ii)           Matters Involving a Material Adverse Effect. Any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any such matter arising from: (i) any breach or non performance of, or any default under, a Contractual Obligation of any Loan Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party thereof, including pursuant to any applicable Environmental Laws.

(iii)          ERISA Events. The occurrence of any ERISA Event that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(iv)          Certain Acquisitions. Any Acquisition, or the incurrence of any Contractual Obligations with respect to any Acquisition, by Borrower or any Restricted Subsidiary thereof if the aggregate cash and non cash consideration (including assumption of Debt) in connection with such Acquisition is (or could reasonably be expected to become) $500,000 or more, which notice shall identify the related Acquiree(s), if any, the anticipated closing date of such Acquisition and the aggregate cash and non cash consideration (including assumption of Debt) to be paid in connection with such Acquisition.

(v)            Litigation. Any (A) institution (by filing) of any litigation involving an alleged liability of any Loan Party or any Restricted Subsidiary thereof equal to or greater than $500,000, (B) adverse determination in any litigation against any Loan Party or any Restricted Subsidiary thereof equal to or greater than $500,000, (C) certification of a class in relation to, or adverse determination in, any class action litigation against any Loan Party or any Restricted Subsidiary thereof, or (D) any assertion of any allegation of fraud, criminal conduct, misappropriation or other wrongful or illegal conduct on the part of any Loan Party or any Restricted Subsidiary thereof except to the extent such assertion could not reasonably be expected to result in a Material Adverse Effect.

(vi)           Regulatory Action. Any complaint, order, citation, notice, request for information or other written communication from a Governmental Authority or any other Person (other than a Routine Inquiry) delivered to any Loan Party or any Subsidiary thereof with respect to, or if any Responsible Officer of any Loan Party becomes actually aware of (i) any material violation or alleged material violation by a Loan Party or any Subsidiary thereof of any applicable Law, including, without limitation, the Law of any applicable state, (ii) any Regulatory Action.

(vii)          Financial Matters. Any material change in accounting policies or financial reporting practices by Parent Entity, Borrower, any Loan Party or any Subsidiary of a Loan Party.

(viii)         Legal Matters. Any change to any Law materially and adversely affecting Borrower’s or any of its Subsidiaries’ respective business.

(ix)           Formation of New Subsidiary. Any Loan Party forms or acquires a new Subsidiary.

(x)            Taxes. Any proposed adjustments, reports, proceedings or investigations related to any material Taxes and any other material reports or notices received by any Loan Party or any Subsidiary thereof from, or filed by any Loan Party or any Subsidiary thereof with, any Governmental Authority.

(xi)           Certain Amendments. Any material amendments, restatements, supplements, modifications or waivers to or of any provisions of (i) any Organizational Document of any Loan Party or (ii) any of the ABL Credit Facility Documents, in each case together with true and complete copies thereof.

(b)             Certain Amendments.

(i)            Servicing Policy. Borrower shall, concurrently with the delivery of the financial statements referred to in Section 6.01(a), provide Administrative Agent with written notice of any material changes to the Servicing Policy.

(ii)            Program Summary. Borrower shall, concurrently with the delivery of the financial statements referred to in Section 6.01(a), provide Administrative Agent with written notice of any material change to the Program Summary. For the avoidance of doubt, until approved in writing by Administrative Agent, any New Products reflected in the Program Summary shall be deemed Non-Approved Products; provided that, Administrative Agent shall respond promptly and in any event shall be deemed to have consented if it has not responded within twenty (20) days after the date which such notice has been delivered.

(iii)          Underwriting Guidelines. Borrower shall, concurrently with the delivery of the financial statements referred to in Section 6.01(a), provide Administrative Agent with written notice of any material changes to the Underwriting Guidelines. Concurrently with the delivery of the financial statements referred to in Section 6.01(a), Borrower shall provide Administrative Agent an updated copy of the Underwriting Guidelines, which highlights or otherwise clearly indicates all material changes made since the date Underwriting Guidelines were last delivered to Administrative Agent hereunder.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action, if any, Borrower (or the other applicable Person) has taken or proposes to take with respect thereto. To the extent applicable, each notice given pursuant to Section 6.03 shall describe with reasonable particularity any and all provisions of this Agreement and any other Term Loan Document that have been (or could reasonably be expected to be) breached or violated.

SECTION 6.04.             PAYMENT OF CERTAIN OBLIGATIONS.

Borrower shall and shall cause each of its Subsidiaries to pay and discharge prior to delinquency all material Tax liabilities, assessments and governmental charges or levies upon their respective properties, unless the same are being contested in good faith by appropriate proceedings timely instituted and diligently conducted by the applicable Person and such Person has set aside adequate reserves, if any, on its financial statements in accordance with GAAP.

SECTION 6.05.             PRESERVATION OF EXISTENCE, ETC.

Borrower shall and shall cause each of its Subsidiaries to: (a) preserve, renew and maintain in full force and effect their respective legal existence and good standing under the Laws of the jurisdiction of their organization except in a transaction permitted by Section 7.04 or Section 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of their respective businesses, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of their respective registered patents, trademarks, trade names and service marks and other intellectual property, the non preservation of which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.06.             MAINTENANCE OF PROPERTIES.

Borrower shall and shall cause each of its Restricted Subsidiaries to: (a) maintain, preserve and protect all of their respective material properties and equipment necessary to the operation of their respective businesses in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof; in each of the foregoing clauses (a) and (b), except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.07.             MAINTENANCE OF INSURANCE.

Borrower shall and shall cause each of its Restricted Subsidiaries to maintain, with financially sound and reputable insurance companies not Affiliates of any Loan Party, property and casualty insurance (including hazard insurance where customary) with respect to their respective properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons, in each case naming Administrative Agent as an additional insured or loss payee.

SECTION 6.08.             COMPLIANCE WITH LAWS.

Borrower shall and shall cause each of its Restricted Subsidiaries to comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to them or to their respective properties or businesses, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings timely instituted and diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09.             BOOKS AND RECORDS.

Borrower shall and shall cause each of its Restricted Subsidiaries to: (a) maintain proper books of record and account, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied are made of all financial transactions and matters involving their respective properties and businesses; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over them, as the case may be.

SECTION 6.10.             INSPECTION RIGHTS.

Borrower shall and shall cause each of its Restricted Subsidiaries to permit Administrative Agent and representatives and independent contractors of Administrative Agent selected by Administrative Agent, in the exercise of its Permitted Discretion, to visit and inspect any of their respective properties, to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, members, managers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon five (5) Business Days’ advance notice to Borrower; provided, that unless an Event of Default has occurred and is continuing, the cost of only one such visit and inspection per calendar year shall be paid by Borrower; provided further, that representatives of any Lender may accompany the Administrative Agent and its representatives and independent contractors on any such visit or inspection; provided further, that when an Event of Default has occurred and is continuing, Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice and as many times as Administrative Agent or any Lender may require.

SECTION 6.11.             USE OF PROCEEDS.

Borrower shall use the proceeds of the Loans solely to fund the repurchase by Borrower of certain shares of preferred stock of Borrower issued to Hawthorn.

SECTION 6.12.             DEPOSIT ACCOUNTS; SECURITIES ACCOUNTS; CASH MANAGEMENT.

(a)             The Loan Parties shall take all actions necessary to maintain, preserve and protect the rights of Administrative Agent, for the benefit of the Secured Parties, with respect to all proceeds of Collateral in accordance with Administrative Agent’s security interest.

(b)             Subject to Section 6.14, at all times, each Deposit Account and each Securities Account (other than any Excluded Account ) shall be subject to an Account Control Agreement pursuant to which Administrative Agent (or its agent), for the benefit of the Secured Parties, has “springing control”.

(c)             The Loan Parties shall cause each depositary bank or securities intermediary at which any Collection Account (as defined in the ABL Credit Facility Loan Agreement) is held or maintained, to deposit, transfer or remit, collectively, in accordance with the ABL Credit Facility Loan Agreement, all Collections in respect of Leases.

(d)             Each Loan Party hereby irrevocably makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent for that purpose) as such Loan Party’s true and lawful attorney and agent-in-fact, to do any of the following at Administrative Agent’s sole election (and Administrative Agent shall not have any obligations to do so) after the occurrence and during the continuance of an Event of Default: (i) to endorse the name of such Loan Party upon all authorizations to transfer any funds out of any Deposit Accounts or Securities Account (other than any Excluded Account) maintained by or on behalf of such Loan Party as contemplated by the Term Loan Documents, or upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any of the Collateral; (ii) to take control in any manner of any item of payment or proceeds thereof relating to the Collateral; (iii) to have access to any lock box or postal box into which mail of such Loan Party related to the Collateral is deposited; and (iv) to open and process all mail addressed to such Loan Party and deposited therein related to the Collateral. The power of attorney granted herein shall be deemed an agency, coupled with an interest and irrevocable, and not subject to termination without the consent of Administrative Agent.

SECTION 6.13.             FURTHER ASSURANCES.

Promptly upon the written request by Administrative Agent, Borrower shall and shall cause each of its Subsidiaries to take such further acts (including the acknowledgement, execution, delivery, recordation, filing and registering of documents) as may reasonably be required from time to time to: (a) carry out more effectively the purposes of this Agreement or any other Term Loan Document; (b) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents or any other properties, rights or interests (including real property) acquired by Borrower or any Restricted Subsidiary thereof following the Closing Date; (c) perfect and maintain the validity, effectiveness and priority of the Liens created or intended to be created by any of the Term Loan Documents; and (d) better assure, convey, grant, assign, transfer, preserve, protect and confirm to Administrative Agent the rights, remedies and privileges existing or granted or now or hereafter intended to be granted to such Persons under any Term Loan Document or other document executed in connection therewith.

SECTION 6.14.             POST-CLOSING DELIVERIES.

Borrower shall, and shall cause each of its Subsidiaries to, comply with the requirements of Schedule 6.14 in accordance with the terms thereof.

ARTICLE 7
NEGATIVE COVENANTS

So long as the Discharge of Secured Obligations shall not have occurred, Borrower will not, and will not permit any Restricted Subsidiary directly or indirectly to:

SECTION 7.01.             LIENS.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than any of the following (collectively, the “Permitted Liens”):

(a)             any Lien created under any Term Loan Document;

(b)             any Lien for Tax liabilities, assessments and governmental charges or levies arising in the ordinary course of business that are not yet due or to the extent that non payment thereof is permitted by Section 6.04; so long as (i) (A) no notice of lien has been filed or recorded under the Code, or (B) payment in respect of any such Lien is being properly contested in good faith by appropriate proceedings, and (ii) in each case, such Liens could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect;

(c)             any landlord’s, grower’s, supplier’s, producer’s, carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s or other like Lien arising in the ordinary course of business that is not overdue for a period of more than thirty (30) days (or, if more than 30 days overdue, that are unfiled and no other action has been taken to enforce such Lien) or that is being contested in good faith and by appropriate proceedings timely instituted and diligently conducted, if adequate reserves with respect thereto, if any, in accordance with GAAP are set aside on the financial statements of the applicable Person;

(d)             (i) any pledge or deposit in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(e)             any deposit or other Liens to secure the performance of bids, trade contracts, government contracts and other similar contracts (other than Debt), leases (other than Debt) or letters of credit issued in lieu of such deposits, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business;

(f)             any lease, sublease, easement, right of way, encroachment, restriction or other similar encumbrance affecting real property that, when aggregated with all other such Liens, is not substantial in amount, and that does not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)             any Lien securing a judgment for the payment of money not constituting an Event of Default under Section 8.01(h) or securing an appeal or other surety bond related to any such judgment;

(h)             any Lien existing on any property prior to the acquisition thereof by Borrower or any Restricted Subsidiary thereof or existing on any property of any Person at the time such Person is merged into or consolidated with Borrower or a Restricted Subsidiary of Borrower; provided that: (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person being merged into or consolidated with Borrower or any Restricted Subsidiary of Borrower, as the case may be; (ii) such Lien shall not apply to any other property or assets of Borrower or any Restricted Subsidiary thereof; and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person is merged into or consolidated with Borrower or any Restricted Subsidiary of Borrower, as the case may be;

(i)             any Lien (i) securing Debt permitted by Section 7.03(e) covering only the assets acquired with such Debt and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto and (ii) on cash collateral securing Debt permitted by Section 7.03(c);

(j)             any Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that: (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower or any Restricted Subsidiary thereof in excess of those set forth by regulations promulgated by the FRB; and (ii) such deposit account is not intended by Borrower or any Restricted Subsidiary thereof to provide collateral to the depository institution;

(k)             the right of a licensee under a license agreement entered into by Borrower or any Restricted Subsidiary thereof, as licensor, in the ordinary course of business for the use of intellectual property or other intangible assets of Borrower or any such Restricted Subsidiary; provided that, in the case of any such license granted by Borrower or any such Restricted Subsidiary on an exclusive basis: (i) such Person shall have determined in its reasonable business judgment that such intellectual property or other intangible assets are no longer useful in the ordinary course of business; (ii) such license is for the use of intellectual property or other intangible assets in geographic regions in which Borrower or any Restricted Subsidiary thereof does not have material operations or in connection with the exploitation of any product not then produced or planned to be produced by Borrower or any Restricted Subsidiary thereof; or (iii) such license is granted in connection with a transaction otherwise permitted by this Agreement in which a third party acquires the right to manufacture or sell any product covered by such intellectual property or other intangible assets from Borrower or such Restricted Subsidiary; provided further that, in the case of clauses (ii) and (iii) of this Section 7.01(k), Borrower or such Restricted Subsidiary has determined that it is in its best economic interest to grant such license;

(l)            any Liens in favor of Borrower;

(m)           any customary banker’s Liens in favor of banking institutions (including the right of setoff) encumbering Deposit Accounts maintained at such banking institutions by Borrower or any Restricted Subsidiaries that are within the general parameters in the banking industry or arising pursuant to such banking institution’s general terms and conditions, including deposits made in the ordinary course of business in respect of obligations of any Loan Party with respect to cash management services or other treasury services to the extent permitted by Section 7.03(d); provided, that such deposits shall not secure any Debt;

(n)             Liens arising from filings of UCC financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Debt;

(o)             Liens on any property or asset of Borrower or any Restricted Subsidiary thereof existing on the Closing Date and described on Schedule 7.01; provided that (i) such Lien shall not encumber, or apply or extend to, any other property or asset of Borrower or any Restricted Subsidiary thereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof;

(p)             Liens solely on any cash earnest money deposits made by Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to transaction that otherwise permitted under this Agreement;

(q)             Liens on cash constituting bonus or other similar prepayments made to a Loan Party;

(r)             Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto;

(s)             any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and covering only the assets so leases or licensed;

(t)             Liens solely on assets pursuant to merger agreements, stock or asset purchase agreement and similar agreements in respect of the Disposition of such assets otherwise permitted hereunder;

(u)             Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted by this Agreement;

(v)             Liens extending, renewing or replacing any of the foregoing; provided that (i) such Liens shall only encumber, or apply or extend to, any property or asset of Borrower or any Restricted Subsidiary thereof those Liens originally encumbered, or applied or extended to, prior to such extension, renewal or replacement and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(w)            Liens granted by any Restricted Subsidiary in or on any leases of such Restricted Subsidiary in connection with such Restricted Subsidiary’s sale of participation interests in such leases to the applicable ABL Credit Facility Borrower and the pledge by Borrower of the equity interests in the respective ABL Credit Facility Borrower in each case pursuant to, and in accordance with the applicable ABL Credit Facility Documents in respect of the applicable ABL Credit Facility permitted under Section 7.03(k);

(x)             Liens granted by the applicable Loan Party in the Collection Account and any funds held therein or credited thereto pursuant to the applicable ABL Credit Facility Documents;

(y)             Liens under the ABL Credit Facility; and

(z)             Liens securing Permitted Refinancings of Debt permitted under Section 7.03(r); provided that (i) such Liens shall not encumber, or apply or extend to, any other property or asset of Borrower or any Restricted Subsidiary thereof, and (ii) such Lien was permitted hereunder prior to such Permitted Refinancing.

SECTION 7.02.             INVESTMENTS.

Make any Investments, except:

(a)             Investments in cash and Cash Equivalents;

(b)            Investments arising from transactions by Borrower or any Restricted Subsidiary thereof with customers or suppliers in the ordinary course of business, including Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(c)             advances to officers, directors, employees, shareholders, partners or members of Borrower or any Restricted Subsidiary thereof for travel, entertainment, relocation and analogous ordinary business purposes in a maximum aggregate amount at any time outstanding not to exceed $50,000;

(d)             any Permitted Acquisition;

(e)             Investments made for the benefit of employees of Borrower or any Restricted Subsidiary thereof for the purposes of deferred compensation or advances of payroll payments in the ordinary course of business;

(f)              Guarantees permitted by Section 7.03(b);

(g)             Investments consisting of Swap Contracts permitted by Section 7.03(c);

(h)             Investments consisting of Capital Expenditures;

(i)             any Investment existing on the date of this Agreement or made pursuant to binding commitments in effect on the date of this Agreement or an Investment consisting of any extension, modification or renewal of any Investment existing on the date of this Agreement; provided that the amount of any such Investment may only be increased (x) as required by the terms of such Investment as in existence on the date of this Agreement or (y) as otherwise permitted under this Agreement;

(j)              Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(k)             Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete or worn out assets permitted pursuant to this Agreement;

(l)              [reserved];

(m)             Investments consisting of obligations of officers and employees to Borrower or its Restricted Subsidiaries in connection with such officers’ and employees’ acquisition of Equity Interests in Borrower (other than Disqualified Equity Interests) so long as no cash is actually advanced by Borrower or any of its Restricted Subsidiaries in connection with the acquisition of such obligations;

(n)             Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection and deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(o)             Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(p)             any Investment by Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a similar business if as a result of such Investment: (x) such Person becomes a Subsidiary; or (y) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Borrower, with Borrower being the surviving entity in such transaction and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer; and

(q)             Investments in company-owned life insurance policies, solely to the extent obtained in relation to deferred compensation plans consistent with past practices.

SECTION 7.03.             DEBT.

Create, incur, assume or suffer to exist any Debt, except:

(a)             Debt under the Term Loan Documents;

(b)             [reserved];

(c)             Swap Contracts entered into for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Debt that is permitted by the terms of this Agreement to be outstanding or (B) currency exchange risk in connection with financial obligations in the ordinary course of business and not for purposes of speculation;

(d)             obligations of any Loan Party under any cash management or other treasury management arrangements consisting of netting services, automatic clearinghouse arrangements, overdraft facilities, employee credit card programs, prefunding accounts, debit card programs and other cash management services established and repaid in the ordinary course of business;

(e)             Debt in respect of: (i) capital leases and operating leases; (ii) Synthetic Lease Obligations; and (iii) purchase money obligations for the purpose of financing (or refinancing) all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of Borrower or such Restricted Subsidiary that, added to all other Debt permitted pursuant to this clause (e) and then outstanding will not exceed (A) $1,000,000, so long as such Debt is incurred or issued at the date of such purchase, or completion of such construction or improvement, or within 270 days thereafter, plus (B) the amount of any fees and expenses incurred in connection with any financing transaction or refinancing;

(f)              Debt in respect of: (i) workers’ compensation claims or obligations in respect of health, disability or other employee benefits; (ii) property, casualty or liability insurance or self insurance; (iii) completion, bid, performance, appeal or surety bonds issued for the account of Borrower or any Restricted Subsidiary thereof; or (iv) bank guarantees, letters of credit, bankers’ acceptances and other similar obligations not constituting Debt for borrowed money; in each of the foregoing cases, to the extent incurred in the ordinary course of business;

(g)             Debt consisting of promissory notes or similar Debt issued by Borrower or any Restricted Subsidiary of Borrower to current, future or former officers, directors and employees thereof, or to their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Borrower or a Restricted Subsidiary of Borrower to the extent described in Section 7.02(o);

(h)             Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(i)             Debt arising from agreements of Borrower or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Restricted Subsidiary, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds actually received by Borrower or such Subsidiary in connection with such disposition;

(j)              Debt described on Schedule 7.03;

(k)             Debt of Borrower and any applicable Restricted Subsidiary under and pursuant to the applicable the ABL Credit Facility Documents to which it is a party in respect of the ABL Credit Facility;

(l)             (i) Debt representing deferred compensation or stock-based compensation to employees of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business and (ii) Debt consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with any Investment permitted hereunder;

(m)            Debt of the Company or any Restricted Subsidiary constating of the financing of insurance premiums in the ordinary course of business;

(n)             any Lease Repurchase/Indemnification Obligations of any Restricted Subsidiary;

(o)             guarantees by Borrower under any ABL Credit Facility Documents guaranteeing (i) the Lease Repurchase/Indemnification Obligations, (ii) servicing obligations of any Subsidiary in respect of any Leases in which participation interests were sold to ABL Credit Facility Borrower under the applicable ABL Credit Facility Documents, and (iii) any related indemnification obligations of any applicable Subsidiary under any applicable ABL Credit Facility Documents; and

(p)             Debt under the ABL Credit Facility Loan Agreement;

(q)             Permitted Refinancings of any such Debt.

SECTION 7.04.             FUNDAMENTAL CHANGES.

(a)             Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Restricted Subsidiaries on the date hereof or any Related Business.

(b)             Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(i)                (A) any Subsidiary of Borrower may merge with Borrower; provided that Borrower shall be the continuing or surviving Person; or (B) any Subsidiary of Borrower may merge with any other Subsidiary of Borrower; provided that when any wholly owned Subsidiary of Borrower is merging with another Subsidiary of Borrower, then another wholly owned Subsidiary of Borrower shall be the continuing or surviving Person;

(ii)               any Restricted Subsidiary of Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower;

(iii)             any Restricted Subsidiary of Borrower may dissolve, so long as concurrently therewith such Restricted Subsidiary conveys to Borrower all of its assets;

(iv)              Borrower or any Restricted Subsidiary thereof may consummate any Acquisition permitted under Section 7.02(d);

(v)               Borrower and its Restricted Subsidiaries may complete any Dispositions permitted by Section 7.05; and

(vi)              any Subsidiary of Borrower may convert from a corporation to a limited liability company provided it shall comply with the requirements of Section 7.12.

(c)             Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Debt, except:

(i)                 payments in respect of the Obligations;

(ii)               with respect to any Debt permitted under Section 7.03 (other than the Obligations, Permitted Subordinated Debt and Debt described in Section 7.03(l)), payments in respect of such Debt (including, but not limited to payments in respect of the ABL Credit Facility);

(iii)              with respect to any Debt permitted under Section 7.03(l), payments in respect of such Debt up to an aggregate amount not to exceed $1,000,000 during any Fiscal Year; and

(iv)              with respect to any Permitted Subordinated Debt to the extent expressly permitted under Section 7.03, payments in respect of such Permitted Subordinated Debt in accordance with the subordination terms thereof or the applicable Permitted Subordination Agreement.

SECTION 7.05.             DISPOSITIONS.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)             Dispositions of used, obsolete, surplus or worn-out property, whether now owned or hereafter acquired, in the ordinary course of business and the abandonment or other Disposition of intellectual property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(b)             Dispositions of inventory, motor vehicles and other assets securing consumer loans made in the ordinary course of business;

(c)             Dispositions of equipment or real property to the extent that: (i) such property is exchanged for credit against the purchase price of similar replacement property; (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; or (iii) the proceeds of such Disposition are promptly deposited into a Deposit Account subject to an Account Control Agreement;

(d)             Dispositions of property by any Restricted Subsidiary thereof to Borrower;

(e)             Dispositions permitted by Section 7.04(b)(i), Section 7.04(b)(ii), Section 7.04(b)(iii), Section 7.04(b)(v) or Section 7.04(b)(vii);

(f)              Dispositions of bad debt in the ordinary course of business;

(g)             (i) the unwinding of any Swap Contract; (ii) to the extent permitted by Section 7.06, Restricted Payments; and (iii) to the extent permitted by Section 7.02 and otherwise constituting Dispositions, Investments;

(h)             Dispositions of cash and Cash Equivalents;

(i)              Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(j)              any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(k)             Dispositions of leases or participation interests in leases in connection with the ABL Credit Facility pursuant to the applicable ABL Credit Facility Documents; and

provided that (i) any Disposition pursuant to any of the foregoing subsections of this Section 7.05 (other than Section 7.05(k) shall be for not less than fair market value unless otherwise agreed by Administrative Agent in its Administrative Discretion and (ii) Borrower shall provide Administrative Agent with written notice of any Disposition made pursuant to Section 7.05(c)(ii) to extent such Disposition exceeds $500,000 in the aggregate.

SECTION 7.06.             RESTRICTED PAYMENTS.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)             Borrower and any Restricted Subsidiary may make (x) Tax Distributions and (y) payments to any direct or indirect owner to permit such direct or indirect owner to pay franchise and excise taxes, and related fees and expenses, incurred in the ordinary course of business and required to be paid to maintain the corporate or other existence of any such direct or indirect parent entity;

(b)             Borrower and any Subsidiary may declare and make dividend payments or other distributions with respect to its common Equity Interests payable solely in additional shares of its common Equity Interests (provided that such additional common Equity Interests do not constitute Disqualified Equity Interests); and

(c)             any Subsidiary of Borrower may declare and make dividends, distributions or other payments with respect to such Subsidiary’s Equity Interest to Borrower and any Loan Party that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such dividend or distribution is being made.

SECTION 7.07.             CAPITAL EXPENDITURES.

Make, or permit to be made, (whether in one transaction or a series of transactions) Capital Expenditures in an aggregate amount in excess of 5% of revenue for Borrower and its Subsidiaries over the trailing twelve-month period.

SECTION 7.08.             TRANSACTIONS WITH AFFILIATES.

Enter into any transaction of any kind with any Affiliate of Borrower, irrespective of whether in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or a Restricted Subsidiary of Borrower as would be obtainable by such Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:

(a)             transactions between or among any Loan Party;

(b)             Restricted Payments permitted under Section 7.06;

(c)             Investments permitted by Sections 7.02(c), 7.02(f), 7.02(g) or 7.02(o);

(d)             Debt (including Guarantees) permitted by Section 7.03(a), 7.03(b), 7.03(m), 7.03(n) or 7.03(o);

(e)             Dispositions permitted by Section 7.05(e)(i) or Section 7.05(l);

(f)              the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, future, current or former officers, directors, employees or consultants of Borrower, Parent Entity, Holdings or any of Borrower’s Restricted Subsidiaries; provided that any such severance arrangements provided on behalf of officers, directors or senior management of Borrower, Parent Entity or Holdings are or have been approved by the Compensation Committee of Borrower’s board of managers and are not otherwise prohibited by the Term Loan Documents;

(g)             payments or loans (or cancellation of loans) to employees, directors or consultants of Borrower, Parent Entity, Holdings or any of Borrower’s Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees, directors or consultants that, in each case, that are approved by the board of managers of Borrower in good faith and are not otherwise prohibited by the Term Loan Documents;

(h)             payments to any future, current or former employee, director, officer or consultant of Borrower, Parent Entity, Holdings or any of Borrower’s subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers or consultants that are, in each case, not otherwise prohibited by the Term Loan Documents;

(i)              any transactions or agreements in either case that have been disclosed by Borrower to Administrative Agent in writing from time to time; provided, that Administrative Agent has not delivered to Borrower a written objection to such transaction or agreement within thirty (30) days after such disclosure by Borrower; and

(j)              transactions contemplated by (i) the ABL Credit Facility Documents and (ii) the Katapult Merger Agreement.

SECTION 7.09.             BURDENSOME AGREEMENTS.

Enter into any Contractual Obligation (other than this Agreement or any other Term Loan Document, or the ABL Credit Facility Loan Agreement or any other ABL Credit Facility Document) that: (a) limits, restricts, or imposes any condition on the ability: (i) of any Subsidiary of Borrower to make Restricted Payments to Borrower or any other Subsidiary or to otherwise transfer property to Borrower or any other Subsidiary; (ii) of any Subsidiary of Borrower to Guarantee the Debt of Borrower; (iii) of Borrower or any Subsidiary to make or repay loans or advances to any Loan Party or any other Subsidiary; and (iv) of Borrower or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person; provided that (A) the subclause (a)(iv) of the foregoing in this Section 7.09 shall not prohibit any negative pledge incurred or provided in favor of any holder of Debt permitted under Section 7.03(c) or 7.03(e), solely to the extent that any such negative pledge relates to the property financed by or the subject of such Debt, and (B) clause (a) of the foregoing in this Section 7.09 shall not apply to any restrictions, limitations and conditions imposed on any Excluded Subsidiary by any ABL Credit Facility Documents in respect of the ABL Credit Facility; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

SECTION 7.10.             USE OF PROCEEDS.

(a)             Margin Stock. Use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(b)             Sanctions. Use proceeds of any Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7.11.             CERTAIN GOVERNMENTAL REGULATIONS.

Borrower will not, and will not permit any Restricted Subsidiary or Related Party to, (a) be or become subject at any time to any Law, regulation, or list of any government agency (including the United States Office of Foreign Asset Control list) that prohibits or limits any Lender from making any loans or extension of credit (including the Loans ) to any Loan Party or from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by Administrative Agent or any Lender at any time to enable Administrative Agent or such Lender to verify any Loan Party’s identity or to comply with any applicable Law or regulation, including Section 326 of the Act.

SECTION 7.12.             AMENDMENT OF MATERIAL DOCUMENTS.

Borrower will not, and will not permit any of Restricted Subsidiaries to:

(a)             in the case of any Loan Party, modify or restate its name unless Administrative Agent receives notice of such change promptly, but in any event within thirty (30) days’ after such change is effected, or reincorporate or reorganize under the laws of any jurisdiction, and Borrower shall deliver to Administrative Agent UCC financing statements and Collateral Documents as shall be required by Administrative Agent in its Administrative Discretion to continue, create, perfect and protect, as the case may be, a Lien in favor of Administrative Agent in all of the properties of such Person which constitute Collateral, together with such legal opinions confirming perfection, certificates and other documents as Administrative Agent shall require in its Permitted Discretion;

(b)             in the case of any Loan Party, amend, supplement modify or waive any of its rights, covenants or obligations under its Organizational Documents, other than amendments, modifications or waivers that could not reasonably be expected to adversely affect Administrative Agent or the Lenders; provided that Borrower shall deliver or cause to be delivered to Administrative Agent a copy of each such amendment, modification or waiver promptly after the execution and delivery thereof;

(c)             amend, restate, modify, supplement or waive any of its rights, covenants or obligations under, or any provision of, the Katapult Merger Agreement, if any such amendment, restatement, modification, supplement or waiver, individually or in the aggregate, could reasonably be expected to adversely affect the rights, benefits or interests of Administrative Agent or any of the Lenders under the Term Loan Documents;

(d)             amend, restate, modify, supplement or waive any of its rights, covenants or obligations under, or any provision of, any of the ABL Credit Facility Documents, if any such amendment, restatement, modification, supplement or waiver, individually or in the aggregate, could reasonably be expected to adversely affect the rights, benefits or interests of any Loan Party, Administrative Agent or any of the Lenders under the Term Loan Documents; or

(e)             in the case of any Debt (other than (x) the Obligations and (y) Debt in respect of the ABL Credit Facility, the Seller Loan and the Acquisition Term Loan), amend, restate, supplement or modify, or permit the amendment, restatement, supplement or modification of: (A) the payment terms (including any provisions regarding interest rates, principal or interest payment or prepayment amounts, total principal amounts or similar or related terms and provisions) of or subordination provisions respecting such Debt; or (B) any other provision of such Debt, except to the extent that: (1) no Event of Default has occurred and is continuing at the time or results by virtue of any such amendment, modification or other alteration; or (2) such amendment, restatement, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.13.             DISQUALIFIED EQUITY INTERESTS

Borrower will not, and will not permit any Restricted Subsidiary to, (a) issue any Disqualified Equity Interests, or (b) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of Borrower or any Restricted Subsidiary, except as permitted under Section 7.06.

SECTION 7.14.             [RESERVED].

SECTION 7.15.             FOREIGN SUBSIDIARIES

Create, form, own, or acquire, whether directly or indirectly, any Foreign Subsidiary.

SECTION 7.16.             FINANCIAL COVENANTS

(a)                Minimum Liquidity. As of the Closing Date and as of last Business Day of each such calendar week ending thereafter, (x) prior to a Parent Reorganization Transaction, Parent Entity and (b) following a Parent Reorganization Transaction, Borrower shall not permit Liquidity to be less than $5,000,000.

In the event there is a failure to comply with the financial covenant set forth in this Section 7.16(a), subject to the terms and conditions hereof, the Borrower and its Subsidiaries shall have the right (the “Cure Right”), commencing on the first day after the applicable calendar month with respect to which such failure occurred until the expiration of the tenth (10th) Business Day subsequent to the end of such calendar month (or such later date as the Administrative Agent may agree) (such period, the “Cure Period”), to receive cash contributions (funded with the proceeds of additional equity or subordinated debt not prohibited by any applicable bonds, debentures, notes, loan agreements or other similar instruments of Borrower and its Subsidiaries) in an aggregate amount equal to, but not greater than, the amount necessary to cure the breach of such financial covenant and to ensure pro forma compliance therewith in the immediately-following calendar month (hereinafter, the “Cure Amount”), and upon the receipt by Borrower and/or any of its Subsidiaries of the cash proceeds thereof, such financial covenant shall then be recalculated giving effect to the following pro forma adjustments: (1) Liquidity shall be increased for the applicable calendar month in question by an amount equal to the Cure Amount; and (2) if, after giving effect to the foregoing recalculations, Borrower and its Subsidiaries shall then be in compliance with the requirements of Section 7.16(a), Borrower shall be deemed to have been in compliance with such financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default or Event of Default of such financial covenant that had occurred shall be deemed not to have occurred for this purpose of the Agreement.  In the event that (i) no Default or Event of Default exists other than that arising due to failure of Borrower to comply with the financial covenant set forth in this Section 7.16(a), and (ii) Borrower shall have delivered to Administrative Agent and Lenders written notice of its intention to exercise the Cure Right (which notice shall be delivered no later than five (5) Business Days after the end of the calendar month in question (or such later date as the Administrative Agent may agree)), which exercise if fully consummated would be sufficient in accordance with the terms hereof to cause Borrower and its Subsidiaries to be in compliance with the financial covenant as of the relevant date of determination, then from and following receipt by Administrative Agent and Lenders of any such notice and until the date that is the earlier of (x) the last day of the applicable Cure Period and (y) the date, if any, on which Borrower notifies Administrative Agent in writing that such Cure Right shall not be exercised, then neither Administrative Agent nor any Lender shall exercise any remedies set forth in Section 8 hereof during such period.  Notwithstanding anything herein to the contrary, in no event shall Holdings be permitted to exercise the Cure Right under this Section 7.16(a) (x) more than three (3) times in the aggregate prior to the Maturity Date or (y) more than one (1) time in any two consecutive months. The parties hereby acknowledge that this paragraph may not be relied on for purposes of calculating any financial ratios or other amounts in this Agreement (including any baskets or covenants or any calculation on a pro forma basis) other than as applicable to Section 7.16(a) and shall not result in any adjustment to any amounts other than the amount of Liquidity solely for the purposes of Section 7.16(a).

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01.             EVENTS OF DEFAULT

Each of the following shall constitute an event of default hereunder (each, an “Event of Default”):

(a)             Non Payment. Borrower or any other Loan Party fails to pay: (i) when and as required to be paid herein, any amount of principal of any Loan; (ii) within one (1) Business Day after the same becomes due, any interest on any Loan, or any fee due hereunder; or (iii) within two (2) Business Days after the same becomes due, any other amount payable hereunder or under any other Term Loan Document, in each case, after giving effect to any applicable grace period set forth in this Agreement or in any other Term Loan Document; or

(b)             Specific Covenants. (i) Any Loan Party fails to: perform or observe in any material respect, covenant or agreement contained in any of Section 6.01, Section 6.02, Section 6.03, Section 6.05 (solely as to legal existence), Section 6.10, Section 6.11 or Article 7; or (ii) any Guarantor fails to perform or observe in any material respect any term, covenant or agreement contained in its Guaranty; or

(c)             Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Group Party herein, in any other Term Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made, and shall continue unremedied for a period of thirty (30) consecutive calendar days, unless the same cannot reasonably be cured within such thirty (30) day period; or

(d)             Other Defaults. Any Loan Party fails to perform or observe in any material respect any other covenant or agreement (not specified in Section 8.01(a), Section 8.01(b), Section 8.01(c) or clause (ii) below in this Section 8.01(d)) contained in any Term Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (x) such Loan Party’s knowledge of such failure or (y) such Loan Party’s receipt of notice of such failure from Administrative Agent or any Lender; or

(e)             Cross-Default.

(i)                 Material Debt. (x) Any Material Debt is declared to be due and payable or is required to be prepaid (other than a payment due on the voluntary termination of a capital lease) prior to the stated maturity thereof, or any obligation of Borrower or any of its Subsidiaries party thereto for the payment of any applicable Material Debt, is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs any event which would cause any such obligation to become, or allow any such obligation to be declared, due and payable, and (y) following the occurrence described in clause (x), Administrative Agent shall have declared, by written notice to Borrower, such occurrence to be an Event of Default in Administrative Agent’s sole discretion.

(ii)               Swap Contract Default. There occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from: (A) any event of default under such Swap Contract as to which any Loan Party is the Defaulting Party (as defined in such Swap Contract); or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by any Loan Party thereof as a result thereof is greater than the $1,000,000.

(f)              Insolvency Proceedings, Etc. With respect to any Group Party, (i) such Person institutes or consents to the institution of any proceeding under any Bankruptcy Law, or makes an assignment for the benefit of creditors; (ii) such Person applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or (iv) any proceeding under any Bankruptcy Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)             Inability to Pay Debts; Attachment. (i) Any Group Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)             Judgments. There is entered against any Loan Party: (i) one or more final, non-appealable judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $1,000,000 (after giving effect to any independent third-party insurance coverage as to which the insurer has not denied coverage), or (ii) any one or more non-monetary final, non-appealable judgments that have resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect (after giving effect to any independent third-party insurance coverage as to which the insurer has not denied coverage), and in either case: (A) enforcement proceedings are commenced by any creditor upon such judgment or order; or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect or such judgment or order is not discharged due to the failure of such Loan Party to take all legal enforcement to stay such order (or in the case of clause (i), complied with in accordance with its terms), provided, if such judgment or order provides for payment thereof to be made over time it shall not be an Event of Default hereunder unless not paid within 30 days of when due in accordance with the terms thereof; or

(i)              ERISA. One or more ERISA Events occur with respect to a Pension Plan or Multiemployer Plan which, individually or in the aggregate, result or could reasonably be expected to result in a Material Adverse Effect; or

(j)              Invalidity of Term Loan Documents. Any Term Loan Document or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or Discharge of Secured Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Term Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Term Loan Document, or purports to revoke, terminate or rescind any Term Loan Document or any provision thereof; or

(k)             Liens. Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Document, except (A) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Term Loan Documents or (B) as a result of Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the applicable Collateral Document; or

(l)              Material Adverse Effect. There occurs a Material Adverse Effect; or

(m)            Change of Control. There occurs a Change of Control; or

(n)             Investment Company Act. Any Group Party is required to register as an “investment company” under the Investment Company Act of 1940, as amended; or

(o)             Subordination Agreements. (i) The subordination provisions of any Permitted Subordination Agreement or other documents evidencing or governing any Permitted Subordinated Debt (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of any of the applicable Permitted Subordinated Debt; or (ii) any Loan Party, any Affiliate of any Loan Party, any holder of any of the applicable Permitted Subordinated Debt or any representative, agent or trustee on behalf of such holder shall, directly or indirectly, disavow, contest or challenge in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of Administrative Agent, the Lender or any of the other Secured Parties, or (C) that all payments of principal of or premium and interest on or other amounts on account of any of the applicable Permitted Subordinated Debt, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

SECTION 8.02.             REMEDIES UPON EVENT OF DEFAULT.

(a)             Termination and Acceleration. If any Event of Default (other than an event described in Section 8.01(f) or Section 8.01(g)), occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, Required Lenders, take any or all of the following actions:

(i)                Termination of Commitments, Etc. Declare, by written notice to Borrower, the Commitments of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(ii)               Acceleration of Obligations. Declare the Outstanding Legal Balance and all other Obligations payable hereunder or under any other Term Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

in the case of any event described in Section 8.01(f) or Section 8.01(g), the Commitments of each Lender to make Loans shall automatically terminate and the Outstanding Legal Balance and all other Obligations payable hereunder or under any other Term Loan Document shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower.

(b)             Exercise of Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, and at the request of the Required Lenders shall, exercise on behalf of itself and Lenders all rights and remedies available to it and Lenders under this Agreement all other Term Loan Documents and all of the rights and remedies of a secured party under the UCC or under other applicable Law, and all other legal or equitable rights which Administrative Agent, on behalf of itself and the Lenders, may be entitled to under any of the Term Loan Documents, and to issue notices of exclusive control under any or all Account Control Agreements and/or all other deposit account control agreements or security account control agreements, if any, all of which rights shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Term Loan Documents, and none of which shall be exclusive. Without limiting the generality of the foregoing, each Loan Party hereby authorizes, directs, and empowers Administrative Agent (or any Person as may be designated by Administrative Agent in writing) to collect and receive all checks and drafts evidencing such payments and to endorse such checks or drafts in the name of such Loan Party and, upon such endorsements, to collect and receive the money therefor. The right to endorse checks and drafts granted pursuant to the preceding sentence is irrevocable by the Loan Parties until such time as the Discharge of Secured Obligations has occurred and this Agreement has terminated in accordance with Section 10.05, and the banks or banks paying such checks or drafts upon such endorsements, as well as the signers of the same, shall be as fully protected as though the checks or drafts had been endorsed by the Loan Parties.

SECTION 8.03.             APPLICATION OF PROCEEDS.

(a)             Following the occurrence of an Event of Default or any exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations (including all payments and any proceeds of Collateral) shall be applied by Administrative Agent:

(i)                 First, sequentially (A) to pay, on a pro rata basis, all Enforcement Costs and all other reasonable and documented costs and expenses incident to the enforcement of the Term Loan Documents or otherwise owing to Administrative Agent and Lenders hereunder when due, including all reasonable and documented attorneys’ fees and costs and all compensation to any agents, sub-agents and contractors of Administrative Agent and Lenders (including any such amounts that were previously due but unpaid), and (B) to reimburse, on a pro rata basis, Administrative Agent and Lenders, ratably as their interests may appear, for any Protective Advances, together with interest accrued thereon at the Default Rate;

(ii)               Second, to pay the Outstanding Legal Balance of the Term Loan when due, distributed in accordance with Section 2.06;

(iii)             Third, to pay, on a pro rata basis to the Persons entitled thereto, all other Obligations when due; and

(iv)              Fourth, to pay the remainder, if any, to Borrower.

The allocations and other provisions set forth in this Section 8.03 are solely to determine the rights and priorities of Administrative Agent and the Lenders as among themselves and may be changed by Administrative Agent and the Lenders without notice to or the consent or approval of Borrower or any other Person.

ARTICLE 9
ADMINISTRATIVE AGENT

SECTION 9.01.             APPOINTMENT OF AUTHORIZATION OF ADMINISTRATIVE AGENT.

Each Lender hereby irrevocably appoints Hawthorn to act on its behalf as Administrative Agent hereunder and under the other Term Loan Documents. Administrative Agent may, and each Lender authorizes Administrative Agent to, enter into all Term Loan Documents to which Administrative Agent is intended to be a party and accept all Collateral Documents, and take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of Administrative Agent and Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02.             RIGHTS AS A LENDER.

If the Person serving as Administrative Agent hereunder is also a “Lender,” such Person shall have the same rights and powers in such capacity(ies) as any other Person in such capacity(ies) and may exercise the same as though it were not Administrative Agent. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or Affiliate of Borrower as if such Person were not Administrative Agent hereunder and without any duty to account therefor to any other Lender.

SECTION 9.03.             EXCULPATORY PROVISIONS.

Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Term Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a)             No Fiduciary Duties. Shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)             No Obligations Regarding Certain Actions. Shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Term Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in any other Term Loan Documents, as applicable); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Term Loan Document or applicable Law; and

(c)             Disclosure Obligations. Shall not, except as expressly set forth herein and in the other Term Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(d)             Limitation on Liability. Shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 and Section 10.01); or (ii) in the absence of its own gross negligence, fraud or willful misconduct in the performance of its duties under the terms of the Term Loan Documents. Administrative Agent shall be deemed not to have knowledge of any Default, unless and until Borrower, a Loan Party, or a Lender provides written notice to Administrative Agent describing such Default.

(e)             No Further Inquiry. Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (A) any statement, warranty or representation made in or in connection with this Agreement or any other Term Loan Document; (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Term Loan Document or any other agreement, instrument or document; or (E) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(f)              Other Transactions. Lenders acknowledge and agree that, in addition to the transaction contemplated by the Term Loan Documents, Administrative Agent may be engaged in a broad range of transactions (including transactions with the Loan Parties) that involve interests that differ from those of the Lenders. Nothing herein shall be construed as (i) in any way impairing the ability of Administrative Agent to engage in any such transaction or (ii) imposing any responsibilities, duties, obligations or liabilities on Administrative Agent hereunder as a result of its participation in any such transactions.

(g)             Indemnification. Each Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Administrative Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by Borrower or any other Loan Party), ratably according to its respective Percentage Share in effect on the date on which indemnification is sought under this Section 9.03(g) (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with its respective Percentage Share immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Term Loan Documents or any action taken or omitted by Administrative Agent under this Agreement or any of the other Term Loan Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Administrative Agent’s gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis. The obligations of Lenders under this Section 9.03(g) shall survive the payment Discharge of Secured Obligations and the termination of this Agreement.

SECTION 9.04.             RELIANCE BY ADMINISTRATIVE AGENT.

Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loan that by its terms must be fulfilled to the satisfaction of a specified Lender, Administrative Agent may presume that such condition is satisfactory to such Lender, unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts it selects and shall not be liable for any action it takes or does not take in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05.             DELEGATION OF DUTIES.

Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Term Loan Document by or through any one or more sub agents it appoints. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 9 shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein, as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agents except to the extent that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

SECTION 9.06.             RESIGNATION OF ADMINISTRATIVE AGENT.

(a)             Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York; provided, that no consultation of Borrower shall be required at any time after the occurrence and during the continuance of an Event of Default. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)             If the Person serving as Administrative Agent is the subject of a proceeding under any Bankruptcy Law, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)             With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Term Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders under any of the Term Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Term Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Term Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 9.07.             NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS.

(a)             Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Term Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)             Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral covered by this Agreement or the other Term Loan Documents exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Administrative Agent, on behalf of the Secured Parties, pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent herein or in any of the other Term Loan Documents; it being understood and agreed that in respect of the Collateral covered by this Agreement or the other Term Loan Documents, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent’s own interest in Collateral covered by this Agreement or the Term Loan Documents as one of the Lender, and Administrative Agent shall have no duty or liability whatsoever to any of the other Secured Parties; provided, that Administrative Agent shall exercise the same care which it would in dealing with loans for its own account.

(c)             Each Lender acknowledges that, in addition to the transactions contemplated by the Term Loan Documents, Administrative Agent may be engaged in other transactions with the Loan Parties and their Affiliates and each Lender hereby waives any conflict that may result from Administrative Agent acting as an administrative agent under other credit facilities with any of the Group Parties and/or any of their Affiliates or as an equity holder of Holdings.

SECTION 9.08.             AGENCY FOR PERFECTION

Each Lender hereby appoints Administrative Agent as agent for the purpose of perfecting its security interest, on behalf of all Secured Parties, in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Secured Party (other than Administrative Agent) obtain possession of any such Collateral, such Secured Party shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Secured Parties, notify Administrative Agent thereof and, promptly upon Administrative Agent’s request therefor, deliver such Collateral to Administrative Agent or otherwise act in respect thereof in accordance with Administrative Agent’s instructions.

SECTION 9.09.             ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Group Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 2.03(b) and Section 10.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2.03(b) and Section 10.04. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.10.             GUARANTY MATTERS.

Each Lender hereby: (a) irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under a Guaranty if such Person ceases to be Subsidiary of Borrower as a result of a transaction permitted hereunder; and (b) agrees that, upon request by Administrative Agent at any time, it will confirm in writing Administrative Agent’s authority to release any such Guarantor pursuant to this Section 9.10.

SECTION 9.11.             COLLATERAL MATTERS.

(a)             Directions by Lenders. Each Lender hereby, irrevocably authorizes and directs Administrative Agent: (i) to enter into the Collateral Documents for the benefit of such Person; (ii) without the necessity of any notice to or further consent from any such Person from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents; (iii) to release any Lien on any property granted to or held by Administrative Agent under any Term Loan Document: (A) upon the Discharge of Secured Obligations; (B) that is sold or to be sold as part of or in connection with any Disposition by any Loan Party permitted hereunder or under any other Term Loan Document; (C) subject to Section 10.01, if approved, authorized or ratified in writing by Required Lenders; or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and (iv) to subordinate any Lien on any property granted to or held by Administrative Agent under any Term Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Term Loan Document. Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent’s authority to release or subordinate its interest or Liens in particular types or items of Collateral pursuant to this Section 9.11.

(b)             Certain Actions by Administrative Agent. Subject to Section 9.11(a)(iii) and Section 9.11(a)(iv), Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute such documents as may be necessary to evidence the release or subordination of Liens granted to Administrative Agent herein or pursuant hereto upon the applicable Collateral; provided that: (i) Administrative Agent shall not be required to execute any such document on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty; and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Group Party in respect of) all interests retained by Borrower or any other Group Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(c)             No Obligations Regarding Certain Actions. Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral exists or is owned by Borrower or any other Group Party or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.11 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of the Lenders.

(d)             Appointment of Lenders as Agents. Each Lender hereby appoints each other such Person as agent for the purpose of perfecting Administrative Agent’s or such Person’s security interest in assets that, in accordance with Article 9 or Division 9 (as applicable) of the UCC, can be perfected only by possession. Should any such Person (other than Administrative Agent) obtain possession of any such Collateral, such Person shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

(e)             Credit Bidding. The Lenders irrevocably authorize Administrative Agent, at any time upon the direction of the Required Lenders, to credit bid all or any portion of the Obligations in any foreclosure sale relating to the Collateral. Each Lender agrees that, except as otherwise provided in any Term Loan Documents or with the written consent of Administrative Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Term Loan Documents, or exercise any right that it might otherwise have under applicable Laws to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

SECTION 9.12.             RECOVERY OF ERRONEOUS PAYMENTS.

Without limitation of any other provision in this Agreement, if at any time Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

SECTION 9.13.             CERTAIN ERISA MATTERS.

(a)             Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true.

(i)                 such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii)               the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)             In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Term Loan Document or any documents related hereto or thereto).

ARTICLE 10
GENERAL PROVISIONS

SECTION 10.01.            AMENDMENTS, ETC.

No amendment, modification or waiver of any provision of this Agreement or any other Term Loan Document, and no consent to any departure by Borrower or any other Group Party therefrom, shall be effective unless in writing signed by Required Lenders (or Administrative Agent at the written request of Required Lenders) and Borrower or the applicable Group Party, as the case may be, with receipt acknowledged by Administrative Agent, and each such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, modification, waiver or consent shall:

(a)             Matters Involving Each Lender. Unless in writing and signed by Borrower, with receipt acknowledged by Administrative Agent, do any of the following:

(i)               increase, or extend the expiry of, the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default or Event of Default shall not constitute an extension or increase of any Commitments of any Lender) (or reinstate any such Commitments to the extent terminated pursuant to Section 2.01(e)(ii) or 8.02); or

(ii)              change the stated maturity date or postpone or delay any date fixed by this Agreement or any other Term Loan Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Term Loan Document, or reduce the amount due to any Lender on any such date, in each case without the prior written consent of such Lender; or

(iii)             reduce the principal of, or the rate of interest specified herein on, any Loan or other amounts payable to any Lender hereunder or under any other Term Loan Document, in each case without the prior written consent of such Lender; or

(iv)             waive any obligation of Borrower to pay interest at the Default Rate on the Outstanding Legal Balance with respect to Loans of any Lender, without the prior written consent of such Lender;

(v)              amend Section 2.06 or Section 8.03, without the prior written consent of each affected Lender; or

(vi)             amend any provision herein providing for consent or other action by all Lenders, without the written consent of all Lenders.

(b)             Matters Involving All Lenders. Unless in writing and signed by all Lenders and Borrower, with receipt acknowledged by Administrative Agent, do any of the following:

(i)               amend this Section 10.01, or Section 2.11, or any provision herein providing for consent or other action by all Lenders; or

(ii)              release all or substantially all of the Collateral, except as otherwise expressly provided herein or in any of the Collateral Documents, or amend the definition of the obligations secured by any of the Collateral Documents; or

(iii)             release or terminate any of the Guaranties except as otherwise expressly provided herein or in any of the Term Loan Documents; or

(iv)            amend the definition of “Required Lenders” or “Non-Consenting Lenders” contained in Section 1.01, or any definition therein; or

(v)              amend the definition of “Percentage Share” contained in Section 1.01, or any definition therein; or

(vi)             amend any provision of Section 7.03 (Debt) that would permit Borrower to incur additional Debt not otherwise permitted thereunder; or

(vii)            amend any provision herein providing for consent or other action by all Lenders;

(c)             Matters Involving Required Lenders. No such waiver, amendment or consent to any representation, warranty, covenant, Event of Default or other provision of any Term Loan Document shall be effective for purposes of Section 4.02 with respect to the making of the Term Loan on the Closing Date unless in writing and signed by Required Lenders and Borrower, with receipt acknowledged by Administrative Agent.

provided that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to such Lenders as are otherwise required by this Section 10.01, affect the rights or duties of Administrative Agent under this Agreement or any other Term Loan Document.

SECTION 10.02.                   NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS.

(a)             Notices Generally. Except as provided in Section 10.02(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telefacsimile transmission or sent by approved electronic communication in accordance with Section 10.02(b), as follows:

(i)                if to Borrower, any Guarantor or Administrative Agent, to its respective address or e mail address specified for such Person on Schedule 10.02; and

(ii)               if to any Lender, to its respective address, telefacsimile number or e mail address specified in its Administrative Detail Form.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices sent by telefacsimile transmission or by means of approved electronic communication shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided that notices delivered through electronic communications to the extent provided by Section 10.02(b) shall be effective as provided in such Section 10.02(b).

(b)             Electronic Communications. Each Lender agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under Article 2 by electronic communication; provided further that, as of the date hereof, each Lender who is a party hereto confirms that it is capable of receiving notices under Article 2 by electronic communication. In furtherance of the foregoing, each Lender hereby agrees to notify Administrative Agent in writing, on or before the date such Lender becomes a party to this Agreement, of such Lender’s e mail address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e mail address for such Lender). Each of Administrative Agent and Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes: (A) notices and other communications sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(c)             Change of Address, Etc. Borrower and Administrative Agent may change their respective address(es) telefacsimile number(s) or e mail address(es) for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address(es), telefacsimile number(s) or e mail address(es) for notices and other communications hereunder by notice to Borrower and Administrative Agent.

(d)             Reliance by Administrative Agent and Lenders. Administrative Agent and Lender shall be entitled to rely and act upon any notices (including electronically delivered Term Loan Request) purportedly given by or on behalf of Borrower even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent and each Lender and their respective Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.

(e)             Platform. Borrower hereby acknowledges that: (i) Administrative Agent may make available to Lenders Specified Materials by posting some or all of the Specified Materials on an Electronic Platform; (ii) the distribution of materials and information through an electronic medium is secure and that there are confidentiality and other risks associated with any such distribution, the Electronic Platform is provided and used on an “AS IS,” “AS AVAILABLE” basis; and (iii) neither Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform. ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY AND SPECIFICALLY DISCLAIMS, WITH RESPECT TO THE ELECTRONIC PLATFORM, DELAYS IN POSTING OR DELIVERY, OR PROBLEMS ACCESSING THE SPECIFIED MATERIALS POSTED ON THE ELECTRONIC PLATFORM, AND ANY LIABILITY FOR ANY LOSSES, COSTS, EXPENSES OR LIABILITIES THAT MAY BE SUFFERED OR INCURRED IN CONNECTION WITH THE ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE ELECTRONIC PLATFORM.

Each Lender hereby agrees that notice to it in accordance with Section 10.02(a)(ii) specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Agreement, constitute effective delivery to such Lender of such Specified Materials.

EACH LENDER: (1) ACKNOWLEDGES THAT THE SPECIFIED MATERIALS, INCLUDING INFORMATION FURNISHED TO IT BY ANY LOAN PARTY OR ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THE TERM LOAN DOCUMENTS, MAY INCLUDE MATERIAL, NON PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES OR THEIR RESPECTIVE SECURITIES; AND (2) CONFIRMS THAT: (I) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON PUBLIC INFORMATION; (II) IT WILL HANDLE SUCH MATERIAL, NON PUBLIC INFORMATION IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAWS, INCLUDING FEDERAL AND STATE SECURITIES LAWS; AND (III) IT HAS IDENTIFIED IN ITS ADMINISTRATIVE DETAIL FORM A CONTACT PERSON WHO MAY RECEIVE SPECIFIED MATERIALS THAT MAY CONTAIN MATERIAL, NON PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAWS.

SECTION 10.03.                   NO WAIVER; CUMULATIVE REMEDIES.

No failure by Administrative Agent or any Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04.                   EXPENSES; INDEMNITY; DAMAGE WAIVER.

(a)             Costs and Expenses. The Loan Parties shall pay: (i) all reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent, the Lenders and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of outside counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the examination, review, due diligence investigation, preparation, negotiation, documentation, execution, delivery and administration of this Agreement and the other Term Loan Documents or any amendments, modifications, supplements, consents or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or any subsequent closings or other transactions pursuant to the terms hereof or thereof; (ii) all reasonable and documented out of pocket costs and expenses incurred by Administrative Agent and its respective Affiliates in connection with external compliance, management system and other audit fees and expenses, all reasonable and documented third party collateral and portfolio management fees and expenses, all reasonable and documented out of-pocket costs and expenses incurred for credit investigations, and all reasonable out of pocket costs and expenses incurred for visits and inspections under Section 6.10; (iii) all reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent and its respective Affiliates in connection with the administration of the Loans, including, without limitation, wire transfer fees and reasonable and documented travel and other expenses incurred under Section 6.10; (iv) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent and its Affiliates in connection with the creation, perfection and maintenance of the Liens contemplated by the Term Loan Documents and in connection with periodic public record searches conducted by Administrative Agent in its Administrative Discretion (including, without limitation, title investigations, UCC searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of the Loan Parties); (v) all reasonable and documented out-of-pocket costs, fees and expenses of any financial institution providing services associated with any Deposit Account of the Loan Parties; and (vi) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent or any Lender (including the reasonable and documented fees, charges and disbursements of any outside counsel for Administrative Agent or any Lender), in connection with the interpretation, enforcement or protection of its rights and remedies: (A) in connection with this Agreement and the other Term Loan Documents, including its rights under this Section 10.04; (B) in connection with the Loans made hereunder, including all reasonable and documented such out of pocket expenses incurred during any workout, restructuring, bankruptcy or other insolvency or enforcement proceeding (or negotiations in connection with the foregoing whether or not the transactions contemplated thereby shall be consummated) in respect of such Loans; and (C) in connection with protecting, storing, insuring, handling, maintaining or selling any Collateral.

(b)             Indemnification by Borrower and the other Loan Parties. Borrower and the other Loan Parties party hereto shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses (including the reasonable fees, charges and disbursements of outside counsel for Administrative Agent and its Related Parties and one outside counsel for the Lenders and their Related Parties taken a whole and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty (and, in the case of an actual conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty)) incurred by any Indemnitee or asserted against any Indemnitee by any third party arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to: (i) the execution or delivery of this Agreement, any other Term Loan Document or any document contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) any Loan or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower, any Subsidiary thereof or any other Loan Party, or any Environmental Claim or Environmental Liability related in any way to Borrower, any Subsidiary thereof or any other Loan Party; in all cases, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, and whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, fraud, willful misconduct or breach of an express obligation under the Term Loan Documents of such Indemnitee in the performance of its respective duties under the Term Loan Documents as determined by a final non-appealable judgment of a court of competent jurisdiction; provided further that such indemnity shall not be available in connection with any action by one Indemnitee against another Indemnitee unrelated to actions or omissions of Borrower or any other Loan Party or Subsidiary.

(c)             Reimbursement by Lenders. If Borrower for any reason fails to pay when due any amount that it is required to pay under Section 10.04(a) or Section 10.04(b) to Administrative Agent (or any sub-agent thereof) or any Related Party of Administrative Agent, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (in accordance with its Percentage Share) (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or any Related Party of Administrative Agent acting for Administrative Agent (or any such sub-agent) in connection with such capacity.

(d)             Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Term Loan Document or any document contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Term Loan Documents or the transactions contemplated hereby or thereby.

(e)             Payments. All amounts due under this Section 10.04 shall be payable not later than fifteen (15) Business Days after demand therefor.

(f)              Survival. The agreements in this Section 10.04 shall survive the resignation of Administrative Agent, the replacement of any Lender, and the Discharge of Secured Obligations.

SECTION 10.05.                   MARSHALLING; PAYMENTS SET ASIDE; RELEASES UPON DISCHARGE OF SECURED OBLIGATIONS

(a)             Neither Administrative Agent nor any Lender shall be under any obligation to marshal any asset in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of Borrower or any other Loan Party is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or any Lender in such Person’s discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate. The obligations of each Lender under clause (b) of the preceding sentence shall survive the Discharge of Secured Obligations and the termination of this Agreement.

(b)             Subject to Section 10.04 and all other provisions of this Agreement and any other Term Loan Document that survive the Discharge of Secured Obligations in accordance with their terms, this Agreement shall continue in full force and effect until the Discharge of Secured Obligations has occurred. If the Discharge of Secured Obligations has occurred (without giving effect to the proviso therein) and if, at such time, any Specified Claim exists, then Loan Parties and Administrative Agent shall in good faith negotiate a Transaction Termination Collateral Package Event in respect of such Specified Claim and upon consummation of such Transaction Termination Collateral Package Event, the Discharge of Secured Obligations shall occur. Upon the occurrence of the Discharge of Secured Obligations, the Collateral shall be released from the Liens created by the Collateral Documents, and, subject to Section 10.4 and all other provisions of this Agreement and any other Term Loan Document that survive the Discharge of Secured Obligations in accordance with their terms, all Obligations (other than those expressly stated to survive such termination) of Borrower and each other Loan Party hereunder or under any other Term Loan Document (as applicable) shall terminate, all without delivery of any instrument or any further action by any party, and all rights to any Collateral shall revert to Borrower and the other Loan Parties, all without recourse to or representation or warranty by Administrative Agent or any Lender, At the reasonable request of Borrower in connection with any such termination, Administrative Agent shall deliver to Borrower, at the sole expense of Borrower and the other Loan Parties, any Collateral held by the Lender pursuant to the Collateral Documents, and shall execute and deliver to Borrower, at the sole expense of Borrower and the other Loan Parties, such documents as Borrower shall reasonably request to evidence such release and termination, all without recourse to or representation or warranty by Administrative Agent and Lender.

SECTION 10.06.                   SUCCESSORS AND ASSIGNS.

(a)             Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06; (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)             Assignments by any Lender. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights (but not its obligations) under this Agreement, including all or a portion of its Commitment(s) and the Loans at the time owing to it; provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if any Commitment is not then in effect, the aggregate outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if a “trade date” is specified in the Assignment and Assumption, as of such trade date, shall not be less than $1,000,000.00 unless Administrative Agent otherwise consents in its sole discretion; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights (and, solely with respect to an assignment to an Affiliate of a Lender, the assigning Lender’s obligations) under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by Administrative Agent, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) the Eligible Assignee, if it is not then a Lender, shall deliver to Administrative Agent an Administrative Detail Form; and (v) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; provided that Administrative Agent hereby waives such processing and recordation fee in connection with any assignment effected pursuant to Section 3.04(a); and (vi) no assignment to an Eligible Assignee shall require the prior written consent of Borrower. Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights (and, solely with respect to an assignment to an Affiliate of a Lender, the obligations) of Lender under this Agreement, and the assigning Lender thereunder shall not be released from its obligations under this Agreement; provided, however, that, in the case of an Assignment and Assumption between an assigning Lender and an Affiliate of a Lender, the assigning Lender shall be released from its obligations under this Agreement to the extent of the interest assigned by such Assignment and Assumption (and, in the case of an Assignment and Assumption between an assigning Lender and an Affiliate of a Lender covering all of such assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, Section 3.02 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Assumption. Upon request, Borrower shall execute and deliver Notes to the assignee Lender. Any assignment or transfer by a Lender of its rights under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights in accordance with subsection (d) of this Section 10.06. For the avoidance of doubt if a Lender has more than one Commitment and elects to assign all or a portion of a Commitment, such Lender shall not be required to assign any portion of any other Commitment it holds.

(c)             Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”), which meets the requirements of U.S. Treasury Regulation § 5f.103-1(c). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of all rights under this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of Borrower and Lenders, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Term Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from Administrative Agent a copy of the Register.

(d)             Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Participant in all or a portion of such Person’s rights (but, except with respect to a Participant that is an Affiliate of a Lender, not obligations) under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that: (i) such Person’s obligations under this Agreement shall remain unchanged; (ii) such Person shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Person in connection with such Person’s rights and obligations under this Agreement. Any document pursuant to which a Lender sells such a participation shall provide that such Person shall retain the sole right to enforce this Agreement and the other Term Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Term Loan Documents; provided that such document may provide that such Person will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section 10.06, Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.02 and Section 3.03 to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, as long as such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement and the Loans (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the participant register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the Untitled States Treasury Regulations. The entries in each such participant register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a register of Participants.

(e)             Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(f) as though it were a Lender.

(f)              Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.07.                   TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY.

Administrative Agent and each Lender each agrees to maintain the confidentiality of the Information by exercising the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information in the ordinary course of business in accordance with its customary practices, except that Information (as defined below) may be disclosed: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, trustees, partners, owners, employees, agents, advisors, attorneys, representatives and financing sources (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and accepts receipt of such Information subject to a duty of confidentiality); (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any investigative process, subpoena or similar legal process; (d) to any other party hereto; (e) to any Person that provides statistical analysis and/or information services to Administrative Agent or Lenders (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and accepts receipt of such Information subject to a duty of confidentiality); (f) in connection with the exercise of any remedies hereunder or under any other Term Loan Document or any action or proceeding relating to this Agreement or any other Term Loan Document or the interpretation, preservation or enforcement of rights hereunder or thereunder; (g) to: (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party; provided that, in each case of this clause (g)(i) and (ii), the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will accept receipt of such Information subject to a duty of confidentiality; (h) to any other Person with the consent of Borrower; or (i) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Section 10.07; or (ii) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Borrower or any Subsidiary thereof and not in contravention of this Section 10.07. For purposes of this Section 10.07, “Information” means all information (including financial information) received from the Loan Parties relating to the Loan Parties or any of their respective businesses and constituting financial information or other any other information marked as “CONFIDENTIAL” when furnished, other than any such information whatsoever that is available to Administrative Agent or any Lender on a nonconfidential basis, and not in contravention of this Section 10.07, prior to disclosure by the Loan Parties thereof. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information in the ordinary course of business in accordance with its customary practices. Notwithstanding the foregoing, the Loan Parties hereby agree that Administrative Agent, Lenders or any of their respective Affiliates may (i) disclose a general description of transactions arising under the Term Loan Documents for advertising, marketing or other similar purposes and (ii) use the Loan Parties’ name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

SECTION 10.08.                   RIGHT OF SETOFF.

If an Event of Default shall have occurred and be continuing, each Lender and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of Borrower or any other Loan Party against any and all of the Obligations to such Lender or such Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Term Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such obligations. The rights of each Lender and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly in writing after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF BORROWER OR ANY SUBSIDIARY THEREOF HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF ADMINISTRATIVE AGENT.

SECTION 10.09.                   INTEREST RATE LIMITATION.

Notwithstanding anything to the contrary contained in any Term Loan Document, the interest paid or agreed to be paid under the Term Loan Documents shall not exceed the Maximum Rate. If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.10.                   COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION.

(a)             Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Term Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)             Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 10.11.                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

All representations and warranties made herein and in any other Term Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their, and shall continue in full force and effect as long as the Discharge of Secured Obligations has not occurred.

SECTION 10.12.                   SEVERABILITY.

If any provision of this Agreement or the other Term Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Term Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.13.                   USA PATRIOT ACT NOTICE.

Each Lender that is subject to the Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notify Borrower that, pursuant to the requirements of the Act, they are each required to obtain, verify and record information that identifies Borrower and each other Loan Party, which information includes the name and address of Borrower and each other Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and each other Loan Party in accordance with the Act.

SECTION 10.14.                   [RESERVED].

SECTION 10.15.                   TIME OF THE ESSENCE.

Time is of the essence of the Term Loan Documents.

SECTION 10.16.                   GOVERNING LAW; JURISDICTION; ETC.

(a)             GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK,

(b)             SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY PARTY HERETO EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF ANY UNITED STATES FEDERAL COURT SITTING IN OR WITH DIRECT OR INDIRECT JURISDICTION OVER THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE OR SUPERIOR COURT SITTING IN NEW YORK, NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TERM LOAN DOCUMENT TO WHICH EACH IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURTS OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE. NOTHING IN THIS AGREEMENT OR IN ANY OTHER TERM LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TERM LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

(c)             WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY PARTY HERETO EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TERM LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)             SERVICE OF PROCESS. BORROWER AND EACH OTHER LOAN PARTY PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS SET FORTH ON SCHEDULE 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.17.                   WAIVER OF RIGHT TO JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM. EACH OF THE PARTIES HERETO REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL ON SUCH MATTERS. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 10.18.                   LENDER NOT A FIDUCIARY OR PRINCIPAL.

The relationship between Borrower and each Lender hereunder is solely that of debtor and creditor, and no Lender has any fiduciary, principal and agent, or other special relationship with Borrower, and no term or provision of any of the Term Loan Documents shall be construed so as to deem the relationship between Borrower, on the one hand, and a Lender, on the other hand, to be other than that of debtor and creditor.

SECTION 10.19.                   NOT A SECURITY.

Each party hereto hereby represents and warrants to the other parties that (a) such party does not consider the rights and obligations under this Agreement, the Notes, if any, or any other Term Loan Document to constitute the “purchase” or “sale” of a “security” within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 or Rule l0b-5 promulgated thereunder, the Trust Indenture Act of 1939, or any other applicable securities statute or law, as amended and in effect from time to time, or any rule or regulation under any of the foregoing, (b) such party has no expectation that it will derive profits from the efforts of the other parties or any third party in respect of the rights and obligations under this Agreement, the Notes, if any, or any other Term Loan Document, and (c) this Agreement, the Notes, if any, and the other Term Loan Documents merely constitute a commercial transaction by such party with the other party and do not represent an “investment” (as that term is commonly understood) in the other party.

SECTION 10.20.                   INTERCREDITOR AGREEMENT.

EACH LENDER AUTHORIZES AND INSTRUCTS ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT, IN EACH CASE, ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT, AS APPLICABLE. THIS AGREEMENT AND THE OTHER TERM LOAN DOCUMENTS ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE INTERCREDITOR AGREEMENT IN ALL RESPECTS AND, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO ANY TERM LOAN DOCUMENT, AND THE EXERCISE OF ANY RIGHT OR REMEDY IN RESPECT OF THE COLLATERAL BY THE ADMINISTRATIVE AGENT HEREUNDER, UNDER ANY OTHER TERM LOAN DOCUMENT ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT, THIS AGREEMENT, ANY OTHER TERM LOAN DOCUMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL WITH RESPECT TO THE EXERCISE OF ANY SUCH RIGHT OR REMEDY OR THE LOAN PARTIES’ COVENANTS AND OBLIGATIONS.

SECTION 10.21.                   INDEPENDENCE OF COVENANTS.

Each covenant contained in this Agreement shall be construed (absent express provision to the contrary) as being independent of each other covenant contained in this Agreement, so that compliance with one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER:

KATAPULT MIDCO, LLC,

a Delaware limited liability company

By:	/s/ Russell Falkenstein
Name:	Russell Falkenstein
Title:	Authorized Signatory

[Signature Page to Term Loan Agreement]

ADMINISTRATIVE AGENT:

HHCF SERIES 21 SUB, LLC,

a Delaware limited liability company, as Administrative Agent

By:	/s/ Lane Risser
Name:	Lane Risser
Title:	Manager

[Signature Page to Term Loan Agreement]

LENDER:

HHCF SERIES 21 SUB, LLC, a Delaware limited liability company, as Administrative Agent

By:	/s/ Lane Risser
Name:	Lane Risser
Title:	Manager

[Signature Page to Term Loan Agreement]

EXHIBIT 1

FINANCIAL COVENANT DEFINITIONS

“Cash Equivalents”: (a) securities with maturities of twelve (12) months or less from the date of acquisition or acceptance which are issued or fully guaranteed or insured by the United States, or any agency or instrumentality thereof, (b) bankers’ acceptances, certificates of deposit and eurodollar time deposits with maturities of nine (9) months or less from the date of acquisition and overnight bank deposits, in each case, of any Lender or of any international or national commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, (c) commercial paper or any other short term, liquid investment having a rating, on the date of purchase, of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and that matures or resets not more than nine (9) months after the date of acquisition, (d) investments in money market funds and (e) investments in mutual funds or other pooled investment vehicles, in each case acceptable to the Agent in its sole discretion, the assets of which consist solely of the foregoing.

“Consolidated Net Income” shall mean, for any period, an amount equal to (a) the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP, minus (b) any net extraordinary, nonrecurring or unusual gains, plus (c) any net extraordinary, nonrecurring or unusual losses not to exceed five percent (5%) of “Consolidated Net Income”. For the avoidance of doubt, any net extraordinary, nonrecurring or unusual losses beyond five percent (5%) of “Consolidated Net Income” shall be subject to the approval of Administrative Agent in its Permitted Discretion.

“Liquidity” shall mean, as of any date of determination, the sum of the amount of (x) unrestricted cash and Cash Equivalents on hand of (a) prior to a Parent Reorganization Transaction, Parent Entity and its Subsidiaries and (b) following a Parent Reorganization Transaction, Borrower and its Subsidiaries as of such date and (y) cash held in the Marqeta Account as of such date.

“Marqeta Account” shall mean a bank account of Marqeta Inc. or one of its Affiliates (collectively, “Marqeta”) into which Parent Entity makes payments to satisfy Parent Entity’s minimum balance obligation and to fund additional amounts to purchase Inventory leased under virtual “KPay” Leases or any successor or other bank account of a different vendor established for the same purpose, in each case, pursuant to or in connection with Parent Entity’s virtual credit card program with Marqeta or such other vendor.

EX 1 - 1

EXHIBIT 2

PROGRAM SUMMARY

[See Attached]

KATAPULT LEASE-TO-OWN PROGRAM SUMMARY

Overview

Katapult is a technology-driven lease-to-own ("LTO") platform. Katapult integrates with omnichannel retailers and e-commerce platforms to enable underserved U.S. non-prime consumers to purchase everyday durable goods through lease-purchase agreements.

Katapult operates exclusively through digital channels. Consumers access lease-purchase options at the point of sale through direct integrations with the Company's merchant partners or through the Katapult Pay mobile application, which features a virtual card enabling customers to shop across a growing marketplace of merchants.

Given Katapult's product offerings, merchandise categories, pricing structure, and business model, the target market is consumers who typically have limited access to traditional credit products due to damaged or thin credit profiles.

LTO Products and Parameters

Parameter	Description
Application and Approval Process	Customers submit an online application and are evaluated using Katapult's approval models. Approved customers may receive transaction-specific purchasing limits based on customer segment, merchant, or product type.
Lease Merchandise	Katapult offers lease-purchase agreements on everyday durable goods, including furniture, mattresses, consumer electronics, appliances, and other durable items. Jewelry, auto accessories, and musical instruments may also be offered through certain merchant partners. Prohibited items include, but are not limited to, clothing, hoverboards, drones, services, gift cards, firearms, personal hygiene items, virtual goods, membership fees, and software-as-a-service (SaaS).
Initial Lease Term	Minimum lease terms are typically one week, two weeks, or one month, depending on the customer's payment frequency selection.
Renewal / Aggregate Term	Following the initial lease term, customers may renew on a weekly, bi-weekly, or monthly basis.
Total Number of Payments to Own (i.e. Ownership Plan)	A customer acquires title to the leased property upon completing all renewal payments over the applicable ownership term (currently 12 or 18 months), or by exercising the early purchase or 90-day promotional options. The customer does not obtain any equity interest in the leased property until one of these conditions is satisfied.
Payment Amount	Periodic lease payments are set at the commencement of the lease. Payment amounts are derived from the total cost of the lease divided by the total number of payments required for ownership.
Total Cost of Lease	The total amount a customer will pay to achieve ownership of the leased property if the customer makes all scheduled payments. This amount includes the retail cash price of the merchandise and all associated cost of lease services, and is disclosed to the customer at execution of the lease. The total cost of a lease varies by merchandise type, lease term, customer segment, merchant, and applicable state law.
90-Day Promotional Option	Customers generally may acquire ownership during the first 90 days of the agreement for an amount determined pursuant to a discounted payoff formula disclosed in the lease agreement. Applicable calculations may vary by state law and program terms.
Early Lease-Purchase Option	At any time during the lease, a customer may exercise an early purchase option and acquire ownership of the leased property for a discounted amount less than the full remaining cost of the lease. Amounts received from customers who elect early buyouts are included in rental revenue. Early Purchase option pricing is disclosed in the lease agreement and varies by state.
Other Charges	Under the lease, Katapult has the right to charge processing fees, delivery and handling fees, and reimbursement costs associated with defaults. Applicable charges may vary based on jurisdiction and program terms. Katapult reserves the right to charge other fees or offer additional optional products that may be permitted in particular jurisdictions.
Early Termination / Merchandise Return

Customers may terminate a lease agreement at any time without charge or penalty (other than outstanding fees or rental payments due) by returning the leased merchandise in accordance with the lease and applicable law.

EXHIBIT 3

UNDERWRITING GUIDELINES

[See Attached]

EX 3 - 1

Katapult Group, Inc. f/k/a Cognical, Inc Credit Policy

Completed by	Version	Date
Carl Spilker	1.0	March 2018
Fangqiu Sun/Gregory Wildeman	2.0	December 2018
Fangqiu Sun/Gregory Wildeman	2.1	March 2019
Fangqiu Sun/ Derek Medlin	3.0	October 2020
Kimberly Dasse/Derek Medlin	4.0	January 2023
Ning Ma	5.0	May 2023
Ning Ma	6.0	September 2024

Company Confidential – Do Not Distribute

Katapult Group, Inc Policies
Subject Credit Policy		Effective Date 10/01/2024	Supersedes V5
Department Risk & Analytics	Review Requirement Semi-Annually	Issued By Risk & Analytics	Approval Katapult Credit Committee

Contents:

•	Introduction
•	Credit Committee
•	A – Default Decisioning
•	B – Fraud Policy and Decisioning
•	C – Underwriting Performance Management
•	D – Retailer Underwriting and Watchlist

Katapult Group, Inc., Company Confidential	- 2 -

Introduction

Background

Katapult Group, Inc (“The Company”) is an ecommerce company with a leading lease-to-own platform. Katapult provides point-of-sale (“POS”) lease-purchase options for consumers challenged with accessing traditional financial products who are seeking to obtain everyday durable goods.

The leases currently range between $100 to $3,500 for new and repeat customers over terms of 12 and 18 months with a factor rate between 2X-2.5X across 46 states and Washington, DC.

The Company utilizes proprietary, technology-driven underwriting to make instant approval decisions via retailer POS integration and e-commerce websites.

Objective

This credit policy is designed to cover various aspects related to underwriting in the operations of the Company. Currently, the Company is executing operations through two main channels- traditional LTO, and Leasing-as-a-service (“LAAS”). The Company is also currently seeking to expand its business on several fronts; including new products, territories and channels. In addition to this, the Company is constantly seeking ways to improve its existing products, services and policies. As a result, there may be times when The Company does a small amount of business outside of this policy. In these cases, a policy waiver must be agreed in advance with the CEO.

Scope

This document details the Credit Policy of the Company. The document does not contain analysis, development details, implementation or operating requirements of the policies contained herewith. Nor does it contain details of any small-scale tests conducted under a policy waiver as agreed with the CEO.

Aims

As operations expand, it is the aim of the Credit Committee for this document to contain all policy relating to the following areas of business:

•	Default Decisioning
•	Fraud Policy and Decisioning
•	Underwriting Performance Management
•	High Risk Retailer Watchlist

Katapult Group, Inc., Company Confidential	- 3 -

Credit Committee

Mission

The Credit Committee determines the Credit Policy of Katapult.

The Committee meets on a regular basis (at least quarterly or in alignment with risk & compliance reviews) to provide a systematic review of the Katapult’s key risk management issues.

It is the responsibility of the Committee to:

•	Approve credit policies and any subsequent changes to the policies
•	Define and validate the methods used to analyze, assess, approve and monitor credit risks
•	Ensure that the lending criteria used is compliant with all relevant US laws and regulations
•	Ensure all associated risks are fully understood, measured, approved and subjected to adequate procedures and controls, using the appropriate information systems and processing chains
•	Assess the risks of any new ventures and other strategic initiatives

Members

The Credit Committee Members includes the following:

Chief Executive Officer

Chief Finance Officer

President

Quorum of the Credit Committee shall be a minimum of: Chief Executive Officer, Chief Financial Officer, and one additional Credit Committee member.

Default Decisioning

To qualify for a lease, a customer must first apply using the Company application. There are 14 data points collected on the application. The overall underwriting policy and application fields are governed by the Credit Committee. Please refer to the Underwriting Summary for more details on how the underwriting process is executed.

Minimum requirements to be scored

•	Pass a set of kick-out business rules. Most prevalent rules are as follows:
o	Derogatory history with Katapult
o	“Blacklisted” email, phone, SSN or name/address
o	Risky types of phone numbers
o	Risky email addresses or domains
o	Low Income threshold (applicable to selective retailers only)
o	High risk on Ekata Identity check
o	IP address appears to be VPN or very high activity
o	Flagged in 3rd party records as Bankruptcy/OFAC/Deceased or showing signs of identity theft
•	Pass a two-step verification process

Katapult Group, Inc., Company Confidential	- 4 -

Modelling, Data Requirements, and Vendor Management:

•	Overall responsibility of the execution and management of all modelling, data requirements, and vendor management in the decisioning process is charged to the senior data science/risk leader
•	Any significant changes need to be approved/reviewed by the Credit Committee
•	Current Data Providers include Clarity, LexisNexis, Ekata

Scoring:

•	Overall responsibility of the execution of the scoring models is charged to the senior data science/risk leader.
•	Any significant changes to the scoring mode need to be approved/reviewed by the Credit Committee
•	Score cut-off decision varies by customer segment to achieve cash on cash goal within certain risk guardrail:
o	Existing customers. It is a matrix decision by two scores - probability of first payment past due over 30 days and probability of early charged off
o	Return customers. It is a three-dimensional decision by three scores – probability of first payment past due over 30 days, probability of first payment past due over 60 days, and probability of early charged off
o	New customers. It is a matrix decision by two scores - probability of first payment past due over 30 days and probability of early charged off
•	Score cut-offs will be tightened once multiple factors show the stress. Score cut-offs are also reviewed and approved by Credit Committee in preparation of economic recession period.

Regular Reviews

The Credit Committee will meet at minimum semi-annually to review all actions and performance of the decisioning model. The committee will meet as needed to approve any proposed changes to any part of the decisioning process.

Fraud Policy and Decisioning

The Company has enacted several policies and procedures to combat fraud in the underwriting process. Due to the nature of Fraud, many processes are run in parallel to the decisioning model, including a fraud model that assists in decisioning during the scoring process. The overall policies and procedures are governed by the Credit Committee.

Modelling, Data Requirements, and Vendor Management:

•	Overall responsibility of the execution and management of all modelling, data requirements, and vendor management in the decisioning process is charged to the senior data science/risk leader
•	Any significant changes need to be approved/reviewed by the Credit Committee
•	Current Data Providers are included in the Default Decisioning section of this policy
•	Other Current Vendors are included in the Default Decisioning section of this policy

Katapult Group, Inc., Company Confidential	- 5 -

Manual Fraud Review

For certain merchant, for example, Lenovo, during the funding process, a manual fraud review is completed for originated leases that don’t pass additional screening post checkout. Manual fraud review includes:

•	Additional PII screening including email and shipping address
•	Additional screening on the spending limit usage and cart contents
•	Follow up with customer for any additional information required to confirm purchase and intent

Regular Reviews

The Credit Committee will meet at minimum semi-annually to review all actions and performance of the fraud decisioning and policy. The committee will meet as needed to approve any proposed changes to any part of the decisioning process. This meeting may be held in conjunction with the Credit Committee sessions.

Katapult Group, Inc., Company Confidential	- 6 -

Retailer Underwriting

To qualify new prospect to host and represent the Company’s lease products, the retailers must pass a set of underwriting standards to mitigate the fraud exposure and credit quality of potential future customers. Overall responsibility of the execution and management of such underwriting standards in the decisioning process is charged to the Operations leaders.

Minimum requirements:

Sell consumer durable goods in one or more supported categories: Furniture, mattresses, appliances, electronics, auto accessories, jewelry and musical instruments. Other industries must be pre-approved by the Credit Committee

•	Have an annual sales volume of $1M+ ($9M+ for B&M)
•	Have been in business more than a year
•	Price items within 10% the MSRP
•	1 Year Minimum time requirement for website domain
•	Reasonable return policy –
o	Restock fee no more than 20% of the cart/item price plus no additional charges
o	Minimum of 14 days return (not directed to MFG)
o	No special order/all sales final

Underwriting requirements:

•	Business credit check
•	Decline - Pass an Experian Credit File & Commercial score targeting 40% or greater likelihood of default [commercial score <=600]
•	Decline - Secondary: commercial file pulled using D&B. [commercial score <10]
•	Objective of credit check - high financial stress scores, commercial credit score and/or poor on-time payment history, bankruptcies, judgements, suits, liens
•	Decline - Business/owner on the OFAC sanctions (global watch list)
•	Decline - Businesses operating in the states of New Jersey, Wisconsin, Minnesota and Wyoming.
•	Decline - Issues in financial background - judgements, suits, liens, bankruptcies, foreclosures, late-payments, collections
•	Decline - Criminal history - primarily financial crimes
•	Soft Decline - Better Business Bureau and consumer reviews - high number of negative reviews
•	Soft Decline - Investigate the legitimacy of the retail location through online research – verify IP address, length of time online, search reviews.

Non-Qualifying Products (prohibited leasable items):

Clothing, hoverboards, drones, services, gift cards, firearms, personal hygiene items (fragrance, cosmetics, shampoo, and conditioner, etc.), items requiring licensing or registration, virtual goods, membership fees or charges, SAAS (software as a service). In addition, any prohibited items in the applicable state-by-state lease purchase status.

Katapult Group, Inc., Company Confidential	- 7 -

Underwriting Performance Management

All aspects of the above document are tracked for performance to ensure any changes have the intended effect, as well as current modelling and decisioning is working properly.

Risk utilizes Tableau as the primary system to view underwriting quality and vintage performance. All reporting is segmented by acquisition channels, product segment, retailer, pay frequency, and term. Additional tracking occurs for the following:

At Time of Acquisition/Origination

•	Daily/monthly # application, # pre-approvals, #/$ leases originated, credit limit assign etc.
•	Underwriting rule execution waterfall – Volume and distribution
•	Score distribution and performance
•	Profiling of applicants, approvals and originations including industry scores, Katapult model scores, marginal score band distribution, and key partner concentration
•	Source of new/existing customers and previous lease status.

Vintage Performance Tracking

•	First pay default
•	Delinquency status distribution of each month during lease life
•	Cumulative Chargeoff/Buyout/Return/Cash on cash report

Risk Guardrails

•	Vintage level: no more than 2 consecutive months breaching ZPD30+ <= 7.5%
•	Vintage level: no more than 2 consecutive months breaching DPD30+130days <= 28%
•	Vintage level: no more than 2 consecutive months breaching CoC% >= 130%
•	Vintage level: no more than 2 consecutive months breaching E90% <= 30%
•	Vintage level: no more than 2 consecutive months breaching Bad Rate% <= 40%
•	Definitions (at vintage level):
o	ZPD30+: First payment past due 30 days or more
o	DPD30+130days: Any payment past due 30 days or more 130 days since origination
o	CoC%: Cash on Cash. The amount of payment divided by lease amount.
o	E90%: Percentage of leases bought out during the first 90 days since origination
o	Bad rate is defined as status = ("chargeoff", "bankruptcy", "fraud", "sold", "settlement")

Communication and Review

•	Tableau is accessible by Leadership team and Risk team
•	Weekly credit performance to track leading edge performance on first pay default by pay frequency and the delinquent bucket of roll rate
•	Monthly business review on delinquency and CoC
•	KPI review at Board of Directors Meetings (as scheduled)

Katapult Group, Inc., Company Confidential	- 8 -

High Risk Retailer (HRR) Watchlist Process

•	Metrics (at the retailer level):
o	First payment due date missed 30 days or more is measured as a percent of the originations ($, #): ZPD+30
o	Any payment due date missed 30 days or more during the first 130 days since origination is measured as a percentage of the originations ($, #): DPD30+130days
o	Filters applied during the creation of datasets for analysis include: "same merchants" / cross-retailers and New (Approved return inc.) / Existing customers filters.
•	Process:
o	Eligibility: Retailers having at least 40 leases with matured ZPD+30, and DPD30+130days. The depth of the analysis is based on a 12-month period looking backward from the most recently completed month. At the same time, in order to maintain the maturity level of the metrics, the last 2 and 4 months, respectively, are disregarded.
o	Early action: Credit Risk to place the retailer on the HRR watch list, review with the Credit Committee, apply strict underwriting criteria and elevated pricing
o	Termination: Sales to discontinue the retailer relationship within 7 days

The decision of the Credit Committee is recorded in the minutes. At the same time, the applicable restrictions are determined for the HRR list in the form of:

o	Restrictions for the underwriting process
o	Restrictions for the origination process

Early Action

•	Retailers identified and agreed by the Committee meeting the following criteria will be placed on HRR watch list underwriting with strict underwriting and/or elevated pricing
o	Metrics Criteria:
1)	ZPD30+>=13% or DPD30+130days >= 35%
or
2)	HRR identification process (appended later)
o	Risk watches the metrics of the retailer in the next 90-day or a time window that’s long enough to collect sufficient number of matured leases whichever is shorter, and make the final suggestion to Sales
o	Sales to discontinue the retailer relationship within 7 days of receiving the final suggestion from Risk

•	Retailers identified and agreed by the Committee to meet the following criteria will be placed on warning. The Committee determines if Credit Risk immediately places the retailers on watchlist underwriting with strict underwriting and/or elevated pricing
o	Metrics Criteria:
1)	ZPD30+ within 10 -12% or DPD30+130days within 26% - 35% and
2)	Not on HRR list

•	Retailers identified and agreed by committee to meet the following criteria will be considered in good standing
o	Metrics Criteria:
1)	ZPD30+ <= 9% and DPD30+130days <= 25%
and
2)	Not on HRR list

Katapult Group, Inc., Company Confidential	- 9 -

Termination Action

•	HRR watchlist retailer relationship will be discontinued once reaching the termination criteria stated above/not meeting performance requirements within the cure timeframe stated above.

Appendix:

High Risk Retailer (HRR) Identification Process

•	Get average performance (ZPD30 and DPD30@130days) of the relevant segment of portfolio. The filter "same merchants" has applied to eliminate cross-retailers shift. The main data set for decision-making is the set obtained by applying the 'same merchants' filter together with the "all types of customers" filter. Other combinations of these filters are secondary and may also be used for decision-making, but in such cases, the metrics values must be critical.
•	Quick test for all retailers with >= 80 originations. For those with higher ZPD30 and DPD30@130days retailers, check if ZPD30 or DPD30@130days exceeds retailer segment average corresponding statistics by >=20%.
•	For low-count retailers (<80 #leases and >40 #leases), check if ZPD30>=13% or DPD30@130days >=35%.
•	For the retailers launched less than 4 months, follow the same process above but only limit the data to the average performance in the most recent 4 months
•	The retailer is placed on high-risk retailer watchlist if it doesn’t pass above checks

Katapult Group, Inc., Company Confidential	- 10 -

Risk Decisioning Flow Overview

Our ***Proprietary Risk Decisioning Model*** has multiple layers of screening that leverages both internal and external data

It utilizes internally trained models to detect risky populations across different customer segments and rejects applications that don't pass rules or score cut-offs due to fraud risk and/or default risk

APPLICATIONS
MATCH USER
NEW
RETURN
EXISTING
INTERNAL RULES
FRAUD RELATED EXTERNAL DATA RULES
CREDIT RELATED EXTERNAL DATA RULES
DEFAULT MODEL + FRAUD MODEL
DEFAULT MODEL + FRAUD MODEL + RETURN CUSTOMER SCORE
EXISTING CUSTOMER SCORE
CREDIT LINE ASSIGNMENT
Risk Based Pricing

Application data is referenced to historical data to create a **NEW USER**, **MATCH** to an existing profile or **REJECT** due to information conflict

Non-rejected applications are then segmented into 3 categories (**NEW, RETURN, EXISTING**)

All application categories go through 3 layers of rules to screen for identity risk (IP address, phone #, email) and look at past lease performance if applicable. Applications are then rejected if they don't pass the rules

If pass the rules, application moves to specific models based on category (**NEW, RETURN, EXISTING**) and is assigned corresponding fraud risk and default risk scores

If score is above model cut offs, application will be assigned an approval $ amount

During checkout and lease origination, applicants are sent through Risk Based Pricing to apply appropriate pricing strategy

Katapult Confidential | **Not For Distribution**

EXHIBIT 4

SERVICING POLICY

[See Attached]

Servicing Policy

Katapult maintains a servicing policy in order to ensure consistent provision of servicing and collections practices related to the Katapult Lease-to-own program (“the Program”) for our customers, partners and key stakeholders. This policy is supported by training, standard operating procedures (SOP), job aides and other policies in order to keep our program in compliance with applicable laws and regulations, as well as competitive dynamics. Certain customer service, retail support, and related customer account servicing activities described in this policy may be provided by Katapult-authorized support personnel under Katapult’s discretion and oversight.

The servicing landscape of the Program includes the following:

A)	Customer Service

B)	Retailer Support

C)	Collections

A)	Customer Service

a.	Scope: Customer Service includes the support of consumers, applicants, current and former customers of the Program.

b.	Objective: Leverage multiple communication methods to provide market competitive support to consumers, applicants and customers in agreement with applicable laws and regulations, including the following:

i.	Insight and support needed to understand the Program

ii.	How to complete an application for lease-to-own agreements

iii.	Servicing of an existing lease-to-own account

iv.	Accepting payments for current lease-to-own accounts

v.	Welcome calls – outbound communications to create customer engagement and review recent lease-to-own originations

c.	Critical Processes:

i.	Customer authentication – All customers or their designated agents must be authenticated prior to accessing information about a Program application or account

1.	Agents should take best efforts to follow authorized methods to identify and authenticate customers to safeguard customer account information and personally identifiable information (PII).

Exhibit 4

2.	Authentication methods should follow commercially acceptable methods applicable to the channel of communication

3.	Notifications of bankruptcy, fraud, deceased customers or other terminal status must be reviewed and follow documented procedures for acceptance

ii.	Program overview – The Program is designed for transparent and clear terms, conditions and program elements in alignment with applicable laws and regulations.

1.	Agents may provide an overview of the Program as well as direct towards access to required disclosures or agreements on the Program website, customer portal or other approved means.

2.	Agents must avoid providing advice or guidance outside of facts to support the processing of the application or agreement

3.	Agents must complete and pass training programs related to the Katpult Lease-to-own Program and other applicable regulatory requirements, such as, but not limited to UDAAP (Unfair, Deceptive, Abusive Acts and Practices)

iii.	Process flows

1.	Agents should leverage training, job aides and process guides to support applicants and customers with navigating their lease-to-own origination process.

2.	All support for process activity is limited to verbal support for the customer-completed/initiated steps and does not include collection of information for submission unless indicated in the applicable SOP.

iv.	Application denials – Upon authenticating an applicant, agents must follow established guidelines for communicating applicant decline reasons.

1.	The underwriting policy includes reasons for denial for fraud, ability to perform and application completeness/entry errors.

2.	Agents are not permitted to share underwriting denial reasons unless approved in the SOP.

3.	Certain denials may be communicated if the applicant is able to authenticate themselves and highlight the required change if submitted erroneously.

Exhibit 4

4.	All other denials must require the applicant to submit a request for more information, which will be provided according to the prevailing underwriting policy and procedures.

v.	Application or Agreement Adjustments – From time to time, applicants or customers may request adjustments due to updated information, erroneously application or similar situations.

1.	To avoid loss and control fraud, it is prohibited to adjust an application or customer agreement outside of approved use-cases in standard operating procedures approved by management

2.	It is prohibited from cancelling, modifying or adjusting the term, payment obligations or lease agreements outside of approved use-cases and/or approvals

3.	All adjustments should be logged in a case management system or other database

vi.	Payment acceptance – Customers may adjust payment methods or make payments to current accounts throughout the life of their agreement.

1.	Agents must follow payment acceptance procedures to ensure secure collection and transmission of payment card information

2.	All payment card numbers and other critical data should be handled and stored securely, according to internal policies and Payment Card Industry (PCI) standards

3.	Authorizations statements must be shared with an affirmative response from the payer for any changes to payment methods or amounts after the initial origination

4.	Any identification of payment card information should be reported immediately to senior management

vii.	Treatment for confidential and personally-identifiable information (PII)

1.	To protect our applicants, customers and stakeholders, the Program should use commercially reasonable efforts to secure PII of consumers

2.	Agents must complete training and review procedures related to the collection and storage of consumer information

Exhibit 4

d.	Service Levels:

i.	In effort to compete, the servicing team must strive to execute the servicing program and customer support using commercially reasonable methods and service levels

ii.	Acceptable service-levels for each channel of support will be agreed upon with senior management and monitored on a monthly basis.

e.	Controls:

i.	To monitor the Customer Service processes, the management team shall:

1.	Create training programs, review sessions and/or coaching tools to educate agents on applicable policies and procedures

2.	Maintain a quality assurance program to review samples of activity to improve adherence to critical processes and policies

3.	Monitor critical activity through dashboard and regular reporting on agreed-upon intervals with management

4.	Engage with internal or external legal and compliance counsel or other industry experts to review processes and procedures as deemed necessary by management.

ii.	All servicing details will be recorded and stored according to the Company information retention policy

B)	Retailer Support

a.	Scope: Retailer Support includes the support of retailers enrolled in the Program, specifically inquiries related to consumer lease-to-own accounts and funding.

b.	Objective: Leverage multiple communication methods to provide market competitive support to retailers enrolled in the Program in alignment with applicable law and regulation, including:

i.	Insight and support needed to understand the Program

ii.	Tier 1 support for an application for lease-to-own agreements

iii.	Provide status of submitted lease-to-own agreements

iv.	Managing disputes between retailers and consumers

v.	Process funding amounts due to/from retailers due to their participation in the Program

Exhibit 4

c.	Critical Processes:

i.	Retailer authentication

1.	Agents should take best efforts to follow approved methods to identify and authenticate retailers to safeguard customer account information and personally identifiable information (PII).

2.	Authentication methods should follow commercially acceptable methods applicable to the channel of communication

ii.	Program overview – The Program is designed for transparent and clear terms, conditions and program elements.

1.	Agents may support retailers in basic processing overview of the Program. Additional support can be provided via the associated Program Manual or assigned Account Manager

iii.	Process flows

1.	Agents should leverage training, job aides and process guides to support retailers with inquiries with navigating the lease-to-own origination process.

2.	All support for process activity is limited to process steps and does not include collection of information for submission unless indicated in the applicable SOP.

iv.	Application denials – Upon authenticating a retailer, agents must follow established guidelines for communicating applicant decline reasons.

1.	The underwriting policy includes reasons for denial for fraud, ability to perform and application completeness/entry errors. Customer confidential information should not be provided to retailers outside of approved procedures.

2.	Agents are not permitted to share underwriting denial reasons unless approved in the SOP.

v.	Application or Agreement Adjustments – From time to time, applicants or customers may request adjustments due to updated information, erroneously application or similar situations. In many cases, these adjustments must be confirmed by the retailer

1.	To avoid loss and control fraud, it is prohibited to adjust an application or customer agreement outside of approved use-cases in standard operating procedures approved by management

2.	All adjustments should be logged in a case management system or other database

Exhibit 4

vi.	Treatment for confidential and personally-identifiable information (PII)

1.	To protect our retailers, applicants, customers and stakeholders, the Program should use commercially reasonable efforts to secure PII of consumers

2.	Agents must complete training and review procedures related to the collection and storage of consumer information and avoid transmission of customer details from any retailer

vii.	Funding

1.	Agents should provide support for retailers regarding the funding amounts related to lease-to-own agreements. This includes reporting and reconciliation to evidence alignment with the Retailer Service Agreement (RSA) and/or the Program Manual applicable to the retailer.

2.	Funding adjustments or customer requests are not supported unless approved by Finance

viii.	Disputes – From time to time, retailers and/or customers may have disputes relating to the details or items in connection with the Program

1.	Agents follow process steps to collect information related to the dispute or confusion. This should be retained in a customer information database or similar, according to the prevailing policy

2.	Retailers must follow the dispute process outlined in their applicable RSA, including expected timelines for acknowledgement and resolution for the applicable dispute.

3.	Agents may not initiate a chargeback outside of the policies or provision of the RSA unless provided written authorization by senior management.

d.	Service Levels:

i.	In effort to compete, the servicing team must strive to execute the servicing program and retailer support using commercially reasonable methods and service levels

ii.	Acceptable service-levels for each channel of support will be agreed upon with senior management and monitored on a monthly basis.

Exhibit 4

e.	Controls:

i.	To monitor the Retailer Support processes, the management team shall:

1.	Create training programs, review sessions and/or coaching tools to educate agents on applicable policies and procedures

2.	Maintain a quality assurance program to review samples of activity to improve adherence to critical processes and policies

3.	Monitor critical activity through dashboard and regular reporting on agreed-upon intervals with management

ii.	All servicing details will be recorded and stored according to the Company information retention policy

C)	Collections

a.	Scope: Collections includes all activities related to collecting past due payments for lease-to-own agreements, such as outbound telephony, automated dialer systems, email or other communication methods.

b.	Objective: Leverage multiple communication methods to cure past due balances for customers enrolled in the Program in alignment with applicable law and regulation, including:

i.	Conducting collections activities in accordance with FDCPA, TCPA and other applicable laws

ii.	Collecting payments outstanding/past due lease-to-own agreements

iii.	Support and monitoring of third-party collections agencies

c.	Critical Processes:

i.	Collections Support

1.	All automated dialer activity must be under supervision of team leaders to ensure alignment with TCPA and applicable laws

2.	All third-party collections agencies must undergo and pass a due diligence process prior to supporting collections for the Program

ii.	Agent Training

1.	Agents must complete and pass applicable collections training and preparation, up to or including FDCPA, UDAAP or other applicable regulatory requirements

2.	Maintain a quality assurance program to review samples of activity to improve adherence to critical processes, policies and alignment to applicable laws

Exhibit 4

iii.	Customer authentication and collections disclosure – All customers or their designated agents must be authenticated prior to discussing past-due amounts or the status of the account.

1.	Agents should take best efforts to follow authorized methods to identify and authenticate customers to safeguard customer account information and personally identifiable information (PII).

2.	Authentication methods should follow commercially acceptable methods applicable to the channel of communication

3.	As applicable, the “mini-miranda” may be applied to improve customer awareness and insight into the terms of the discussion, if required by applicable laws.

4.	Notifications of bankruptcy, fraud, deceased customers or other terminal status must be reviewed and follow documented procedures for acceptance

iv.	Program overview – The Program is designed for transparent and clear terms, conditions and program elements in alignment with applicable laws and regulations.

1.	Agents may provide an overview of the Program as well as direct towards access to required disclosures or agreements on the Program website, customer portal or other approved means.

2.	Agents must avoid providing advice or guidance outside of facts to support the processing or collections activity related to an agreement

3.	Agents must complete and pass training programs related to the Zibby Lease-to-own Program and other applicable regulatory requirements, such as, but not limited to UDAAP (Unfair, Deceptive, Abusive Acts and Practices)

v.	Process flows

1.	Agents should leverage training, job aides and process guides to support past-due customers with navigating their lease-to-own account.

2.	All support for process activity is limited to verbal support for the customer-completed/initiated steps and does not include collection of information for submission unless indicated in the applicable SOP.

Exhibit 4

vi.	Agreement Adjustments – From time to time, customers may request adjustments due to updated information, erroneously account information or similar situations.

1.	To avoid loss and control fraud, it is prohibited to adjust a customer agreement outside of approved use-cases in standard operating procedures approved by management

2.	It is prohibited from cancelling, modifying or adjusting the term, payment obligations or lease agreements outside of approved use-cases and/or approvals

3.	All adjustments should be logged in a case management system or other database

4.	Remedies for late payments must follow applicable laws for hardship qualification and must follow approved use-cases in standard operating procedures

vii.	Payment acceptance – Customers may adjust payment methods or make payments to current accounts throughout the life of their agreement.

1.	Agents must follow payment acceptance procedures to ensure secure collection and transmission of payment card information

2.	All payment card numbers and other critical data should be handled and stored securely, according to internal policies and Payment Card Industry (PCI) standards

3.	Authorizations statements must be shared with an affirmative response from the payer for any changes to payment methods or amounts after the initial origination

4.	Any identification of payment card information should be reported immediately to senior management

viii.	Treatment for confidential and personally-identifiable information (PII)

1.	To protect our customers and stakeholders, the Program should use commercially reasonable efforts to secure PII of consumers

2.	Agents must complete training and review procedures related to the collection and storage of consumer information

d.	Service Levels:

i.	In effort to reach company objectives, the collections team must strive to execute the collections program using commercially reasonable methods and service levels in accordance with applicable laws and practices

ii.	Acceptable service-levels for each channel of collections will be agreed upon with senior management and monitored on a monthly basis.

Exhibit 4

e.	Controls:

i.	To monitor the Collections activities, the management team shall:

1.	Create training programs, review sessions and/or coaching tools to educate agents on applicable policies and procedures

2.	Maintain a quality assurance program to review samples of activity to improve adherence to critical processes and policies

3.	Monitor critical activity through dashboard and regular reporting on agreed-upon intervals with management

4.	From time to time, internal and third-party collections activities should be audited and reviewed for compliance with policies, procedures and applicable laws.

ii.	All collections and servicing details will be recorded and stored according to the Company information retention policy

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT, dated as of the date set forth at the top of Attachment 1 hereto, by and between:

(1)       The financial institution designated under item A of Attachment 1 hereto as the Assignor Lender (“Assignor Lender”); and

(2)       The financial institution designated under item B of Attachment 1 hereto as the Assignee Lender (“Assignee Lender”).

RECITALS

A.        Assignor Lender is one of the Lenders which is a party to the Term Loan Agreement, dated as of August 11, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Katapult MidCo, LLC, a Delaware limited liability company and each Person from time to time party thereto as a borrower (individually and collectively as the context may require, “Borrower”), the Lenders from time to time party thereto, and HHCF Series 21 Sub, LLC, a Delaware limited liability company, as Administrative Agent (the “Administrative Agent”).

B.        Assignor Lender wishes to sell, and Assignee Lender wishes to purchase, all or a portion of Assignor Lender’s rights under the Term Loan Agreement pursuant to Section 10.06(b) of the Term Loan Agreement.

AGREEMENT

Now, therefore, the parties hereto hereby agree as follows:

1.         Definitions. Except as otherwise defined in this Assignment Agreement, all capitalized terms used herein and defined in the Term Loan Agreement have the respective meanings given to those terms in the Term Loan Agreement, unless otherwise specified.

2.         Sale and Assignment. On the terms and subject to the conditions of this Assignment Agreement, Assignor Lender hereby (i) agrees to sell, assign and delegate to Assignee Lender and Assignee Lender hereby agrees to purchase, accept and assume the rights, obligations and duties of a Lender under the Term Loan Agreement and the other Term Loan Documents having Percentage Shares as set forth under Column 1 opposite Assignee Lender’s name on Attachment 1 hereto. Such sale, assignment and delegation shall become effective on the date designated in Attachment 1 hereto (the “Assignment Effective Date”), which date shall be, unless Administrative Agent shall otherwise consent, at least five (5) Business Days after the date following the date counterparts of this Assignment Agreement are delivered to Administrative Agent in accordance with Section 3 hereof.

3.         Assignment Effective Notice. Upon (a) receipt by Administrative Agent of counterparts of this Assignment Agreement (to each of which is attached a fully completed Attachment 1), each of which has been executed by Assignor Lender and Assignee Lender (and, to the extent required by Section 10.06(b) of the Term Loan Agreement, by Borrower and Administrative Agent) and (b) payment to Administrative Agent of the recordation and processing fee specified in Section 10.06(b) of the Term Loan Agreement by Assignor Lender, Administrative Agent will transmit to Borrower, Assignor Lender and Assignee Lender an Assignment Effective Notice substantially in the form of Attachment 2 hereto, fully completed (an “Assignment Effective Notice”).

EX A - 1

4.         Assignment Effective Date. At or before 12:00 noon (local time of Assignor Lender) on the Assignment Effective Date, Assignee Lender shall pay to Assignor Lender, in immediately available or same day funds, an amount equal to the purchase price, as agreed between Assignor Lender and Assignee Lender (the “Purchase Price”), for the Loans and corresponding Percentage Shares purchased by Assignee Lender hereunder. Effective upon receipt by Assignor Lender of the Purchase Price payable by Assignee Lender, the sale, assignment and delegation to Assignee Lender of such Loans and corresponding Percentage Shares as described in Section 2 hereof shall become effective.

5.         Payments After the Assignment Effective Date. Assignor Lender and Assignee Lender hereby agree that Administrative Agent shall, and hereby authorize and direct Administrative Agent to, allocate amounts payable under the Term Loan Agreement and the other Term Loan Documents as follows:

(a)       All principal payments made after the Assignment Effective Date with respect to the Percentage Shares assigned to Assignee Lender pursuant to this Assignment Agreement shall be payable to Assignee Lender.

(b)       All interest, fees and other amounts accrued after the Assignment Effective Date with respect to the Percentage Shares assigned to Assignee Lender pursuant to this Assignment Agreement shall be payable to Assignee Lender.

Assignor Lender and Assignee Lender shall make any separate arrangements between themselves which they deem appropriate with respect to payments between them of amounts paid under the Term Loan Documents on account of the Percentage Shares assigned to Assignee Lender, and neither Administrative Agent nor Borrower shall have any responsibility to effect or carry out such separate arrangements.

6.         Delivery of Notes. On or prior to the Assignment Effective Date, Assignor Lender will deliver to Administrative Agent the Notes (if any) payable to Assignor Lender. On or prior to the Assignment Effective Date, if requested in writing at least one (1) Business Day prior to the Assignment Effective Date, Borrower will deliver to Administrative Agent new Notes for Assignee Lender and Assignor Lender, in each case in principal amounts reflecting, in accordance with the Term Loan Agreement, their respective Percentage Shares. As provided in Section 10.06(b) of the Term Loan Agreement, each such new Note shall be dated the Closing Date. Promptly after the Assignment Effective Date, if new Notes are requested Administrative Agent will send to each of Assignor Lender and Assignee Lender, as applicable, its new Notes and, if applicable, will send to Borrower the superseded Notes payable to Assignor Lender, marked “Cancelled and Replaced.”

7.         Delivery of Copies of Term Loan Documents. Concurrently with the execution and delivery hereof, Assignor Lender will provide to Assignee Lender (if it is not already a Lender party to the Term Loan Agreement) conformed copies of all documents delivered to Assignor Lender on or prior to the Closing Date in satisfaction of the conditions precedent set forth in the Term Loan Agreement.

8.         Further Assurances. Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

EX A - 2

9.          Further Representations, Warranties and Covenants. Assignor Lender and Assignee Lender further represent and warrant to and covenant with each other, Administrative Agent and the Lenders as follows:

(a)        Other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, Assignor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Term Loan Agreement or the other Term Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement or the other Term Loan Documents furnished.

(b)       Assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any of its obligations under the Term Loan Agreement or any other Term Loan Documents.

(c)       Assignee Lender confirms that it has received a copy of the Term Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement.

(d)       Assignee Lender will, independently and without reliance upon Administrative Agent, Assignor Lender or any other Lender and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement and the other Term Loan Documents.

(e)       Assignee Lender appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Term Loan Agreement and the other Term Loan Documents as Administrative Agent is authorized to exercise by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with the Term Loan Agreement.

(f)       Assignee Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Term Loan Agreement and the other Term Loan Documents are required to be performed by it as a Lender.

(g)       Attachment 1 hereto sets forth administrative information with respect to Assignee Lender.

10.       Effect of this Assignment Agreement. On and after the Assignment Effective Date, (a) Assignee Lender shall be a Lender with Percentage Shares equal to that set forth under Column 2 opposite Assignee Lender’s name on Attachment 1 hereto and shall have the rights, duties and obligations of such a Lender under the Term Loan Agreement and the other Term Loan Documents and (b) Assignor Lender shall be a Lender with Percentage Shares equal to that set forth under Column 2 opposite Assignor Lender’s name on Attachment 1 hereto, and shall have the rights, duties and obligations of such a Lender under the Term Loan Agreement and the other Term Loan Documents or, if the Percentage Share of Assignor Lender has been reduced to 0%, Assignor Lender shall cease to be a Lender and shall have no further obligation to make any Loans.

11.       Miscellaneous. This Assignment Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Section headings in this Assignment Agreement are for convenience of reference only and are not part of the substance hereof.

[signature page to follow]

EX A - 3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers as of the date set forth in Attachment 1 hereto.

______________________________, as Assignor Lender
By:
Name:
Title:

____________________________, as an Assignee Lender
By:
Name:
Title:

CONSENTED TO, ACKNOWLEDGED BY, AND ACCEPTED FOR RECORDATION IN REGISTER:

_____________________, as Administrative Agent

By:
Name:
Title:

EX A - 4

ATTACHMENT 1

TO ASSIGNMENT AGREEMENT
NAMES, ADDRESSES, AND PERCENTAGE
SHARES OF ASSIGNOR LENDER AND ASSIGNEE LENDER
AND ASSIGNMENT EFFECTIVE DATE

_________________ ____, 20___

A.	ASSIGNOR LENDER	Column 1 Commitment, Principal and Percentage Shares Transferred1 2	Column 2 Commitment, Principal and Percentage Shares After Assignment

Applicable Lending Office:

Attention:

Address for Notices:

Attention:
Telecopier No.:

Wiring Instructions:

1 To be expressed by a percentage rounded to the eighth digit to the right of the decimal point.

2 Percentage Share of the Term Loan, as applicable to be sold by Assignor Lender and purchased by Assignee Lender pursuant to this Assignment Agreement.

EX A - 5

B.	ASSIGNOR LENDER	Column 1 Commitment, Principal and Percentage Shares Transferred 1 2	Column 2 Commitment, Principal and Percentage Shares After Assignment

Applicable Lending Office:

Address for Notices:

Telecopier No.:

Wiring Instructions:

C.       ASSIGNMENT EFFECTIVE DATE:

_____________________ ____, 20___

1 To be expressed by a percentage rounded to the eighth digit to the right of the decimal point.

2 Percentage Share of the Term Loan, as applicable to be sold by Assignor Lender and purchased by Assignee Lender pursuant to this Assignment Agreement.

EX A - 6

ATTACHMENT 2

TO ASSIGNMENT AGREEMENT
FORM OF
ASSIGNMENT EFFECTIVE NOTICE

Reference is made to that certain Term Loan Agreement, dated as of August 11, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Katapult MidCo, LLC, a Delaware limited liability company and each Person from time to time party thereto as a borrower (individually and collectively as the context may require, “Borrower”), the Lenders from time to time party thereto, and HHCF Series 21 Sub, LLC, a Delaware limited liability company, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in such Assignment Agreement, unless otherwise specified. Administrative Agent hereby acknowledges receipt of five executed counterparts of a completed Assignment Agreement, a copy of which is attached hereto.

1.       Pursuant to such Assignment Agreement, you are advised that the Assignment Effective Date will be _____________ ____, 20___.

2.       Pursuant to such Assignment Agreement, Assignor Lender is required to deliver to Administrative Agent on or before the Assignment Effective Date the Note, if any, payable to Assignor Lender.

3.       Pursuant to such Assignment Agreement and the Term Loan Agreement, Borrower is required, if requested in writing at least one (1) Business Day prior to the Assignment Effective Date, to deliver to Administrative Agent on or before the Assignment Effective Date the following Notes, each dated ___________ ____, 20__:

A.      Promissory Note in the principal amount of $_______________ payable to ________________________________.

4.       Pursuant to such Assignment Agreement, Assignee Lender is required to pay its Purchase Price to Assignor Lender at or before 12:00 noon (local time of Assignor Lender) on the Assignment Effective Date in immediately available funds.

Very truly yours,

________________, as Administrative Agent
By:
Name:
Title:

EX A - 7

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Compliance Certificate

To:     HHCF Series 21 Sub, LLC, as Administrative Agent

Date: ______________________, 20____

Subject: Katapult MidCo, LLC, a Delaware limited liability company

Financial Statements

In accordance with the Term Loan Agreement, dated as of August 11, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) among Katapult MidCo, LLC, a Delaware limited liability company and each Person from time to time party thereto as a borrower (individually and collectively as the context may require, “Borrower”), the Lenders from time to time party thereto, and HHCF Series 21 Sub, LLC, a Delaware limited liability company, as Administrative Agent (the “Administrative Agent”), attached hereto are the true, complete and correct copies of the following financial statements for the [month][fiscal year] [fiscal quarter] ended ____________ ____, 20__(the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”) required to be delivered pursuant to Section 6.01 of the Term Loan Agreement.

Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Term Loan Agreement, unless otherwise specified.

Borrower certifies that the Current Financials have been prepared in accordance with GAAP and fairly present in all material respects, the consolidated financial condition of Parent Entity and its consolidated Subsidiaries as of the date thereof and in a manner consistent with prior periods specified therein, subject, in the case of the quarterly financial statements, only to normal year end audit adjustments and the absence of footnotes.

Defaults. (Check one):

Borrower further certifies that:

☐         Borrower does not have knowledge of the occurrence of any unwaived or uncured Default or Event of Default.

☐         Except as previously reported in writing to Administrative Agent, Borrower does not have knowledge of the existence of any Default or Event of Default.

☐         Borrower has knowledge of the occurrence of a Default or Event of Default not previously reported in writing to Administrative Agent and attached hereto is a statement of the facts with respect to thereto and the action which Borrower is taking or purposes to take with respect thereto.

EX B - 1

Representations and Warranties:

Borrower further certifies that the representations and warranties of each Loan Party set forth in the Term Loan Agreement and/or in any other Term Loan Document are true and correct in all material respects on and as of the date of this Compliance Certificate as if made on and as of the date of this Compliance Certificate (other than any representation and warranty that specifically relates to a specified prior date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specified prior date); provided that, in each case, such materiality qualifier shall not be applicable to any such representations and warranties that are qualified or modified by Material Adverse Effect, materiality or material adverse change in the text thereof (and for purposes of this Compliance Certificate, the representations and warranties made by Borrower in Section 5.11 of the Term Loan Agreement shall be deemed to refer to the financial statements of Parent Entity and its Subsidiaries delivered to Administrative Agent and the Lenders with this Compliance Certificate).

Schedule I attached hereto sets forth financial data and computations of the financial covenants set forth in Section 7.16 of the Term Loan Agreement, all of which data and computations are true, complete and correct.

As of the Reporting Date or applicable date of determination, Borrower is in compliance with the financial covenant set forth in Section 7.16(b) (Minimum Liquidity)of the Term Loan Agreement.

___ Yes ____ No

[Remainder of Page Intentionally Left Blank]

EX B - 2

This Compliance Certificate and the foregoing certifications, together with the computations set forth in Schedule I attached hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this [___] day of [___], 202[_].

KATAPULT MIDCO, LLC, a Delaware limited liability company

By:
Name:
Title:

EX B - 3

SCHEDULE I TO COMPLIANCE CERTIFICATE

Computations

EX B - 4

ANNEX A TO COMPLIANCE CERTIFICATE

Financial Statements

See Attached

EX B - 5

EXHIBIT C

[RESERVED]

EX C - 1

EXHIBIT D

FORM OF

TERM LOAN REQUEST

_____________ ____, 20__

HHCF SERIES 21 SUB, LLC,

as Administrative Agent

c/o Hawthorn Horizon Credit Fund, LLC

88 West Mound Street

Columbus, Ohio 43215

Ladies and Gentlemen:

Reference is made to Term Loan Agreement, dated as of August 11, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and HHCF Series 21 Sub, LLC, a Delaware limited liability company, as Administrative Agent (the “Administrative Agent”). Unless otherwise indicated, all terms defined in the Term Loan Agreement have the same respective meanings when used herein.

1.	Pursuant to Section 4.01(i), of the Term Loan Agreement, the Borrower hereby irrevocably requests a Borrowing of upon the following terms:

a.	The aggregate principal amount of the requested Borrowing of Term Loan is to be $[___________]

b.	The date of the Borrowing of Term Loan is to be [________], 2026.

2.	Please disburse the proceeds of the requested Borrowing of the Term Loan to the following deposit account:

________________________

ABA No.: ______________________

Account No.: ___________________

Account Name: _________________

[Remainder of page intentionally left blank; signature page follows]

EX D - 1

IN WITNESS WHEREOF, the Borrower has executed this Term Loan Request on the date set forth above.

KATAPULT MIDCO, LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature page to Term Loan Request]

EXHIBIT E

FORM OF

TERM NOTE

$[_____]	New York, New York
[DATE]

FOR VALUE RECEIVED, THE UNDERSIGNED, Katapult MidCo, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to [_____________] (the “Lender”), the principal sum of [______________] AND 00/100 ($[___________]) or such lesser amount as shall equal the aggregate outstanding principal balance of the Term Loan made by the Lender to Borrower pursuant to that certain Term Loan Agreement, dated as of August 11, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Borrower, the Lenders from time to time party thereto, and HHCF Series 21 Sub, LLC, a Delaware limited liability company, as Administrative Agent (the “Administrative Agent”), on or before the Maturity Date as specified in the Term Loan Agreement; and to pay interest on said sum, or such lesser amount, at the rates and on the dates provided in the Term Loan Agreement.

Borrower shall make all payments hereunder, for the account of the Lender’s applicable Lending Office, to Administrative Agent as indicated in the Term Loan Agreement, in lawful money of the United States and in same day or immediately available funds.

Borrower hereby authorizes the Lender to record on the schedule(s) annexed to this Term Note (as amended, restated, supplemented or otherwise modified from time to time, this “Note”) the date and amount of the Term Loan and of each payment or prepayment of principal made by Borrower and agree that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that the failure of the Lender to make any such notation shall not affect Borrower’s obligations hereunder.

This Note is one of the Notes referred to in the Term Loan Agreement. This Note is subject to the terms of the Term Loan Agreement, including the rights of prepayment and the rights of acceleration of maturity set forth therein. Terms used herein have the meanings assigned to those terms in the Term Loan Agreement, unless otherwise defined herein.

This Note is registered as to both principal and any stated interest within the meaning of Treasury Regulation § 5f.103-1(c). The transfer, sale or assignment of any rights under or interest in this Note is subject to certain restrictions contained in the Term Loan Agreement, including Section 10.06 thereof.

To the extent set forth in the Term Loan Agreement, Borrower shall pay all fees and expenses, including attorneys’ fees, incurred by the Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. Borrower hereby waives notice of presentment, demand, protest or notice of any other kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[signature page to follow]

EX E - 1

IN WITNESS WHEREOF, Borrower has duly executed this Note effective on the date first written above.

KATAPULT MIDCO, LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature page to Term Note]

EXHIBIT F

FORM OF

SOLVENCY CERTIFICATE

Dated as of August 11, 2026

This Solvency Certificate (this “Solvency Certificate”) is made and delivered pursuant to that certain Term Loan Agreement, dated as of August 11, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Katapult MidCo, LLC, a Delaware limited liability company (“Borrower”), the Lenders from time to time party thereto, and HHCF Series 21 Sub, LLC, a Delaware limited liability company, as Administrative Agent (the “Administrative Agent”). Capitalized terms used in this Solvency Certificate but not otherwise defined herein shall have the respective meanings given to such terms in the Term Loan Agreement, unless otherwise specified.

This Solvency Certificate is being delivered to the Administrative Agent pursuant to Section 4.01(c)(iii) of the Term Loan Agreement.

The undersigned, solely in his capacity as the Chief Financial Officer of Borrower, and not in his individual capacity, hereby certifies to the Administrative Agent and the Lenders that on and as of the date hereof:

1.       The undersigned is the Chief Financial Officer of Borrower.

2.       Immediately after giving effect to the making of the Loans on the Funding Date, (i) the Loan Parties (on consolidated basis) are Solvent, and (ii) the Group Parties (on a consolidated basis) and their Subsidiaries are Solvent.

[Signature Page Follows]

EX F - 1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on and as of the date first written above.

Name:
Title:

 [Signature Page to Solvency Certificate]

EXHIBIT G

FORM OF

CLOSING CERTIFICATE

Dated as of August 11, 2026

This Closing Certificate (this “Closing Certificate”) is made and delivered pursuant to that certain Term Loan Agreement, dated as of August 11, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Katapult MidCo, LLC, a Delaware limited liability company (“Borrower”), the Lenders from time to time party thereto, and HHCF Series 21 Sub, LLC, a Delaware limited liability company, as Administrative Agent (the “Administrative Agent”). Capitalized terms used in this Closing Certificate but not otherwise defined herein shall have the respective meanings given to such terms in the Term Loan Agreement, unless otherwise specified.

This Closing Certificate is being delivered to the Administrative Agent pursuant to Section 4.01(c)(iv) of the Term Loan Agreement

The undersigned, solely in his capacity as the [______] of Borrower, and not in his individual capacity, hereby certifies to Administrative Agent and the Lenders that on and as of the Closing Date:

1.       I am the [chief financial officer] of Borrower.

2.       Representations and Warranties. The representations and warranties of each Loan Party contained in the Term Loan Agreement and the other Term Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on and as of such date (other than any representation and warranty that specifically relates to a specified prior date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specified prior date); provided that, in each case, such materiality qualifier shall not be applicable to any such representations and warranties that already are qualified or modified by Material Adverse Effect, materiality or material adverse change in the text thereof.

3.       No Default. No Default or Event of Default exists on the Closing Date.

[Remainder of page intentionally left blank]

EX G - 1

IN WITNESS WHEREOF, the undersigned have executed this Closing Certificate as of the date first written above.

BORROWER:

KATAPULT MIDCO, LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature page to Closing Certificate]

EXHIBIT H

FORM OF KATAPULT MERGER AGREEMENT

[See attached.]

EX H - 1